                           Offer to Purchase for Cash

                         All Outstanding Common Shares

                                       of

                             American Paging, Inc.

                                       at

                           $2.50 Net Per Common Share

                                       by

                                API Merger Corp.

                      a direct wholly owned subsidiary of

                        Telephone and Data Systems, Inc.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
                                      CITY
         TIME, ON TUESDAY, MARCH 17, 1998, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) AT
 LEAST THE NUMBER OF COMMON SHARES THAT WHEN ADDED TO THE COMMON SHARES OWNED
   BY TELEPHONE AND DATA SYSTEMS, INC. ("TDS") AND API MERGER CORP. ("PURCHASER") SHALL CONSTITUTE 90% OF THE COMMON SHARES THEN OUTSTANDING
     (THE "MINIMUM CONDITION") AND (II) THAT THE ASSET CONTRIBUTION
      AGREEMENT, DATED AS OF DECEMBER 22, 1997, AMONG TDS, TSR PAGING,
      INC. AND TSR WIRELESS LLC BE IN FULL FORCE AND EFFECT AND NOT
       TERMINATED IN ACCORDANCE WITH THE TERMS THEREOF AND ALL OF THE
        CONDITIONS SET FORTH IN ARTICLES XI AND XII THEREOF SHALL HAVE
        BEEN SATISFIED OR WAIVED (THE "ASSET CONTRIBUTION AGREEMENT CONDITION"). PURCHASER HAS AGREED TO WAIVE THE
                   MINIMUM CONDITION UNDER CERTAIN CIRCUMSTANCES
                               DESCRIBED HEREIN.

THE BOARD OF DIRECTORS OF AMERICAN PAGING, INC. (THE "COMPANY"), BY UNANIMOUS VOTE OF ALL DIRECTORS, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS
  RECOMMENDATION AND APPROVAL OF THE SPECIAL COMMITTEE OF THE BOARD OF
     DIRECTORS CONSISTING OF THE INDEPENDENT DIRECTORS OF THE COMPANY WHO
     ARE NOT DIRECTORS, OFFICERS OR EMPLOYEES OF TDS OR PURCHASER OR
      OTHERWISE AFFILIATED WITH TDS OR PURCHASER NOR OFFICERS OR
        EMPLOYEES OF THE COMPANY (THE "SPECIAL COMMITTEE"), HAS
        DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED
        BELOW) IS FAIR TO THE SHAREHOLDERS OF THE COMPANY (OTHER THAN
          TDS AND PURCHASER), AND RECOMMENDS THAT SHAREHOLDERS ACCEPT
          THE          OFFER AND TENDER THEIR COMMON SHARES PURSUANT
                                 TO THE OFFER.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Common Shares, par value $1.00 per share (the "Common Shares"), of American Paging, Inc. should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Common Shares, and any other required documents, to the depositary or tender such Common Shares pursuant to the procedure for book-entry transfer set forth in "The Tender Offer-- 3. Procedures for Accepting the Offer and Tendering Common Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Common Shares.

    Any shareholder who desires to tender Common Shares and whose certificates evidencing such Common Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Common Shares by following the procedure for guaranteed delivery set forth in "THE TENDER OFFER-- 3. Procedures for Accepting the Offer and Tendering Common Shares".

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                      The Dealer Manager for the Offer is:

                                     [LOGO]
February 18, 1998

                               TABLE OF CONTENTS

INTRODUCTION..........................................................................          1

SPECIAL FACTORS.......................................................................          4
  Background of the Offer and the Merger..............................................          4
  Recommendation of the Special Committee and the Company's Board; Fairness of the
    Offer and the Merger..............................................................          7
  Fairness of the Offer and the Merger................................................          7
  Opinion of Financial Advisor to the Special Committee...............................          9
  Position of TDS and Purchaser Regarding Fairness of the Offer and the Merger........         12
  Presentation of Financial Advisor to TDS............................................         13
  Financial Projections...............................................................         15
  Purpose and Structure of the Offer and the Merger; Reasons of TDS and Purchaser for
    the Offer and the Merger..........................................................         16
  Plans for the Company after the Offer and the Merger; Certain Effects of the
    Offer.............................................................................         17
  Rights of Shareholders in the Merger................................................         18
  The Merger Agreement................................................................         18
  Interests of Certain Persons in the Offer and the Merger............................         23
  Beneficial Ownership of Securities of the Company...................................         26
  Related Party Transactions..........................................................         34
  Fees and Expenses...................................................................         39

THE TENDER OFFER......................................................................         41
   1. Terms of the Offer; Expiration Date.............................................         41
   2. Acceptance for Payment and Payment for Common Shares............................         42
   3. Procedures for Accepting the Offer and Tendering Common Shares..................         43
   4. Withdrawal Rights...............................................................         45
   5. Certain Federal Income Tax Consequences.........................................         46
   6. Price Range of Common Shares; Dividends.........................................         47
   7. Certain Information Concerning the Company......................................         48
   8. Certain Information Concerning Purchaser, TDS and The Voting Trust..............         51
   9. Financing of the Offer and the Merger...........................................         52
  10. Dividends and Distributions.....................................................         52
  11. Effect of the Offer on the Market for the Common Shares; American Stock
      Exchange, Inc. and Exchange Act Registration....................................         53
  12. Certain Conditions of the Offer.................................................         53
  13. Certain Legal Matters and Regulatory Approvals..................................         55
  14. Fees and Expenses...............................................................         57
  15. Miscellaneous...................................................................         58

SCHEDULE I.        Directors and Executive Officers of TDS and Purchaser and the
                   Trustees of The Voting Trust.......................................        I-1

SCHEDULE II.       Directors and Executive Officers of the Company....................       II-1

SCHEDULE III.      Opinion of PaineWebber Incorporated................................      III-1

SCHEDULE IV.       Summary of Stockholder Appraisal Rights and Text of Section 262 of
                   the General Corporation Law of the State of Delaware...............       IV-1

SCHEDULE V.        Audited Financial Statements (and Related Notes) for the Company
                   for the Years Ended December 31, 1997 and December 31, 1996........        V-1

To the Holders of Common Shares of
American Paging, Inc.:

                                  INTRODUCTION

    API Merger Corp., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of Telephone and Data Systems, Inc., a corporation organized under the laws of Iowa ("TDS"), hereby offers to purchase all outstanding Common Shares, par value $1.00 per share (the "Common Shares"), of American Paging, Inc., a Delaware corporation (the "Company"), at a price of $2.50 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

    Tendering shareholders who have Common Shares registered in their name and who tender directly will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Common Shares by Purchaser pursuant to the Offer. Shareholders who hold their Common Shares through their bank or broker should consult with them as to whether they charge any service fees. Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation, which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Harris Trust and Savings Bank (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See "SPECIAL FACTORS--Fees and Expenses" and "THE TENDER OFFER--14. Fees and Expenses".

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD"), BY UNANIMOUS VOTE OF ALL DIRECTORS, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS CONSISTING OF THE INDEPENDENT DIRECTORS WHO ARE NOT DIRECTORS, OFFICERS OR EMPLOYEES OF TDS OR PURCHASER OR OTHERWISE AFFILIATED WITH TDS OR PURCHASER NOR OFFICERS OR EMPLOYEES OF THE COMPANY (THE "SPECIAL COMMITTEE"), HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO THE SHAREHOLDERS OF THE COMPANY (OTHER THAN PURCHASER AND TDS), AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES PURSUANT TO THE OFFER.

    The Company has advised TDS that PaineWebber Incorporated ("PaineWebber") has delivered to the Special Committee its written opinion that the $2.50 per Common Share cash consideration to be offered to the shareholders of the Company in each of the Offer and the Merger (as defined below) is fair to such shareholders (other than the Purchaser and TDS) from a financial point of view. See "SPECIAL FACTORS--Opinion of Financial Advisor to the Special Committee" for further information concerning the opinion of PaineWebber.

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders herewith.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) AT LEAST THE NUMBER OF COMMON SHARES THAT WHEN ADDED TO THE COMMON SHARES OWNED BY TDS AND PURCHASER SHALL CONSTITUTE 90% OF THE COMMON SHARES THEN OUTSTANDING AND
(II) THE ASSET CONTRIBUTION AGREEMENT, DATED AS OF DECEMBER 22, 1997 (THE "ASSET CONTRIBUTION AGREEMENT") AMONG TDS, TSR PAGING, INC., A DELAWARE CORPORATION ("TSR PAGING"), AND TSR WIRELESS LLC, A DELAWARE LIMITED LIABILITY COMPANY ("TSR WIRELESS"), BE IN FULL FORCE AND EFFECT AND NOT TERMINATED IN ACCORDANCE WITH THE TERMS THEREOF AND ALL OF THE CONDITIONS SET FORTH IN

ARTICLES XI AND XII THEREOF SHALL HAVE BEEN SATISFIED OR WAIVED (THE "ASSET CONTRIBUTION AGREEMENT CONDITION"). PURCHASER HAS AGREED TO WAIVE THE MINIMUM CONDITION UNDER CERTAIN CIRCUMSTANCES DESCRIBED HEREIN. PURCHASER CURRENTLY OWNS 12,500,000 SERIES A COMMON SHARES, PAR VALUE $1.00 PER SHARE (THE "SERIES A COMMON SHARES"), WHICH HAVE FIFTEEN VOTES PER SHARE ON ALL MATTERS AND ARE CONVERTIBLE ON A SHARE-FOR-SHARE BASIS INTO COMMON SHARES, AND 4,000,000 COMMON SHARES, CONSTITUTING 100% OF THE CURRENTLY OUTSTANDING SERIES A COMMON SHARES AND APPROXIMATELY 52.3% OF THE OUTSTANDING COMMON SHARES FOR A COMBINED TOTAL OF APPROXIMATELY 81.9% OF THE COMPANY'S OUTSTANDING CLASSES OF CAPITAL STOCK AND APPROXIMATELY 98.1% OF THEIR COMBINED VOTING POWER. AFTER CONSUMMATION OF THE OFFER, IF REQUIRED TO ACHIEVE OWNERSHIP OF 90% OF THE COMMON SHARES THEN OUTSTANDING, PURCHASER CURRENTLY INTENDS TO CONVERT ITS EXISTING 12,500,000 SERIES A COMMON SHARES INTO AN EQUIVALENT NUMBER OF COMMON SHARES IN ACCORDANCE WITH THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION. SEE "THE TENDER OFFER--12. CERTAIN CONDITIONS OF THE OFFER", WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

    The Company has advised Purchaser that as of February 10, 1998, (i) 12,500,000 Series A Common Shares were issued and outstanding, (ii) no Series B Common Shares, par value $1.00 per share, were issued and outstanding, (iii) no shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock") were issued and outstanding, (iv) 7,645,446 Common Shares were issued and outstanding, (v) no Common Shares were held in the treasury of the Company, (vi) 150,000 Common Shares were reserved for future issuance pursuant to the TDS Tax-Deferred Savings Plan, (vii) 100,000 Common Shares were reserved for future issuance for sale to employees of the Company and its subsidiaries under the 1997 Employee Stock Purchase Plan, (viii) 700,000 shares were reserved for future issuance under the 1994 Long Term Incentive Plan (with respect to which options to acquire 287,072 Common Shares were issued and outstanding) and (ix) 12,500,000 Common Shares were reserved for issuance upon conversion of the Series A Common Shares. The Company has further advised Purchaser that prior to the announcement of the Offer, there were approximately 111 holders of record of the issued and outstanding Common Shares. Purchaser owns 4,000,000 Common Shares and 12,500,000 Series A Common Shares (see "SPECIAL FACTORS--Background of the Offer and the Merger"), which it acquired in consideration for the issuance by it of 100 shares of common stock, par value $1.00 per share, to TDS. Purchaser does not currently intend to convert any of the Series A Common Shares while the Offer is open. As a result, assuming Purchaser does not convert any of the Series A Common Shares during the Offer, but all exercisable options with an exercise price less than $2.50 are exercised, the Minimum Condition would be satisfied if 2,893,052 Common Shares were validly tendered in the Offer and not withdrawn. If after the consummation of the Offer Purchaser is not the owner of at least 90% of the outstanding Common Shares and can become the owner of at least 90% of the outstanding Common Shares by converting its Series A Common Shares into Common Shares, Purchaser currently intends to then convert its Series A Common Shares into Common Shares to become the owner of at least 90% of the outstanding Common Shares.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 11, 1998 (the "Merger Agreement"), among TDS, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Common Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a direct wholly owned subsidiary of TDS. At the effective time of the merger (the "Effective Time"), each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares held in the treasury of the Company or owned by Purchaser, TDS or any direct or indirect wholly owned subsidiary of TDS or the Company, and other than Common Shares held by shareholders who shall have properly demanded and perfected appraisal rights under Section 262 of Delaware Law) will be canceled and converted automatically into the right to receive $2.50 in cash, or any higher or lower price that may be paid per Common Share pursuant to the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "SPECIAL FACTORS--The Merger Agreement". Upon consummation of such merger, TDS and TSR Paging, in accordance with the terms and conditions of the Asset Contribution Agreement, would combine their respective paging businesses, and TDS would cause the Company to contribute substantially all of the assets and certain, limited, liabilities of the Company, and TSR Paging would contribute all of its assets and liabilities into TSR Wireless. TSR Wireless would not assume debt owed by the Company to TDS pursuant to the Revolving Credit Agreement (approximately $185 million at January 31, 1998). The Company, which would then be a wholly owned subsidiary of TDS, would have a 30% interest and TSR Paging would have a 70% interest in TSR Wireless, subject to adjustment pursuant to the terms of the Asset Contribution Agreement.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See "SPECIAL FACTORS--The Merger Agreement". Under the Company's Restated Certificate of Incorporation and Delaware Law, the approval of the Board and the affirmative vote of the holders of Common Shares and Series A Common Shares entitled to cast at least a majority of the total number of votes entitled to be cast by the holders of Common Shares and Series A Common Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Consequently, Purchaser currently has sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder. Pursuant to the Asset Contribution Agreement, TDS is obligated to use its best efforts to cause Purchaser to complete the Merger, subject to the approval of the Merger by the Special Committee and TDS is not required to complete a Merger which does not have the recommendation of the Special Committee.

    Under Delaware Law, if Purchaser owns, following consummation of the Offer, conversion of its Series A Common Shares or otherwise, at least 90% of the then outstanding Common Shares and Series A Common Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, TDS, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. If, after the consummation of the Offer, Purchaser is not the owner of at least 90% of the outstanding Common Shares and can become the owner of at least 90% of the outstanding Common Shares by converting its Series A Common Shares into Common Shares, Purchaser currently intends to convert its Series A Common Shares into Common Shares to become the owner of at least 90% of the outstanding Common Shares. Purchaser's obligation to consummate the Offer is conditioned on there being validly tendered and not withdrawn at least the number of Common Shares that, when added to the 4,000,000 Common Shares owned by Purchaser, shall constitute 90% of the Common Shares then outstanding, so as to enable Purchaser to consummate the Merger without a vote of the Company's shareholders. If, however, fewer than such number of Common Shares are validly tendered and not withdrawn, and all other conditions set forth in Annex II of the Merger Agreement are satisfied, Purchaser may extend the Offer for a period or periods not to exceed 20 business days after the later of (i) the initial Expiration Date and (ii) the date on which all other conditions set forth in the Merger Agreement shall have been satisfied, after which time (or earlier if TDS did not extend the Offer) Purchaser shall waive the Minimum Condition. In such case, if the conversion of all of Purchaser's Series A Common Shares would not result in Purchaser owning at least 90% of the Common Shares outstanding, a vote of the Company's shareholders will be required under Delaware Law, and a significantly longer period of time will be required to effect the Merger. See "SPECIAL FACTORS--Purpose and Structure of the Offer and the Merger; Reasons of TDS and Purchaser for the Offer and the Merger".

    The term "Expiration Date" means 12:00 Midnight, New York City time, on March 17, 1998, unless and until Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER AND THE MERGER

    TDS INVESTMENT IN THE COMPANY. The Company was formed in 1980 under Delaware Law as a wholly owned subsidiary of TDS. In 1994, the Company sold 3.5 million Common Shares in an underwritten public offering at an initial public offering price of $14.00 per share. The Company realized $45.6 million in connection with the sale, after the payment of the underwriters' discount. The proceeds of the sale were used to repay indebtedness to TDS. Prior to the public offering, TDS exchanged all of the outstanding common stock of the Company for
1.5 million Common Shares and 15.0 million Series A Common Shares. During 1994, TDS converted 2.5 million Series A Common Shares into Common Shares.

    The holders of Common Shares are entitled to one vote per share. The holders of Series A Common Shares are entitled to fifteen votes per share. Series A Common Shares are convertible on a share-for-share basis into Common Shares. On February 9, 1998, TDS contributed all of the Series A Common Shares and Common Shares held by it in consideration for 100 shares of common stock, par value $1.00 per share, of Purchaser.

    The Company has experienced cumulative net losses since 1993 of $117,441,000, including net losses in 1996 of $45,527,000 and in 1997 of
$51,636,000. Cash flows from Operating Activities were ($10,774,000) in 1996 and ($18,752,000) in 1997, with additional negative cash flows from investing activities of ($38,535,000) in 1996 and ($19,050,000) in 1997, which were financed with loans from TDS of $45,437,000 in 1996 and $40,030,000 in 1997. Pursuant to a Revolving Credit Agreement dated as of January 1, 1994 between TDS and the Company, as amended and supplemented to date (the "Revolving Credit Agreement"), TDS has made advances to the Company totaling $28,113,000 as of December 31, 1994, $94,523,000 as of December 31, 1995, $139,960,000 as of
December 31, 1996, and $179,990,000 as of December 31, 1997. Pursuant to a waiver granted March 5, 1997, TDS agreed to waive all defaults by the Company under the Revolving Credit Agreement resulting from violation of a covenant requiring the Company to maintain a certain ratio of equity to liabilities or the insolvency of the Company until January 1, 1999. In January 1998, TDS agreed to extend the line of credit to $185 million, of which $185 million has been advanced through January 31, 1998. TDS has undertaken in its agreement with TSR Paging described below to advance sufficient funds to the Company through the closing of the transaction with TSR Paging described below, but has not determined whether or under what conditions it will continue to advance funds should the TSR closing not occur. See "SPECIAL FACTORS--Background of the Offer and the Merger--TSR Negotiations". TDS's investment has been partially offset by $37.1 million of federal tax benefits and $3.9 million of state tax benefits used in TDS's consolidated federal and state income tax returns in accordance with the provisions of the Tax Allocation Agreement between TDS and the Company. See "RELATED PARTY TRANSACTIONS--Tax Allocation Agreement."

    BACKGROUND OF SEARCH FOR A STRATEGIC PARTNER. In September 1996, TDS retained Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or "CSFB") to assist TDS in evaluating alternatives for maximizing TDS's investment in the Company, including seeking third party indications of interest in a possible strategic transaction involving the Company. After an extensive search conducted on behalf of TDS during early 1997, only two written indications of interest, including a proposal from TSR Paging, were received which were not withdrawn. A third written indication of interest was received in late 1997. In the judgment of TDS, the most favorable indication of interest received came from TSR Paging. None of the indications involved consideration to TDS which, as evaluated by TDS and CSFB, exceeded the amount of the Company's outstanding debt to TDS. See "SPECIAL FACTORS--Background of the Offer and the Merger--TSR Negotiations", "--Presentation of Financial Advisor to TDS" and "SPECIAL FACTORS--Fairness of the Offer and the Merger--Other Proposals." From time to time representatives of TDS briefed the Board of Directors of the Company on the progress of these efforts.

    During late 1996 and 1997, the Company attempted to improve its operations and develop an alternative strategy. Discussions with a potential purchaser of certain license assets as a means to redeploy capital in early 1997 were unsuccessful. Management of the Company prepared and revised a tentative plan for independent operation which recognized that significant operating losses would continue to be incurred in 1998, funded in part by significant asset sales and supported by conversion of the Company's indebtedness to TDS into equity. Absent such recapitalization and asset sales, the last version of this plan called for $45 million of additional investment by TDS in 1997 and 1998 beyond its commitment under the Revolving Credit Agreement. Management later withdrew this plan as not capable of achievement.

    TSR NEGOTIATIONS. In the fall of 1997, TSR Paging presented a revised indication of interest. After negotiations between TDS and TSR Paging, on December 22, 1997, TDS, TSR Paging and TSR Wireless entered into the Asset Contribution Agreement. In accordance with the terms and conditions of the Asset Contribution Agreement, TDS agreed to propose to negotiate and enter into a merger agreement with the Company pursuant to which a wholly owned subsidiary of TDS would acquire all of the issued and outstanding stock of the Company not owned by TDS and its affiliates. TDS is not, however, required to complete a merger which does not have the recommendation of a special committee of the independent directors of the Company. Upon consummation of such merger, TDS and TSR Wireless, in accordance with the terms and conditions of the Asset Contribution Agreement, would combine their respective paging businesses, and TDS would cause the Company to contribute substantially all of the assets and certain, limited, liabilities of the Company, and TSR Paging would contribute all of its assets and liabilities into TSR Wireless (the "TSR Transaction"). TSR Wireless would not assume debt owed by the Company to TDS pursuant to the Revolving Credit Agreement (approximately $185 million at January 31, 1998). The Company, which would then be a wholly owned subsidiary of TDS, would have a 30% interest and TSR Paging would have a 70% interest in TSR Wireless, subject to adjustment pursuant to the terms of the Asset Contribution Agreement. A copy of the Asset Contribution Agreement is filed as an Exhibit to the Schedule 14D-1 filed by TDS and Purchaser with the Commission in connection with the Offer. Upon closing of the TSR Transaction, the Company will be entitled to elect two of the nine member Management Committee of TSR Wireless. In addition, although the Company's membership interest in TSR Wireless will not be transferable without consent of TSR Paging, the Company will be granted registration rights in the event either TSR Wireless or TSR Paging, both of which currently are privately held, conducts an initial or subsequent public offering of its securities. After such an initial public offering and in any event by December 31, 2002, the Company will have certain rights to demand registration of its interests. The Company will also be entitled to require, and is subject to TSR Paging's (and the controlling Shareholders of TSR Paging) right to require, that its interests be sold on the same terms as certain dispositions of the interests of TSR Paging in TSR Wireless and certain dispositions by the controlling shareholders of their interests in TSR Paging, subject to various exceptions.

    Concurrently with the execution and delivery of the Asset Contribution Agreement, TDS and TSR Wireless executed and delivered an option agreement (the "Option Agreement"), pursuant to which TDS granted TSR Wireless an option to acquire the Company's debt to TDS pursuant to the Revolving Credit Agreement (the "Option"). Such Option would become exercisable upon certain conditions, including failure of the special committee of independent directors of the Company to approve the acquisition of the Common Shares of the Company not owned by TDS and its affiliates pursuant to the Merger described herein or the withdrawal by such special committee of its approval of such acquisition. Although the Option is not currently exercisable, if the special committee were to withdraw its recommendation of the Merger, or the Purchaser agreed to sell its capital stock in the Company, or the Board of the Company resolved to liquidate the Company or the Company entered into an agreement for the merger, consolidation, other combination or sale of substantially all its assets, then, TSR Wireless would be in a position to acquire TDS's interest in the Company's indebtedness to TDS and, after January 1, 1999, to take whatever action the holder of that debt is entitled to take with regard to any defaults then existing under such indebtedness. A copy of the Option is filed as an Exhibit to the Schedule 14D-1 filed by TDS and Purchaser.

    On December 23, 1997, TDS delivered to the Board of Directors of the Company (the "Board") a letter dated December 23, 1997 (the "TDS Proposal Letter"), in which TDS offered to enter into a merger agreement with the Company pursuant to which all of the issued and outstanding Common Shares not owned by TDS would be acquired for cash in an amount equal to $2.25 per share.

    On December 26, 1997, the Board met and appointed Jean Burhardt Keffeler and Edwin L. Russell as the members of a special committee (the "Special Committee") to, among other things, consider how the Company should respond to the TDS Proposal Letter. In January 1998, the Special Committee retained PaineWebber as financial advisor to the Special Committee and Vedder, Price, Kaufman & Kammholz ("Vedder, Price") as legal advisor to the Special Committee. The Special Committee held meetings by conference telephone with its financial and legal advisors present to consider and conduct due diligence with respect to the TDS Proposal Letter on January 9, 15 and 23 and February 6, 1998, and met in person with its financial and legal advisors present on February 2 and 10, 1998. In January and February 1998 PaineWebber and Vedder Price conducted due diligence with respect to the TDS Proposal Letter, including a review of the Asset Contribution Agreement and ancillary agreements including the Option Agreement as well as information about the Company and the efforts of TDS to find a suitable strategic partner. Counsel for TDS also prepared on behalf of TDS and discussed with Vedder, Price a draft Merger Agreement which provided for an offer to purchase for cash the Common Shares not owned by TDS and its affiliates.

    On February 6, 1998, the Special Committee discussed with Mr. LeRoy T. Carlson, Jr., President of TDS, the TDS Proposal Letter and stated that it was not able to recommend that the Common Shares not held by TDS and its affiliates be acquired at a price of $2.25. The Special Committee proposed that the price should be increased from $2.25 to $2.55, or a premium of 20 percent above $2.125, the closing price on the date prior to announcement of the TDS Proposal Letter. The Special Committee also requested that TDS seek further confirmation from TSR Paging that it was unwilling to modify the terms of the Asset Contribution Agreement in order to allow the shareholders of the Company other than TDS and Purchaser (the "Public Shareholders") to remain as shareholders of the Company and thereby indirectly participate in TSR Wireless. On February 10, 1998, counsel to TSR Paging confirmed by letter to TDS's legal advisors that since the beginning of the discussions with respect to the transaction contemplated by the Asset Contribution Agreement, TSR had been unwilling to proceed with such transaction if there continued to be any public minority shareholders. Such letter also stated that "TSR Paging is not interested in having a continuing reporting obligation nor having public stockholders" and that "TSR Paging's negotiations . . . were based on this premise."

    On February 7, 1998, the Company's and TDS's financial advisors further discussed the appropriate premium, if any, for TDS's acquisition of such Common Shares and the extent to which other recent minority acquisition transactions provided a relevant basis for comparison.

    On February 9, 1998, Mr. Leroy T. Carlson, Jr. and Mr. Scott H. Williamson, Vice President-- Acquisitions of TDS, held further discussions with the Special Committee. Mr. Carlson, while indicating that he believed the TDS Proposal Letter was fair, offered to increase the price per share to $2.32. The Special Committee stated that it was not prepared to reconsider its original recommendation.

    On February 10, 1998, the Special Committee and its financial and legal advisors met in person with Mr. Carlson and Mr. Williamson and TDS's legal advisors. Both sides made presentations with respect to their positions. The Special Committee, based in part upon additional information provided by its financial advisors about other minority purchase transactions which it considered to be relevant, indicated that it could recommend as fair a consideration of $2.50 per share. After an adjournment, the TDS representatives agreed to increase the consideration offered to that amount.

    Subsequently on February 10, 1998, the Special Committee unanimously determined to recommend the proposed transaction to the Board of Directors of the Company after PaineWebber expressed the opinion (subsequently confirmed in its written opinion) that, on the basis of, and subject to the matters stated in its opinion, the consideration to be received by the Public Shareholders pursuant to the Offer and the Merger is fair to the Public Shareholders from a financial point of view. Later that day, the Board, with all directors personally in attendance, met to consider the Offer and the Merger. The Special Committee, with representatives of PaineWebber and Vedder, Price in attendance, reported to the Board on its review of the TDS Proposal Letter, the TSR Transaction and its recommendation of the proposed transaction as fair to the Public Shareholders. After receiving the recommendation of the Special Committee, asking questions of the Special Committee as well as its financial and legal advisors and receiving a further explanation of the TSR Transaction and the provisions of the Offer and Merger Agreement from representatives of TDS and its legal advisors, the Board unanimously approved the Merger Agreement and Offer.

    Subsequently that evening, the Board of Directors of TDS, at a special meeting held to consider the matter, unanimously approved the Offer and the Merger Agreement. Representatives of TDS and the Company completed execution of the Merger Agreement, and the proposed Offer and the Merger were announced, the next day.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY'S BOARD; FAIRNESS OF THE OFFER AND THE MERGER

    On February 10, 1998, the Special Committee unanimously approved and recommended to the Company's Board as fair to the Public Shareholders of the Company, and the Board, by a unanimous vote of all directors, based in part on the recommendation and approval of the Special Committee, approved the Merger Agreement and the transactions contemplated thereby and determined that each of the Offer and the Merger is fair to the Public Shareholders. The Board, by a unanimous vote of all directors, has recommended that all holders of Common Shares accept the Offer and tender their Common Shares pursuant to the Offer.

FAIRNESS OF THE OFFER AND THE MERGER

    In reaching its determinations referred to immediately above, the Special Committee considered the following factors, each of which, in the view of the Special Committee, supported such determinations:

    (i) the poor historical performance of the Company, its current high turnover rate of employees and changes in management, its inability to restructure its operations in a manner which significantly improved its financial prospects, and its inability to develop a viable plan for independent operations indicate that the Company is unlikely to achieve success on a stand alone basis;

    (ii) the current financial condition of the Company, its need for significant continuing investment to fund operating and capital requirements, and questions about its ability to obtain such financing from TDS or third parties indicate that its prospects are in jeopardy;

   (iii) a review of possible transactions considered by the Company or TDS in 1996 and 1997 as previously reported to the Board of Directors and the diligent search for strategic partners conducted on behalf of TDS, confirmed by a review of such activities by the Special Committee's own financial advisor, indicate that a thorough effort had been made by TDS to find the most favorable transaction for API;

    (iv) representatives of TDS have advised that the TSR Proposal provided higher value than the only other proposals received;

    (v) the refusal of TSR to consider a transaction which would allow the Public Shareholders to continue to participate in the paging business by retaining an interest in the new venture, which refusal was confirmed in writing by its counsel, indicate that there is limited practical opportunity for the Public Shareholders to continue their investment;

    (vi) the Special Committee received an opinion dated February 10, 1998, of its financial advisor, PaineWebber, which concluded, based upon its review and assumptions and subject to the limitations stated therein, that the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger (the "Offer Price") is fair, from a financial point of view, to the Public Shareholders.

   (vii) the Offer Price was the product of arms length negotiations between the Special Committee and representatives of TDS which resulted in an increase in the Offer Price; and

  (viii) the likelihood that the Offer and Merger will be consummated based in part on the financial condition of TDS and the advice of its representatives with respect to the likelihood that the other conditions contained in the Asset Contribution Agreement will be met, based upon information currently available to such representatives.

    In light of the nature of the recent trading value of the Common Shares, the Special Committee did not consider net book values or liquidation value to be relevant indicators of the value of the consideration to be received by the Public Shareholders.

    In reaching its determinations referred to above, the Board considered the recommendation of the Special Committee and the factors set forth immediately above, each of which, in view of the Board, supported such determinations.

    The members of the Board, including the Special Committee, evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of financial and legal advisors. In light of the number and variety of factors that the Board and the Special Committee considered in connection with their evaluation of the Offer and the Merger, neither the Board nor the Special Committee found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither the Board nor the Special Committee did so. In addition to the factors listed above, the Board and the Special Committee had each considered the fact that consummation of the Offer and the Merger would eliminate the opportunity of the Public Shareholders to participate in any potential future growth in the value of the Company, but determined that (i) this loss of opportunity was reflected in part by the price of $2.50 per Common Share to be paid in the Offer and the Merger, and (ii) as noted above, there was significant uncertainty as to the Company's long-term economic viability.

    The Board, including the Special Committee, believes that the Offer and the Merger are procedurally fair because, among other things:

        (i) the Special Committee consisted of independent directors appointed to represent the interests of the Public Shareholders;

        (ii) the Special Committee retained and was advised by independent legal counsel;

       (iii) the Special Committee retained PaineWebber as its independent financial advisor to assist them in evaluating the Offer and the Merger;

        (iv) the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger and alternatives thereto; and

        (v) the fact that the $2.50 per Common Share price and the other terms and conditions of the Merger Agreement resulted from active arm's length bargaining between the Special Committee, on the one hand, and TDS, on the other.

    The Board and the Special Committee recognized that the Merger is not structured to require the approval of a majority of the shareholders of the Company other than Purchaser, and that Purchaser has sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company. The Board and the Special Committee recognized that TDS is required pursuant to the Asset Contribution Agreement to vote its shares in favor of the Merger so long as the Special Committee recommends and approves the Merger.

    OTHER PROPOSALS. Although TDS advised the Special Committee and the Board that no other firm offers had been received by TDS with respect to its investment in the Company, the Board and Special Committee did consider two other indications of interest which representatives of TDS advised had been received and not withdrawn. As so described, one non-binding indication of interest was originally submitted in January 1997 by another paging company and subsequently revised. As last revised, that proposal contemplated an offer for the assets and business of the Company (without assumption of the Company's indebtedness under the Revolving Credit Agreement) for a consideration consisting of preferred stock and convertible preferred stock, estimated to have a present value by TDS's financial advisor of approximately $105 million to $110 million. The potential buyer in that transaction did not conduct on site due diligence with the Company or review its performance and plans with management. In addition, the proposal contemplated that closing of the transaction would be delayed for as much as one year.

    In early December 1997, another proposal was received from a financial buyer, subject to due diligence and financing, of $95 million in cash and a contingent note of $25 million. In view of the low value of the offer relative to TDS's assessment of the value of the TSR Transaction, the lateness of the offer, the advanced state of the negotiations with TSR Paging and documentation of the TSR Transaction, and the uncertain status of the financial buyer and its financing, TDS declined to proceed with the proposal.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

    The Special Committee retained PaineWebber as its financial advisor in connection with the Offer and Merger as described under "SPECIAL FACTORS--Background of the Offer and the Merger." In connection with such engagement, the Special Committee requested PaineWebber to render an opinion as to whether or not the price of $2.50 per share to be paid to the Public Shareholders (the "Consideration") is fair, from a financial point of view, to the holders of Common Shares (other than TDS and its affiliates).

    The full text of the opinion of PaineWebber, dated February 10, 1998, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Schedule III to this Offer to Purchase. The holders of the Common Shares are urged to read such opinion carefully and in its entirety. The summary of the PaineWebber opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of such opinion.

    PaineWebber delivered its opinion on February 10, 1998 (the "PaineWebber Opinion"), to the effect that, as of the date of the PaineWebber Opinion, and based on its review and assumptions and subject to the limitations summarized below, the Consideration is fair, from a financial point of view, to the holders of Common Shares (other than TDS and its affiliates). The PaineWebber Opinion was prepared at the request and for the information of the Special Committee and does not constitute a recommendation as to whether or not any Public Shareholder should tender its Common Shares in the Offer. The PaineWebber Opinion does not address the relative merits of the Offer and the Merger and other transactions or business strategies discussed by the Special Committee as alternatives to the Offer and the Merger or the decision of the Special Committee to proceed with the Offer and the Merger. The Consideration was determined by the Special Committee and TDS after arm's length negotiations. PaineWebber was not requested to, and did not, solicit third party indications of interest with respect to a business combination with the Company. The Special Committee did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering the PaineWebber Opinion. It should be understood that, although subsequent developments may affect the conclusions reached in the PaineWebber Opinion, PaineWebber does not have any obligation to update, revise or reaffirm its opinion.

    In arriving at its opinion, PaineWebber, among other things: (i) reviewed, among other public information, the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996 and the Company's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1997; (ii) reviewed the Company's unaudited financial information for the fiscal year ended December 31, 1997; (iii) reviewed certain information including a preliminary 1998 financial budget, relating to the business, earnings, cash flow, assets and prospects of the Company, prepared on the basis that the TSR Transaction would be completed in April 1998, furnished to PaineWebber by the Company; (iv) conducted discussions with members of senior management of the Company concerning its businesses and prospects; (v) reviewed the historical market prices and trading activity for the Common Shares and compared them with that of certain publicly traded companies which it deemed to be relevant; (vi) compared the results of operations of the Company with that of certain companies which it deemed to be relevant; (vii) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which it deemed to be relevant; (viii) reviewed the draft of the Merger Agreement dated February 10, 1998; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary including its assessment of regulatory, economic, market and monetary conditions.

    In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by or on behalf of the Company and PaineWebber has not assumed any responsibility to independently verify such information. PaineWebber assumed, with the consent of the Special Committee, that the preliminary 1998 financial budget examined by PaineWebber was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. PaineWebber also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information, or the preliminary 1998 financial budget provided to PaineWebber prepared on the basis that the TSR Transaction would be completed in April 1998, suspended, incomplete or misleading. PaineWebber also assumed, with the consent of the Special Committee, that any material liabilities (contingent or otherwise, known or unknown) are as set forth in the financial statements of the Company. PaineWebber was not engaged to make and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor was PaineWebber furnished with any such evaluations or appraisals. The PaineWebber Opinion was based upon regulatory, economic, monetary, and market conditions existing on the date thereof.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of the business do not purport to be appraisals or to reflect the prices at which the business may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither the Company nor PaineWebber assumes responsibility for the accuracy of such analyses and estimates.

    The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at the PaineWebber Opinion.

    SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of the Company to the corresponding data of the following companies: Arch Communications Group, Inc.;

Metrocall Inc.; Mobile Telecommunications Technologies Corp.; PageMart Wireless, Inc.; and Paging Network, Inc.; comprising the Paging Company Index (collectively, the "Paging Comparable Companies").

    With respect to the Company and the Paging Comparable Companies, PaineWebber compared multiples of total enterprise value ("TEV")(market value of equity, based on stock market prices as of February 6, 1998, plus total debt less cash and cash equivalents as set forth in their most recent Form 10-Q) to latest twelve months ("LTM") net revenue. LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), 1998 estimated EBITDA and units in service ("UIS"). The relevant Paging Comparable Companies' TEV multiples of LTM net revenue, LTM EBITDA, 1998 EBITDA and UIS were 2.25x to 3.36x, 8.4x to 11.2x, 7.0x to 9.6x, and $229 to $281, respectively. PaineWebber applied the relevant Paging Comparable Companies' multiples to the Company's LTM net revenue. LTM EBITDA, 1998 EBITDA and UIS and derived an implied range of fully diluted equity values for the Company of $0.00 to $2.50 per Common Share.

    SELECTED COMPARABLE TRANSACTION ANALYSIS. PaineWebber reviewed publicly available financial information for selected transactions involving acquisitions of paging companies. The selected transactions PaineWebber analyzed included (acquiror/target): Metrocall/ProNet; Metrocall/Page America Group; Metrocall/A+ Network; and Arch Communications Group/USA Mobile Communications (collectively, the "Comparable Transactions"). PaineWebber noted that there are no directly comparable transactions to the Offer and the Merger.

    PaineWebber reviewed the consideration paid in the Comparable Transactions and compared multiples of TEV to the target's net revenue and EBITDA, each for the LTM prior to the announcement of the transaction, and to the UIS, as set forth in the latest publicly reported financial statements prior to the announcement of the transaction. With respect to stock-for-stock transactions, stock prices for acquirors on the day prior to the announcement of the transaction were used to calculate consideration paid. PaineWebber calculated the relevant Comparable Transactions' multiples of net revenue, EBITDA and UIS to be 2.08x, 8.4x and $167, respectively. PaineWebber applied the relevant Comparable Transactions multiples to the Company's LTM net revenue, LTM EBITDA, and latest quarter UIS and derived an implied range of fully diluted equity values for the Company of $0.00 to $0.10 per Common Share.

    NONCONTROL POSITION BUYOUT ANALYSIS. PaineWebber analyzed premiums paid to noncontrol shareholders in publicly-disclosed business combinations in all industries announced and completed from January 1, 1994 through February 6, 1998. This analysis indicated mean premiums to the target's closing stock price one day, one week and four weeks prior to the announcement of the transaction of 20.3%, 25.6% and 29.1%, respectively. This analysis also indicated median premiums to the target's closing stock price one day, one week and four weeks prior to the announcement of the transaction of 18.4%, 19.4% and 24.5%, respectively. Based on the closing stock prices of the Common Shares one day, one week and four weeks prior to the December 23, 1997 announcement by TDS to acquire the Common Shares for $2.25 per share, applying the relevant premiums to the applicable closing stock prices yielded fully diluted equity values of $2.24 to $2.56 per Common Share.

    The Special Committee selected PaineWebber to be its financial advisor in connection with the Offer and the Merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

    Pursuant to an engagement letter between the Company and PaineWebber dated January 8, 1998, PaineWebber has earned a fee of $450,000 for the rendering of the PaineWebber Opinion. In addition, PaineWebber will be reimbursed for certain of its related expenses. The Special Committee also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

    In the past, PaineWebber and its affiliates have provided investment banking services to TDS unrelated to the TSR Transaction or the Offer and the Merger and have received fees for the rendering of these services. During 1997 and in 1998, PaineWebber acted as a co-manager of Trust Originated Preferred Securities offerings by TDS for which it received customary underwriter's compensation. PaineWebber has not provided investment banking services to the Company at any time in the past. PaineWebber may provide financial advisory services to, and may act as underwriter or placement agent for, TDS or the Company in the future.

    In the ordinary course of business, PaineWebber and its affiliates may trade the securities or TDS or the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

POSITION OF TDS AND PURCHASER REGARDING FAIRNESS OF THE OFFER AND THE MERGER

    TDS and Purchaser believe that the consideration to be received by the Company's Public Shareholders pursuant to the Offer and the Merger is fair to the Company's Public Shareholders. TDS and Purchaser base their belief on the following facts and conclusions:

        (i) the Company's Board and the Special Committee concluded that the Offer and the Merger are fair to and in the best interests of the Company's Public Shareholders;

        (ii) notwithstanding the fact that PaineWebber's opinion was addressed to the Special Committee, and that neither TDS or Purchaser is entitled to rely on such opinion, the Special Committee received an opinion from PaineWebber that, as of the date of such opinion and based on and subject to certain matters stated in such opinion, the consideration to be received in the Offer and the Merger is fair to the Company's Public Shareholders from a financial point of view;

       (iii) the poor historical performance of the Company, its current high turnover rate of employees and changes in management, its inability to restructure its operations in a manner which significantly improved its financial prospects, and its inability to develop a viable plan for independent operations indicate that the Company is unlikely to achieve success on a stand alone basis;

        (iv) the Company's inability to continue as an independent entity is further indicated by (a) the current rate at which the Company is utilizing funds, (b) the uncertainty regarding whether TDS will provide advances beyond its current commitment under the Revolving Credit Agreement and its obligations under the Asset Contribution Agreement, and (c) the uncertainty that the Company could successfully raise additional sources of capital to repay existing indebtedness or provide necessary additional capital without TDS guarantees of future borrowings and the lack of an achievable strategic plan;

        (v) the sale of assets by the Company on a piece-meal or liquidation basis would not, in the judgment of the Board of Directors of TDS (the "TDS Board"), upon advice of its management and its financial advisor, recover values as great as that available from combination with a strategic partner;

        (vi) after diligent efforts of TDS with the assistance of TDS's financial advisor to solicit indications of interest in a strategic transaction involving the Company, the TSR Paging proposal was in the judgment of TDS management, after consultation with TDS's financial and legal advisors, superior to the only two other indications of interest received and not withdrawn;

       (vii) upon the basis of the foregoing, the TDS Board believes that the value of the Company does not exceed its outstanding debt to TDS under the Revolving Credit Agreement and the value to be obtained by TDS from its continuing participation in the paging industry through the 30% interest in TSR Wireless does not exceed the outstanding debt to TDS under the Revolving Credit Agreement;

      (viii) the consideration stated in the Offer and Merger for purchase of the Common Shares not already owned by TDS and its affiliates represents a premium of 17.6% over the closing price of the Common Shares on December 22, 1997, the day prior to announcement of the TDS Proposal, and a premium of approximately 29% over the closing price four weeks prior to the announcement of the TDS Proposal;

        (ix) although the current prices for the Common Shares reflect a decline in value of the Company over historical market prices during 1995 and 1996, such decline is attributable to the continuing deterioration in the Company's financial results and business prospects as well as concerns about the long term future of the paging industry in general; and

        (x) the other factors enumerated by the Special Committee as supporting their recommendation of the Offer and the Merger.

    Neither TDS nor Purchaser found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. In light of the nature of the Company's business and the TSR Transaction TDS and Purchaser did not consider net book value or liquidation value to be relevant indicators of the value of the consideration to be received by the Public Shareholders.

PRESENTATION OF FINANCIAL ADVISOR TO TDS

    Credit Suisse First Boston is acting as Dealer Manager in connection with the Offer and as financial advisor to TDS in connection with the Merger and the TSR Transaction. CSFB was selected by TDS based on CSFB's experience, expertise and familiarity with TDS and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In connection with CSFB's engagement, TDS requested that CSFB assist TDS in evaluating alternatives in maximizing TDS's investment in the Company, including soliciting third party indications of interest in a possible strategic transaction involving the Company and evaluating the financial terms of any proposals received by TDS in connection with any such transaction. On February 10, 1998, CSFB reviewed with the Board of Directors of TDS the solicitation process undertaken on behalf of TDS in respect of the Company and the proposals received by TDS, including the TSR Transaction. CSFB was not requested to, and did not, render an opinion regarding the fairness of the consideration to be paid by TDS in the Offer and the Merger or to be received by TDS in the TSR Transaction.

    In preparing its presentation, CSFB reviewed certain publicly available business and financial information relating to the Company and certain available business and financial information relating to TSR Wireless. CSFB also reviewed certain other information provided by TDS, the Company and TSR Paging, including financial forecasts relating to TSR Wireless provided by TSR Paging, and met with the managements of TDS, the Company and TSR Paging to discuss the operations and prospects of the Company and TSR Wireless. CSFB also considered certain financial and stock market data and such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.

    In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to its review of the TSR Transaction, CSFB assumed that the financial forecasts relating to TSR Wireless provided by TSR Paging were reasonably prepared on bases reflecting the best available estimates and judgments of the management of TSR Paging as to the future financial performance of TSR Wireless. CSFB was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or TSR Wireless, nor was CSFB furnished with any such evaluations or appraisals. CSFB's presentation was necessarily based upon information available to CSFB, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of its presentation. No other limitations were imposed by TDS on CSFB with respect to the investigations made or procedures followed by CSFB in connection with its presentation.

    In preparing its presentation to the Board of Directors of TDS, CSFB provided the TDS Board of Directors with a written presentation, a copy of which has been filed as an exhibit to the Schedule 13E-3 and may be inspected, copied and obtained in the manner specified in "THE TENDER OFFER-- Section 7--Certain Information Concerning the Company". The summary of CSFB's presentation set forth below does not purport to be a complete description of CSFB's presentation. In preparing its presentation, CSFB made qualitative judgments as to the significance and relevance of the various factors considered by it and made numerous assumptions with respect to TDS, the Company, TSR Wireless, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TDS, the Company and TSR Paging. The estimates contained or utilized in the presentation set forth below are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such presentation. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's presentation is only one of many factors considered by the TDS Board of Directors with respect to TDS's investment in the Company and should not be viewed as determinative of the views of the TDS Board of Directors or management of TDS with respect to the TSR Transaction, the Offer or the Merger or the consideration payable in such transactions.

    The following is a summary of the material aspects of CSFB's presentation to the TDS Board of Directors dated February 10, 1998:

    COMPANY STAND-ALONE VALUE. CSFB discussed with the TDS Board of Directors the potential stand-alone value of the Company. Based upon, among other things, difficult conditions in the paging industry generally and the Company's weak financial performance, failed restructuring efforts, decline in the growth of its subscribers, cash flow requirements and lack of a business plan, CSFB believed that the Company's stand-alone value would likely be defined by the value of its assets on a liquidation basis. CSFB further believed that such value would likely be below the value that a potential acquiror, which would be acquiring the Company not only for its assets but also for its future potential under such acquiror's management team, philosophy and business capabilities, would place on the Company.

    SOLICITATION PROCESS. CSFB reviewed with the TDS Board of Directors the efforts undertaken on behalf of TDS to solicit indications of interest in a possible strategic transaction involving the Company. Initially, 50 parties were contacted regarding a possible transaction. Ten potential parties subsequently requested and were furnished with a confidential memorandum regarding the Company. In the spring of 1997, two bidders, TSR Paging and one other strategic bidder, submitted written indications of interest. Based on a discounted cash flow analysis of TSR Wireless performed by CSFB utilizing financial forecasts provided by TSR Paging, discount rates of 14% to 15% and terminal value EBITDA multiples of 5.0x to 6.0x, TSR's final proposal was estimated to yield, on a present value basis, approximately $143 million to $180 million for TDS's 30% equity interest in TSR Wireless. The second bidder's final proposal had an estimated present value of approximately $105 million to $110 million. In early December 1997, a financial buyer also submitted a proposal, subject to due diligence and financing, which consisted of $95 million in cash and a contingent note of $25 million. None of the proposals described above, including the TSR Transaction, contemplated assumption of the indebtedness of the Company to TDS and its affiliates of approximately $185 million at January 31, 1998.

    MISCELLANEOUS. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of TDS, its affiliates and the Company for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. See "THE TENDER OFFER--Fees and Expenses" for a description of TDS's fee arrangements with CSFB in connection with the Offer, the Merger and the TSR Transaction.

FINANCIAL PROJECTIONS

    Management of the Company prepared but withdrew as unachievable certain projections for independent operation for years beginning in 1997. Accordingly, such projections were not considered by the Board of Directors of the Company or of TDS or by the Special Committee in reaching their views about the fairness of the Offer and Merger to the Public Shareholders. In addition, the financial advisor to the Special Committee, PaineWebber, requested and received a preliminary version of a 1998 budget for the Company prepared in late January 1998 at the request of TDS in connection with the Company's request to TDS to increase the Revolving Credit Agreement limit to $185 million. This budget, prepared on the assumption that the TSR Transaction would be completed in April 1998, assumed revenues from services of $80.2 million and from equipment sales of $13.4 million. However, the Board of Directors of TDS was advised of and examined certain projections prepared by TSR Paging management for TSR Wireless after completion of the combination of paging businesses contemplated by the Asset Contribution Agreement, based upon individual projections for the Company and TSR Wireless also prepared by TSR Paging management, which were reviewed by CSFB in evaluating the TDS Transaction. The Special Committee and its financial advisor, PaineWebber, did not consider such projections as relevant to their determination. Such projections included the following:

                                                                     1997       1998       1999       2000       2001
                                                                   ---------  ---------  ---------  ---------  ---------
COMPANY:
  Net Revenues...................................................  $    84.3       77.1       78.1       89.9      100.6
  EBITDA(1)......................................................       (5.7)       0.7       25.3       29.7       35.2

TSR PAGING:
  Net Revenues...................................................  $    65.1       90.5      123.1      163.6      210.4
  EBITDA.........................................................       21.3       32.4       43.4       58.3       80.6

TSR WIRELESS:
  Net Revenues...................................................  $   149.4      167.6      201.2      253.4      311.0
  EBITDA.........................................................       15.6       33.1       68.7       88.0      115.9

------------------------

(1) EBITDA represents earnings before interest, taxes, depreciation and amortization.

THE FOREGOING PROJECTIONS WERE PREPARED BY TSR PAGING AND BASED UPON ASSUMPTIONS CONCERNING TSR WIRELESS REVENUES AND BUSINESS PROSPECTS, INCLUDING CERTAIN ASSUMPTIONS WITH REGARD TO THE ABILITY OF TSR WIRELESS TO INTEGRATE SUCCESSFULLY THE COMPANY'S OPERATIONS WITH THOSE OF TSR PAGING AND THE FUTURE SUCCESS OF THE COMBINED BUSINESS. THE PROJECTIONS WERE ALSO BASED UPON OTHER REVENUE AND OPERATING ASSUMPTIONS WHICH MAY DIFFER MATERIALLY FROM ACTUAL RESULTS. PROJECTED INFORMATION OF THIS TYPE IS BASED UPON ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF TSR WIRELESS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES

ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO TDS BY TSR PAGING AND CONSIDERED IN CONNECTION WITH ITS EVALUATION OF THE TSR TRANSACTION. NONE OF TDS, PURCHASER, THE COMPANY, TSR PAGING OR TSR WIRELESS OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS OR ANY DUTY TO UPDATE SUCH PROJECTIONS IN THE FUTURE BASED UPON ACTUAL RESULTS OR OTHER EVENTS.

PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF TDS AND PURCHASER FOR THE OFFER AND THE MERGER

    The purpose of the Offer and the Merger is for TDS indirectly to acquire the entire equity interest in, the Company in accordance with the obligations of TDS under the Asset Contribution Agreement. See "SPECIAL FACTORS--BACKGROUND OF THE OFFER AND THE MERGER--TSR Negotiations." The purpose of the Merger is for TDS indirectly to acquire all Common Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of TDS. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the Public Shareholders to TDS and to provide the Public Shareholders with cash for all of their Common Shares.

    Under the Company's Restated Certificate of Incorporation and Delaware Law, the approval of the Board and the affirmative vote of the holders of Common Shares and Series A Common Shares entitled to cast at least a majority of the total votes to be cast by the holders of Common Shares and Series A Common Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of Common Shares and Series A Common Shares entitled to cast at least a majority of the total votes to be cast by the holders of Common Shares and Series A Common Shares. Purchaser already has sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholder of the Company. Pursuant to the Asset Contribution Agreement, TDS is obligated to use its best efforts to cause Purchaser to complete the Merger, subject to the approval of the Merger by the Special Committee, and TDS is not required to complete a Merger which does not have the recommendation of the Special Committee.

    In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its shareholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by Delaware Law. TDS and Purchaser have agreed that all Series A Common Shares and Common Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

    Under Delaware Law, since Purchaser already owns 100% of the Series A Common Shares outstanding, if Purchaser acquires, pursuant to the Offer, conversion of its Series A Common Shares or otherwise, the number of Common Shares that, when added to the Common Shares owned by TDS, Purchaser or any of their affiliates, equals at least 90% of the Common Shares then outstanding, Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In such event, TDS, Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. If after the consummation of the Offer Purchaser is not the owner of at least 90% of the outstanding Common Shares and can become the owner of at least 90% of the outstanding Common Shares by converting its Series A Common Shares into Common Shares, Purchaser currently intends to convert its Series A Common Shares into Common Shares to become the owner of at least 90% of the outstanding Common Shares. Purchaser's obligation to consummate the Offer is conditioned on there being validly tendered and not withdrawn at least the number of Common Shares that, when added to the 4,000,000 Common Shares owned by Purchaser, shall constitute 90% of the Common Shares then outstanding, so as to enable Purchaser to consummate the Merger without a vote of the Company's shareholders. If, however, fewer than such number of Common Shares are validly tendered and not withdrawn, and all other conditions set forth in Annex II of the Merger Agreement are satisfied, Purchaser may extend the Offer for a period not to exceed 20 business days after the later of (i) the initial expiration date of the Offer and (ii) the date on which all of the other conditions set forth in Annex II shall be satisfied, after which time Purchaser shall waive the Minimum Condition and acquire such fewer number of Common Shares. In such case, if the conversion of all of Purchaser's Series A Common Shares would not result in Purchaser owning at least 90% of the Common Shares outstanding, a vote of the Company's shareholders will be required under Delaware Law, and a significantly longer period of time will be required to effect the Merger.

PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE
OFFER

    Pursuant to the Merger Agreement, upon completion of the Offer, TDS and Purchaser intend to effect the Merger in accordance with the terms of the Merger Agreement. See "SPECIAL FACTORS-- The Merger Agreement". Pursuant to the Asset Contribution Agreement, TDS is obligated to use its best efforts to cause Purchaser to complete the Merger, subject to the approval of the Merger by the Special Committee and TDS is not required to complete a Merger which does not have the recommendation of the Special Committee.

    Upon consummation of the Merger, the Surviving Corporation will become a privately held corporation and TDS and TSR Wireless, in accordance with the terms and conditions of the Asset Contribution Agreement, will combine their respective paging businesses. TDS will cause the Surviving Corporation to contribute substantially all of the assets and certain, limited, liabilities of the Company, and TSR Paging would contribute all of its assets and liabilities into TSR Wireless. TSR Wireless would not assume approximately $185 million of debt owed by the Company to TDS pursuant to the Revolving Credit Agreement. The Surviving Corporation would have a 30% interest and TSR Paging would have a 70% interest in TSR Wireless, in each case subject to adjustment pursuant to the terms of the Asset Contribution Agreement. Accordingly, Public Shareholders will not have the opportunity to participate in the earnings and growth of TSR Wireless and will not have any right to vote on corporate matters. Similarly, Public Shareholders will not face the risk of losses generated by TSR Wireless's operations or decline in the value of TSR Wireless.

    Following the consummation of the Merger, the Common Shares will no longer be quoted on the American Stock Exchange (the "Amex") and the registration of the Common Shares under the Securities Exchange Act of 1934 (the "Exchange Act") will be terminated. Accordingly, following the Merger there will be no publicly traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See "THE TENDER OFFER--11. Effect of the Offer on the Market for Common Shares; American Stock Exchange, Inc. and Exchange Act Registration".

    For a discussion of certain federal income tax consequences of the Offer and the Merger, see "THE TENDER OFFER--5. Certain Federal Income Tax Consequences."

RIGHTS OF SHAREHOLDERS IN THE MERGER

    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders who have not tendered their Common Shares will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Common Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Common Shares, as of the day prior to the date on which the shareholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Common Shares. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Common Shares. In determining the fair value of the Common Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Common Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as or more or less than the purchase price per Common Share in the Offer or the Merger Consideration.

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling shareholder of a company involved in a merger has a fiduciary duty to other shareholders which requires that the merger be fair to such other shareholders. In determining whether a merger is fair to minority shareholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the shareholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER AND RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority shareholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    See Schedule IV attached hereto for a description of appraisal rights under Delaware Law, as well as a reproduction of the text of Section 262 of Delaware Law.

THE MERGER AGREEMENT

    The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1 filed by TDS and Purchaser with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable after the date thereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to commence the Offer and accept for payment, and pay for any Common Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the Asset Contribution Agreement Condition and certain other conditions that are described in "THE TENDER OFFER--12. Certain Conditions of the Offer" hereof. Purchaser and TDS have agreed that without the consent of the Company no change in the Offer may be made which decreases the price per Common Share or changes the form of consideration payable in the Offer or which reduces the maximum number of Common Shares to be purchased in the Offer or which modifies or adds to the conditions to the Offer in addition to those set forth in "THE TENDER OFFER--12. Certain Conditions of the Offer" or which extends the Offer except as expressly permitted by the Merger Agreement. Pursuant to the Merger Agreement, in the event all conditions set forth in the Merger Agreement shall have been satisfied other than the Minimum Condition, Purchaser may extend the Offer for a period or periods aggregating not more than 20 business days after the later of (i) the initial Expiration Date and (ii) the date on which all other conditions set forth in the Merger Agreement shall have been satisfied, after which time (or earlier if TDS does not extend the Offer) Purchaser shall waive the Minimum Condition and consummate the Offer.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation of the Merger and will become a direct wholly owned subsidiary of TDS. Upon consummation of the Merger, each issued and then outstanding Common Share (other than any Common Shares held in the treasury of the Company or owned by Purchaser, TDS or any direct or indirect wholly owned subsidiary of TDS or the Company, and other than Common Shares held by shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Common Shares in accordance with Section 262 of Delaware Law) shall be canceled and shall be converted automatically into the right to receive the Merger Consideration.

    Pursuant to the Merger Agreement, each share of common stock, par value $1.00 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

    The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of Purchaser will be the Certificate of Incorporation of the Surviving Corporation. The Merger Agreement also provides that the By-laws of Purchaser will be the By-laws of the Surviving Corporation.

    The Surviving Corporation or the designated paying agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Common Shares such amounts that the Surviving Corporation or the paying agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.

    AGREEMENTS OF TDS, PURCHASER AND THE COMPANY. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, at TDS's request, duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Shareholders' Meeting"). At the Shareholders' Meeting, TDS and Purchaser shall cause all Series A Common Shares and Common Shares then owned by them to be voted in favor of the approval and adoption of the Merger Agreement and the Merger. Purchaser currently has sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. In the event that Purchaser acquires such number of Common Shares that, when taken together with the Common Shares previously owned by Purchaser, constitute at least 90% of the then outstanding Common Shares, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as soon as practicable after the consummation of the Offer, without a meeting of the shareholders of the Company.

    The Merger Agreement provides that the Company shall, if required by applicable law, as soon as practicable following consummation of the Offer, file a preliminary proxy statement with the Commission under the Exchange Act (the "Proxy Statement"), and will use its reasonable best efforts to respond to any comments of the Commission or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders. The Company shall notify TDS promptly of the receipt of any comments of the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply TDS with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission and its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly notify TDS thereof and prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Proxy Statement or any amendment or supplement thereto, to which TDS reasonably objects.

    Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless TDS shall otherwise agree in writing, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course and substantially in accordance with past practice, except with respect to certain licenses issued by the Federal Communications Commission ("FCC") and applications for licenses issued by the FCC and certain reductions in planned license build-outs.

    The Company and TDS are each obligated under the Merger Agreement to give each other prompt notice of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate; (ii) any failure of the Company, TDS or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder and (iii) any change or event which has or is reasonably likely to have a material adverse effect on the Company or TDS and its subsidiaries, as the case may be.

    The Merger Agreement provides that for six years from and after the Effective Time, TDS agrees, to the extent permitted by law, to cause the Surviving Corporation to indemnify and hold harmless all current officers and directors of the Company and of its subsidiaries to the same extent such persons are currently indemnified by the Company pursuant to the Company's Restated Certificate of Incorporation and By-Laws for acts or omissions occurring at or prior to the Effective Time. TDS will cause to be maintained for a period of not less than six years from the Effective Time the current directors' and officers' insurance and indemnification policy of TDS to the extent that it provides coverage for events occurring prior to the Effective Time for all directors and officers of the Company as of the date of the Merger Agreement.

    Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, each of the parties thereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings (including filings with governmental authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any claims, investigations, actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement and the Surviving Corporation shall use their reasonable best efforts to take all such action.

    STOCK OPTIONS. Subject to any restrictions under Section 16(b) of the Exchange Act, the Company has agreed to use its reasonable best efforts to cause each holder of an outstanding option with an exercise price less than the Merger Consideration to purchase Common Shares granted under the 1994 Long Term Incentive Plan to agree in writing prior to the Effective Time that (i) such holder shall be entitled to receive from the Company on the Closing Date, in lieu of such option, an amount in cash in respect of each Common Share subject to such option equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option (it being understood that if there is no such excess with respect to any such option, such holder will not be entitled to receive any cash, securities or other consideration with respect thereto) and (ii) such option shall be canceled immediately prior to the Effective Time. The Company has terminated the 1994 Long Term Incentive Plan effective as of February 10, 1998 and no new options will be granted after such date.

    NO SOLICITATION. From the date of the Merger Agreement through the Effective Time or the earlier termination of the Merger Agreement, the Company has agreed not to, and shall use its best efforts to cause its representatives not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquires or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any person, other than TDS or TSR Paging and their respective representatives, concerning any sale of all or any substantial portion of the assets or business of the Company, or of any shares of capital stock of the Company or its subsidiaries, or any merger, consolidation, liquidation, dissolution or exclusive licensing arrangement or similar transaction involving the Company or its subsidiaries (each such transaction being referred to herein as a "Proposed API Acquisition Transaction"); provided, however, that prior to the acceptance for payment of Common Shares pursuant to the Offer, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board based on the written advice of outside counsel (a copy of which written advice shall be promptly furnished to TDS), the Company may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement approved by the Board to, any person. TDS agreed to a similar non-solicitation covenant in the Asset Contribution Agreement and also agreed with in the Asset Contribution Agreement to impose a similar covenant on the Company in the Merger Agreement, except that the agreement does not contain the proviso stated above permitting TDS to respond to or participate in discussions or negotiations with, or furnish information to, any other person based upon the advice of outside counsel that the fiduciary obligations of the TDS board of directors require that it do so.

    The Company has agreed that neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to TDS or Purchaser, the approval or recommendation by the Board or any such committee of the Offer, this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Proposed API Acquisition Transaction. Notwithstanding the foregoing, the Board of Directors of the Company or any committee thereof, to the extent required by the fiduciary obligations thereof, as determined in good faith by the Board or such committee, as the case may be, based on the written advice of outside counsel (a copy of which written advice shall be promptly furnished to TDS), may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger) a superior proposal and the Company may take such actions as are contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act. For purposes of this Agreement, "superior proposal" means a bona fide written proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a statutory share exchange, a sale of all or substantially all its assets or otherwise on terms which the Special Committee determines in its good faith reasonable judgment (based on the advice of independent financial advisors) to be more favorable to the Company and its shareholders than the Offer and the Merger and for which financing, to the extent required, is then fully committed or which, in the reasonable good faith judgment of the Special Committee (based on the advice of independent financial advisors), is reasonably capable of being financed by such third party.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company, TDS and Purchaser as to the enforceability of the Merger Agreement and by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, corporate status and capitalization and the accuracy of financial statements and filings with the Commission. The representations and warranties given by the Company to TDS in the Merger Agreement are substantially the same as those given by TDS to TSR Paging and TSR Wireless in the Asset Contribution Agreement.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) to the extent required by Delaware Law and the Company's Restated Certificate of Incorporation, the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote or consent of the holders of the Common Shares; (ii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the transactions contemplated by the Merger Agreement on the terms thereof; and (iii) Purchaser shall have purchased all Common Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of TDS or Purchaser if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to accept for payment the Common Shares tendered pursuant to the Offer.

    In addition, TDS's obligation to effect the Merger is subject to the Asset Contribution Agreement being in full force and effect and not terminated in accordance with the terms thereof and all of the conditions to closing set forth therein shall have been satisfied or waived.

    TERMINATION; FEES AND EXPENSES. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of any matters presented in connection with the Merger by the shareholders of the
Company: (i) by mutual written consent duly authorized by the Boards of Directors of TDS and the Company, if such termination is also approved by the Special Committee; or (ii) by either TDS or the Company if (A) the Effective Time shall not have occurred on or before September 30, 1998; PROVIDED, HOWEVER, that such right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (B) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) by TDS if due to an occurrence or circumstance that would result in a failure to satisfy any condition to the Offer, Purchaser shall have (A) failed to commence the Offer within 60 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Common Shares for payment thereunder or (C) failed to pay for Common Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Common Shares shall have been caused by or resulted from the failure of TDS or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by TDS or Purchaser of any material representation or warranty of either of them contained in the Merger Agreement; or (iv) by the Company, upon approval of the Board and the Special Committee, if due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions to the Offer, Purchaser shall have (A) failed to commence the Offer within 60 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Common Shares for payment thereunder or (C) failed to pay for Common Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Common Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by the

Company of any material representation or warranty of it contained in the Merger Agreement; or (v) by the Company, upon approval of the Board and the Special Committee, (A) if any representation or warranty of TDS and Purchaser in the Merger Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement, or (B) TDS or Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of TDS or Purchaser to be performed or complied with by it under the Merger Agreement; or (vi) by TDS, upon approval of the Board of Directors of TDS, if any representation or warranty of the Company in the Merger Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement; or the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or (vii) by TDS if the Board of Directors of the Company or any committee thereof (including the Special Committee) (A) shall withdraw, modify or change in any adverse manner to TDS or Purchaser its approval of the Merger Agreement, the Offer or the Merger, (B) shall approve or recommend any Proposed API Acquisition Transaction in each case, other than by TDS or an affiliate of TDS, or (C) shall resolve to take any of the actions specified in clauses (A) or
(B) above.

    In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void.

    All fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or Merger is consummated.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

    In considering the recommendation of the Board and the Special Committee with respect to the Offer and the Merger and the fairness of the consideration to be received in the Offer and the Merger, shareholders should be aware that certain officers and directors of the Company have interests in the Offer and the Merger which are described below and which may present them with certain potential conflicts of interest. Shareholders also should be aware that TDS and Purchaser have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. As a result of Purchaser's current ownership of 12,500,000 Series A Common Shares and 4,000,000 Common Shares, constituting 100% of the currently outstanding Series A Common Shares and approximately 52.3% of the outstanding Common Shares for a combined total of approximately 81.9% of the Company's outstanding classes of capital stock and approximately 98.1% of their combined voting power and its nominees constituting a majority of the Company's directors, Purchaser may be deemed to control the Company. The Board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS-- Recommendation of the Special Committee and the Company's Board; Fairness of the Offer and the Merger".

    TDS and Purchaser have been advised by the executive officers, directors and affiliates of the Company that such persons intend to tender Common Shares owned by them pursuant to the Offer.

    EXECUTIVE OFFICER COMPENSATION AND SEVERANCE ARRANGEMENTS. The Company has entered into the executive officer compensation and severance arrangements set forth below:

    TERRENCE T. SULLIVAN. Pursuant to a compensation and severance arrangement approved by the Chairman of the Company, Mr. Terrence T. Sullivan is entitled to, among other things, (i) a salary of $195,000 effective in September 1996,
(ii) a target bonus opportunity of 15% of such base salary in 1996 (which was subsequently adjusted to 24%), (iii) a target bonus percentage of 50% for 1997 (which was subsequently adjusted to 75%) and (iv) a severance allowance of up to one year and six months of his base salary in the event that a change-in-control of the Company results in the constructive termination of Mr. Sullivan. In addition, Mr. Sullivan has been awarded additional automatic stock options with respect to 6,000 Common shares (in which he is currently vested) for functioning as the Company's CEO for the last four months of 1996 and 32,000 Common Shares (16,000 of which he is currently vested) for the remaining years of the Company Stock Option Program. Such awards, together with Mr. Sullivan's previous awards, total 50,000 stock options. Mr. Sullivan has also been awarded an additional performance-based stock option with respect to 13,872 shares for the 1996 performance period. He is also eligible to receive a performance-based stock option award for the remaining years of the Company Stock Option Program for a total of up to 20,000 stock option shares per year at target performance. The exact number of performance-based stock option awards is dependent upon Company performance in each of the remaining performance periods. The performance of the Company at a level greater than, or less than, the target level of performance will result in an award of as many as 40,000 shares or as few as zero shares, respectively, for each of the performance periods. The number of shares awarded under this stock option opportunity will be approved by the Chairman of the Company.

    DENNIS M. BESTE. Pursuant to a compensation and severance agreement approved by the Chairman of the Company, Mr. Dennis M. Beste is entitled to, among other things, (i) a salary of $130,000 per year effective in January 1996,
(ii) a target bonus opportunity of 35% of salary in 1997, and (iii) a severance allowance of up to one year of his base salary in the event that a change-in-control of the Company results in the constructive termination of Mr. Beste. In addition, Mr. Beste has been awarded automatic stock options with respect to 24,000 Common Shares (12,000 of which he is currently vested) for the remaining years of the Company Stock Option Program. Mr. Beste is also eligible to receive a performance-based stock option award for each of the remaining years of the Company Stock Option Program, beginning January 1, 1997, for a total of up to 12,000 Common Shares per year at target performance. The exact number of performance-based stock option awards is dependent on Company performance in each of the three remaining performance periods. The performance of the Company at a level greater than, or less than, the target level of performance will result in an award of as many as 24,000 shares or as few as zero shares, respectively, for each of the performance periods. The number of shares awarded under this stock option opportunity will be approved by the Chairman.

    MICHELLE M. HAUPT. In March 1997 Ms. Michelle M. Haupt entered into an Agreement Regarding Severance with the Company whereby the Company approved a severance allowance of up to one year of her base salary in the event that a change-in-control of the Company results in her constructive termination. Ms. Haupt is also entitled to a target bonus opportunity of 35% of salary in 1997. In addition, Ms. Haupt was previously awarded an automatic stock option with respect to 3,000 Common Shares (2,000 of which she is currently vested).

    LAWRENCE J. LARSEN. Pursuant to a compensation and severance arrangement approved by the Chairman of the Company, Mr. Lawrence J. Larsen is entitled to, among other things, (i) a salary of $130,000, effective in October, 1997, (ii) a target bonus opportunity of 35% of salary in 1997, and (iii) a severance allowance of up to one year of his base salary in the event that a change-in-control of the Company results in the constructive termination of Mr. Larsen. In addition, Mr. Larsen is eligible to receive an automatic stock option award with respect to 24,000 Common Shares (12,000 of which he would be currently vested) for the remaining years of the Company Stock Option Program. Mr. Larsen is also eligible to receive a performance-based stock option award for each of the remaining years of the Company Stock Option Program, beginning January 1, 1998, for a total of up to 12,000 Common Shares per year at target performance. The exact number of performance-based stock option awards is dependent on Company performance in each of the two remaining performance periods. The performance of the Company at a level greater than, or less than, the target level of performance would result in an award of as many as

24,000 shares or as few as zero shares respectively, for each of the performance periods. The number of shares awarded under this stock option opportunity will be approved by the Chairman.

    LAWRENCE A. PIUMBROECK. In March 1997 Mr. Piumbroeck entered into an Agreement Regarding Severance with the Company whereby the Company approved a severance allowance of up to one year of his base salary in the event that a change-in-control of the Company results in his constructive termination. In addition, Mr. Piumbroeck has been awarded automatic stock options with respect to 16,000 Common Shares (8,000 of which he is currently vested) for the remaining years of the Company Stock Option Program. Such awards, together with Mr. Piumbroeck's previous awards, total 31,000 stock options. Mr. Piumbroeck has also been awarded additional performance-based stock options with respect to 750 shares and 3,200 shares for the 1995 and 1996 performance periods, respectively. Mr. Piumbroeck is also eligible to receive a performance-based stock option award for each of the remaining years of the Company Stock Option Program, beginning January 1, 1997, for a total of up to 12,000 Common Shares per year at target performance. The exact number of performance-based stock option awards is dependent on Company performance in each of the three remaining performance periods. The performance of the Company at a level greater than, or less than, the target level of performance will result in an award of as many as 24,000 shares or as few as zero shares respectively. The number of shares awarded under this stock option opportunity will be approved by the Chairman.

    MERGER INCENTIVE PROGRAM. On April 1, 1997, the Company adopted the Merger Incentive Program (the "Merger Program"). The purpose of the Merger Program is to provide incentives to participants of the Merger Program to exercise maximum effort to raise the value of the Company's equity during the term of the Merger Program. To be eligible to participate in the Merger Program, an employee must be employed by the Company on the closing date of any transaction between TDS and any individual, entity or group or between the Company and any individual, entity or group that reduces TDS's voting control of the Common Shares below 50% through a merger; or other transaction that results in a sale or disposition of all or substantially all of the assets of the Company (a "Transaction"). Each of the executive officers named below is eligible to participate in the Merger Program. The Merger Program commenced on April 1, 1997 and terminates on June 30, 1998 or on the closing date of a Transaction, whichever is earlier, unless extended by the Board of Directors of the Company.

    The maximum incentive awards for participants will be equal to the greater of Column A or Column B (the "Maximum Award"). The Maximum Award for Terrence T. Sullivan will be equal to the greater of $195,000 or 100% of his Base Salary (the"CEO Award").

                                               COLUMN A           COLUMN B
                                              -----------  -----------------------
Dennis M. Beste.............................   $  78,000          40% of CEO Award
Lawrence A. Piumbroeck......................   $  78,000          40% of CEO Award
Lawrence J. Larsen..........................   $  78,000          40% of CEO Award
Michelle M. Haupt...........................   $  78,000          40% of CEO Award

BENEFICIAL OWNERSHIP OF SECURITIES OF THE COMPANY

    SECURITY OWNERSHIP OF THE COMPANY BY TDS, PURCHASER AND CERTAIN BENEFICIAL OWNERS. The following table sets forth, at December 31, 1997, information regarding TDS, Purchaser and each person who beneficially owns more than 5% of any class of the Company's securities.

                                                                AMOUNT AND
                                                                 NATURE OF
                                                                BENEFICIAL    PERCENT OF    PERCENT OF
NAME AND ADDRESS                         TITLE OF CLASS(1)     OWNERSHIP(2)      CLASS     VOTING POWER
------------------------------------  -----------------------  -------------  -----------  -------------

Telephone and Data Systems, Inc.
 30 North LaSalle Street
 Chicago, Illinois 60602(3).........  Common Shares               4,000,000         52.3%          2.0%
                                      Series A Common Shares     12,500,000        100.0%         98.1%

Dimensional Funds Advisors Inc.
 1299 Ocean Avenue
 11th Floor
 Santa Monica, California
 90401(4)...........................  Common Shares                 523,600          6.8%        *

--------------------------

 *  Less than 1%

(1) The Series A Common Shares are convertible on a share-for-share basis at any time into Common Shares.

(2) The nature of beneficial ownership is sole voting and investment power unless otherwise stated in these footnotes.

(3) Such Common Shares and Series A Common Shares were transferred by TDS to Purchaser on February 9, 1998.

(4) Based on a Schedule 13G filed with the Commission. Such Schedule 13G reported that Dimensional Funds Advisors, Inc. had sole voting power with respect to 399,400 Common Shares and that persons who are officers at Dimensional Funds Advisors, Inc. also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and the DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these persons vote 112,200 additional Common Shares which are owned by the Fund and 12,000 Common Shares which are owned by the Trust. Such Schedule 13G states that all such Common Shares are owned by advisory clients of Dimensional Funds Advisors Inc. which disclaims beneficial ownership of all such Common Shares.

    SECURITY OWNERSHIP OF THE COMPANY BY DIRECTORS AND EXECUTIVE OFFICERS OF TDS AND THE TRUSTEES OF THE VOTING TRUST. The following table sets forth, at December 31, 1997, information with respect to the beneficial ownership of the Common Shares of the Company by each director and executive officer of TDS and each Trustee of The Voting Trust.

                                                                AMOUNT AND
                                                                 NATURE OF
                                                                BENEFICIAL    PERCENT OF    PERCENT OF
NAME                                          TITLE OF CLASS   OWNERSHIP(1)      CLASS     VOTING POWER
--------------------------------------------  ---------------  -------------  -----------  -------------

LeRoy T. Carlson, Jr.,
 C. Theodore Herbert and
 Michael G. Hron(2).........................  Common Shares         19,741         *             *
James Barr III..............................        --              --            --            --
Donald R. Brown.............................        --              --            --            --
LeRoy T. Carlson............................  Common Shares          1,000         *             *
LeRoy T. Carlson, Jr.(3)....................  Common Shares          1,000         *             *
Letitia G.C. Carlson........................        --              --            --            --
Walter C.D. Carlson.........................        --              --            --            --
Michael K. Chesney..........................        --              --            --            --
George L. Dienes............................        --              --            --            --
Melanie J. Heald............................        --              --            --            --
C. Theodore Herbert.........................  Common Shares          1,000         *             *
Rudolph E. Hornacek.........................        --              --            --            --
Michael G. Hron.............................  Common Shares            400         *             *
Ross J. McVey(4)............................  Common Shares            400         *             *
Donald C. Nebergall.........................        --              --            --            --
H. Donald Nelson............................        --              --            --            --
George W. Off...............................        --              --            --            --
Martin L. Solomon...........................        --              --            --            --
Karen M. Stewart............................        --              --            --            --
Terrence T. Sullivan(5).....................  Common Shares         44,006         *             *
Murray L. Swanson...........................        --              --            --            --
Edward W. Towers............................        --              --            --            --
Herbert S. Wander...........................        --              --            --            --
Donald W. Warkentin.........................        --              --            --            --
Byron A. Wertz..............................        --              --            --            --
Scott H. Williamson.........................        --              --            --            --
Gregory J. Wilkinson(6).....................        --                 500         *             *

--------------------------

*   Less than 1%

(1) Each person has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of the indicated number of Common Shares, unless otherwise indicated.

(2) Voting and investment control is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan (the "Plan"). Does not include 57,782 Common Shares purchased by employee salary deferrals as to which voting power is passed through to Plan participants. If any Plan participant does not exercise such participant's passed-through voting power in a timely manner, the Trustee for the Plan shall exercise such voting power as directed by the investment management committee, which shall act in the best interest of such Plan participant.

(3) Such Common Shares are held by Mr. Carlson's wife.

(4) Includes 200 Common Shares held by Mr. McVey's wife.

(5) Includes 43,872 Common Shares that Mr. Terrence T. Sullivan may purchase pursuant to stock options that were exercisable as of December 31, 1997 or exercisable within 60 days of December 31, 1997.

(6) Held in the name of the person's spouse.

    SECURITY OWNERSHIP OF THE COMPANY BY MANAGEMENT. The following table sets forth, at December 31, 1997, information with respect to the beneficial ownership of Common Shares by each director of the Company and each executive officer of the Company.

                                                                AMOUNT AND
                                                                 NATURE OF
                                                                BENEFICIAL    PERCENT OF    PERCENT OF
NAME                                          TITLE OF CLASS   OWNERSHIP(1)      CLASS     VOTING POWER
--------------------------------------------  ---------------  -------------  -----------  -------------

LeRoy T. Carlson, Jr.,
 C. Theodore Herbert
 and Michael G. Hron(2).....................  Common Shares         19,741         *             *
LeRoy T. Carlson, Jr.(3)....................  Common Shares          1,000         *             *
James Barr III..............................        --              --            --            --
Debora M. de Hoyos..........................        --              --            --            --
Jean Burhardt Keffeler......................  Common Shares          4,520         *             *
Edwin L. Russell............................  Common Shares          4,020         *             *
Murray L. Swanson...........................        --              --            --            --
Terrence T. Sullivan(4).....................  Common Shares         44,006         *             *
Dennis M. Beste(5)..........................  Common Shares         12,000         *             *
Michelle M. Haupt(6)........................  Common Shares          3,915         *             *
James F. Kelly(7)...........................  Common Shares         12,000         *             *
Larry A. Piumbroeck(8)......................  Common Shares         23,751         *             *
Lawrence Larsen.............................        --              --             *             *
Michael Hron................................  Common Shares            400         *             *

--------------------------

 *  Less than 1%

(1) The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2) Voting and investment control is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan (the "Plan"). Does not include 57,782 Common Shares purchased by employee salary deferrals as to which voting power is passed through to Plan participants. If any Plan participant does not exercise such participant's passed-through voting power in a timely manner, the Trustee for the Plan shall exercise such voting power as directed by the investment management committee, which shall act in the best interest of such Plan participant.

(3) Such shares are held by Mr. Carlson's wife.

(4) Includes 43,872 Common Shares that Mr. Terrence T. Sullivan may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

(5) Includes 12,000 Common Shares that Mr. Dennis M. Beste may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

(6) Includes 2,000 Common Shares that Ms. Michelle M. Haupt may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

(7) Includes 12,000 Common Shares that Mr. James F. Kelly may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997. Mr. Kelly resigned from the Company on January 30, 1998.

(8) Includes 22,950 Common Shares that Mr. Larry A. Piumbroeck may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

    DESCRIPTION OF TDS SECURITIES. Several directors and executive officers of the Company hold ownership interests indirectly in the Company by virtue of their ownership of the capital stock of TDS. See "Beneficial Ownership of TDS by Directors and Executive Officers of the Company" below:

    The authorized capital stock of TDS consists of 100,000,000 Common Shares, $1.00 par value (the "TDS Common Shares"), 25,000,000 Series A Common Shares, $1.00 par value (the "TDS Series A Common Shares"), and 5,000,000 Preferred Shares, without par value (the "TDS Preferred Shares"). As of December 31, 1997, 53,648,683 TDS Common Shares (excluding Common Shares held by TDS and a subsidiary of TDS), 6,936,277 TDS Series A Common Shares and 324,667 TDS Preferred Shares were outstanding.

    The TDS Series A Common Shares have ten votes per share, and TDS Common Shares and outstanding TDS Preferred Shares have one vote per share. The holders of TDS Series A Common Shares, TDS Common Shares and TDS Preferred Shares vote as a single group, except with respect to matters as to which the Iowa Business Corporation Act grants class voting rights and with respect to the election of directors. With respect to the election of directors, the holders of TDS Common Shares and the TDS Preferred Shares issued before October 31, 1981, voting as a group, are entitled to elect 25% of the board of directors of TDS, rounded up to the nearest whole number, and the holders of TDS Series A Common Shares and TDS Preferred Shares issued after October 31, 1981, voting as a group, are entitled to elect the remaining members of the board of directors of TDS.

    PRINCIPAL SHAREHOLDERS OF TDS. In addition to the persons listed under "Beneficial Ownership of TDS by Directors and Executive Officers of the Company," the following table sets forth information regarding the persons who beneficially own more than 5% of any class of the voting securities of TDS. Such information is as of December 31, 1997, except as otherwise indicated. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

                                                                                            PERCENT OF
                                                               SHARES OF TDS  PERCENT OF        TDS
    SHAREHOLDER'S NAME AND ADDRESS          TITLE OF CLASS      CLASS OWNED    TDS CLASS   VOTING POWER
---------------------------------------  --------------------  -------------  -----------  -------------
The Equitable Companies Inc.(1)
 787 Seventh Avenue
 New York, New York 10019..............  TDS Common Shares       10,988,100        20.4%          8.9%
Franklin Mutual Advisers, Inc. (2)
 51 John F. Kennedy Parkway
 Short Hills, New Jersey 07078.........  TDS Common Shares        5,279,200         9.8%          4.3%
Massachusetts Financial Services
 Company (3)
 500 Boylston Street
 Boston, Massachusetts 02116...........  TDS Common Shares        1,907,100         3.6%          1.6%
William and Betty McDaniel
 160 Stowell Road
 Salkum, Washington 98582..............  TDS Preferred Shares        46,666        14.4%         *
Bennet R. Miller
 1212 Wea Avenue
 Lafayette, Indiana 47905..............  TDS Preferred Shares        30,000         9.2%         *

Roland G. and Bette B. Nehring
 5253 North Dromedary Road
 Phoenix, Arizona 85018................  TDS Preferred Shares        20,012         6.2%         *

The Peterson Revocable Living Trust
 Kenneth M. & Audrey M. Peterson,
 Trustees
 108 Avocado Lane
 Weslaco, Texas 78596..................  TDS Preferred Shares        20,637         6.4%         *

--------------------------

 *  Less than 1%

(1) Based on the most recent Schedule 13G (Amendment No. 11) filed with the Commission on February 17, 1998. Includes shares held by the following affiliates: The Equitable Life Assurance Society of the United States-- 4,176,200 shares; Alliance Capital Management, L.P.-- 6,782,543 shares; Wood, Struthers & Winthrop Management Corp.-- 28,976 shares; and Donaldson Lufkin & Jenrette Securities Corporation-- 381 shares. In such Schedule 13G, Equitable reported sole voting power with respect to 11,428,250 shares, shared voting power with respect to 84,600 shares, sole dispositive power with respect to 11,790,690 shares and shared dispositive power with respect to 915 shares. Alpha Assurance I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA-UAP, corporations organized under the laws of France, are affiliates of The Equitable Companies, Inc.

(2) Based on the most recent Schedule 13D (Amendment No. 4) filed with the Commission on April 9, 1997. Such Schedule 13D reports that Franklin Mutual Advisers, Inc. exercised sole voting and investment power with respect to all such shares. Such Schedule 13D is also filled on behalf of Franklin Resources, Inc., the TDS holding company of Franklin Mutual Advisers, Inc., and by Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of such TDS holding company.

(3) Based on the most recent Schedule 13G (Amendment No. 1) filed with the Commission. Such Schedule 13G reported that Massachusetts Financial Services Company exercised sole voting and investment power with respect to all such shares.

    BENEFICIAL OWNERSHIP OF TDS BY DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY. The following table sets forth the number of TDS Common Shares and TDS Series A Common Shares beneficially owned by each director of the Company and by each executive officer as of December 31, 1997.

                                                                AMOUNT AND
                                                                 NATURE OF
NAME OF INDIVIDUAL OR                                           BENEFICIAL    PERCENT OF    PERCENT OF
NUMBER OF PERSONS IN GROUP            TITLE OF TDS CLASS       OWNERSHIP (1)   TDS CLASS   VOTING POWER
-------------------------------  ----------------------------  -------------  -----------  -------------
LeRoy T. Carlson, Jr.,
 Walter C.D. Carlson,
 Letitia G. C. Carlson,
 Donald C. Nebergall and
 Melanie J. Heald(2)...........  TDS Series A Common Shares      6,337,187         91.4%         51.5%
LeRoy T. Carlson, Jr.,
 C. Theodore Herbert and
 Michael G. Hron(3)............  TDS Common Shares                   1,008         *             *
                                 TDS Series A Common Shares        146,576          2.1%          1.2%
LeRoy T. Carlson, Jr.,
 C. Theodore Herbert and
 Michael G. Hron(4)............  TDS Common Shares                   2,300         *             *
LeRoy T. Carlson, Jr.,
 C. Theodore Herbert and
 Michael G. Hron(5)............  TDS Common Shares                  59,957         *             *
LeRoy T. Carlson, Jr.(6).......  TDS Common Shares                 157,760         *             *
James Barr III(8)..............  TDS Common Shares                  19,958         *             *
Debora M. de Hoyos(9)..........               --                    --            --            --
Jean Burhardt Keffeler.........               --                    --            --            --
Edwin L. Russell(7)............  TDS Common Shares                   5,713         *             *
                                 TDS Series A Common Shares          6,368         *             *
Murray L. Swanson(7)(10).......  TDS Common Shares                  47,324         *             *
                                 TDS Series A Common Shares          2,506         *             *
Terrence T. Sullivan...........               --                    --            --            --
Dennis M. Beste................               --                    --             *             *
Michelle M. Haupt..............               --                    --            --            --
James F. Kelly(11).............               --                    --             *             *
Larry A. Piumbroeck............  TDS Common Shares                     357         *             *
Lawrence J. Larsen.............               --                    --            --            --
Michael Hron...................  TDS Common Shares                   1,000         *             *

--------------------------

 *  Less than 1%

(1) The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2) The shares of TDS listed are held by the persons named as trustees under a voting trust which expires June 30, 2009, created to facilitate long-standing relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the TDS Series A Common Shares held in the trust. If the voting trust were terminated, the following persons would each be deemed to own beneficially over 5% of the outstanding TDS Series A Common Shares: Margaret D. Carlson (wife of LeRoy
    T. Carlson), LeRoy T. Carlson, Jr., Walter

    C.D. Carlson, Prudence E. Carlson, Letitia G. C. Carlson (children of LeRoy
    T. Carlson and Margaret D. Carlson), and Donald C. Nebergall, as trustee under certain trusts for the benefit of the heirs of LeRoy T. and Margaret
    D. Carlson and an educational institution.

(3) Voting and investment control is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Employees' Pension Trust I. Such members disclaim beneficial ownership of such shares.

(4) Voting and investment control is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Wireless Companies' Pension Plan. Such members disclaim beneficial ownership of such shares.

(5) Voting and investment control is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Tax-Deferred Savings Trust. Does not include 142,575 TDS Common Shares purchased with employee salary deferrals as to which voting and investment control is passed-through to Plan participants. If any Plan participant does not exercise his passed-through voting power in a timely manner, the Trustee for the Plan shall exercise such voting power as directed by the investment management committee, which shall act in the best interest of such Plan participant.

(6) Includes 152,297 TDS Common Shares that Mr. LeRoy T. Carlson, Jr. may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997. Does not include 1,068,186 TDS Series A Common Shares (15.4% of class) held in the voting trust referred to in footnote (2) above, of which 1,037,084 shares are held for the benefit of Mr. LeRoy T. Carlson, Jr. Beneficial ownership is disclaimed as to 31,102 TDS Series A Common Shares held for the benefit of his wife, his children and others in such voting trust.

(7) Includes shares as to which voting and/or investment power is shared with his wife.

(8) Includes 16,000 TDS Common Shares that Mr. Barr may purchase pursuant to stock options and/or stock appreciation rights which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

(9) Does not include 6,401 TDS Series A Common Shares held for the benefit of Ms. de Hoyos in the voting trust referred to in footnote (2) above. Ms. de Hoyos disclaims beneficial ownership of all other TDS Series A Common Shares held in such voting trust with respect to which Walter C.D. Carlson, Ms. de Hoyos' spouse, acts as trustee, and of 405 TDS Common Shares owned directly by Walter C.D. Carlson.

(10) Includes 28,541 TDS Common Shares that Mr. Swanson may purchase pursuant to stock options and/or stock appreciation rights which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

(11) Mr. Kelly resigned from the Company on January 30, 1998.

SECURITY OWNERSHIP OF TDS BY DIRECTORS AND EXECUTIVE OFFICERS OF TDS

    The following table sets forth at December 31, 1997, the number of Common Shares and Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned by each director and executive officer of TDS.

                                                                AMOUNT AND
                                                                 NATURE OF
NAME OF INDIVIDUAL OR                                           BENEFICIAL    PERCENT OF    PERCENT OF
NUMBER OF PERSONS IN GROUP              TITLE OF CLASS         OWNERSHIP (1)     CLASS     VOTING POWER
-------------------------------  ----------------------------  -------------  -----------  -------------
LeRoy T. Carlson, Jr.,
 Walter C.D. Carlson,
 Letitia G.C. Carlson,
 Donald C. Nebergall and
 Melanie J. Heald(2)...........  Series A Common Shares          6,337,187         91.4%         51.4%
LeRoy T. Carlson, Jr.,
 C. Theodore Herbert
 and Michael G. Hron(3)........  Common Shares                       1,008         *             *
                                 Series A Common Shares            146,576          2.1%          1.2%

                                                                AMOUNT AND
                                                                 NATURE OF
NAME OF INDIVIDUAL OR                                           BENEFICIAL    PERCENT OF    PERCENT OF
NUMBER OF PERSONS IN GROUP              TITLE OF CLASS         OWNERSHIP (1)     CLASS     VOTING POWER
-------------------------------  ----------------------------  -------------  -----------  -------------
LeRoy T. Carlson, Jr.,
 C. Theodore Herbert
 and Michael G. Hron(4)........  Common Shares                       2,300         *             *
LeRoy T. Carlson, Jr.,
 C. Theodore Herbert
 and Michael G. Hron(5)........  Common Shares                      59,957         *             *
LeRoy T. Carlson(6)............  Common Shares                      62,407         *             *
                                 Series A Common Shares             51,975         *             *
LeRoy T. Carlson, Jr.(7)(12)...  Common Shares                     157,760         *             *
Walter C.D. Carlson(8).........  Common Shares                         405         *             *
Letitia G.C. Carlson(9)........  Common Shares                         470         *             *
Murray L. Swanson(10)(13)......  Common Shares                      47,324         *             *
                                 Series A Common Shares              2,506         *             *
Rudolph E. Hornacek(11)........  Common Shares                      20,233         *             *
                                 Series A Common Shares              1,669         *             *
James Barr III(14).............  Common Shares                      19,958         *             *
Donald C. Nebergall(12)........  Common Shares                       1,463         *             *
Donald R. Brown(10)............  Common Shares                       4,001         *             *
                                 Series A Common Shares              4,735         *             *
Herbert S. Wander..............  Common Shares                         334         *             *
George W. Off..................  Common Shares                       1,127         *             *
                                 Series A Common Shares              1,127         *             *
Martin L. Solomon..............  Common Shares                      15,000         *             *
Kevin A. Mundt.................  --                                 --            --            --
H. Donald Nelson...............  Common Shares                       4,098         *             *
                                 Series A Common Shares              5,308         *             *
Donald W. Warkentin(15)........  Common Shares                      29,566         *             *
Terrence T. Sullivan...........  --                                 --            --            --
Michael K. Chesney(16).........  Common Shares                      15,229         *             *
George L. Dienes(17)...........  Common Shares                   68,100.25         *             *
C. Theodore Herbert(18)........  Common Shares                      39,996         *             *
Karen M. Stewart(19)...........  Common Shares                      10,761         *             *
Edward W. Towers(20)...........  Common Shares                      21,663         *             *
Herbert S. Wander..............  Common Shares                         334         *             *
Byron A. Wertz(21).............  Common Shares                      17,512         *             *
                                 Series A Common Shares             19,461         *             *
Gregory J. Wilkinson(22).......  Common Shares                      18,063         *             *
                                 Series A Common Shares                731         *             *
Scott H. Williamson(23)........  Common Shares                      11,782         *             *

--------------------------

*   Less than 1%

(1) The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2) The shares listed are held by the persons named as trustees under a voting trust which expires June 30, 2009, created to facilitate longstanding relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the Series A Common Shares held in the trust. If the voting trust were terminated, the following persons would each be deemed to own beneficially more than 5% of the outstanding Series A Common Shares: Margaret D. Carlson (wife of LeRoy T. Carlson), LeRoy T. Carlson, Jr., Walter C.D. Carlson, Prudence E. Carlson, Letitia G.C. Carlson (children of LeRoy T. Carlson and Margaret D. Carlson) and Donald C. Nebergall, as trustee under certain trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson and an educational institution.

(3) Voting and investment control is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Employees' Pension Trust I. Such members disclaim beneficial ownership of all such shares, except for shares held for their individual benefit in such plan.

(4) Voting and investment control is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Wireless Companies' Pension Plan. Such members disclaim beneficial ownership of such shares.

(5) Voting and investment control with respect to Company-match shares is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Tax-Deferred Savings Trust. Does not include 142,575 Common Shares acquired by employee salary deferrals as to which voting and investment control is passed-through to Plan participants. If any Plan participant does not exercise his passed-through voting power in a timely manner, the Trustee for the Plan shall exercise such voting power as directed by the investment management committee, which shall act in the best interest of such Plan participant.

(6) Includes 55,978 Common Shares that Mr. LeRoy T. Carlson may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997. Includes 51,975 Series A Common Shares held by Mr. Carlson's wife. Mr. Carlson disclaims beneficial ownership of such shares. Does not include 252,668 Series A Common Shares held for the benefit of LeRoy T. Carlson, 630,525 Series A Common Shares held for the benefit of Mr. Carlson's wife or 50,526 Series A Common Shares held for the benefit of certain grandchildren of Mr. Carlson (an aggregate of 933,719 shares, or 13.5% of class) in the voting trust described in footnote (2). Beneficial ownership is disclaimed as to Series A Common Shares held for the benefit of his wife and grandchildren in such voting trust.

(7) Includes 152,297 Common Shares that Mr. LeRoy T. Carlson, Jr. may purchase pursuant to stock options that were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997. Does not include 1,068,186 Series A Common Shares (15.4% of class) held in the voting trust described in footnote (2), of which 1,037,084 shares are held for the benefit of Mr. LeRoy T. Carlson, Jr. Beneficial ownership is disclaimed with respect to an aggregate of 31,102 Series A Common Shares held for the benefit of his wife, his children and others in such voting trust.

(8) Does not include 1,087,366 Series A Common Shares (15.7% of class) held in the voting trust described in footnote (2), of which 1,058,143 shares are held for the benefit of Mr. Walter C.D. Carlson. Beneficial ownership is disclaimed with respect to an aggregate of 29,223 Series A Common Shares held for the benefit of his wife and children in such voting trust.

(9) Does not include 1,070,127 Series A Common Shares (15.4% of class) held in the voting trust described in footnote (2), of which 1,061,477 shares are held for the benefit of Dr. Letitia G.C. Carlson. Beneficial ownership is disclaimed with respect to an aggregate of 8,650 Series A Common Shares held for the benefit of her husband and child in such voting trust.

(10) Beneficial ownership is disclaimed by Mr. Donald R. Brown with respect to 1,862 Common Shares held by his wife.

(11) Includes 12,374 Common Shares that Mr. Rudolph E. Hornacek may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997. Does not include 1,669 Series A Common Shares held as custodian for his children, for which beneficial ownership is disclaimed.

(12) Does not include 641,540 Series A Common Shares (9.2% of class) held as trustee under trusts for the benefit of the heirs of LeRoy T. and Margaret
    D. Carlson and an educational institution, or 31 Series A Common Shares held for the benefit of Mr. Donald C. Nebergall, which are held in the voting trust described in footnote (2).

(13) Includes 28,541 Common Shares that Mr. Murray L. Swanson may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

(14) Includes 16,000 Common Shares that Mr. James Barr III may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

(15) Includes 29,026 Common Shares that Mr. Donald W. Warkentin may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

(16) Includes 15,014 Common Shares that Mr. Michael K. Chesney may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

(17) Includes 58,639.25 Common Shares that Mr. George L. Dienes may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

(18) Includes 15,787 Common Shares that Mr. C. Theodore Herbert may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

(19) Includes 8,447 Common Shares that Ms. Karen M. Stewart may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

(20) Includes 15,245 Common Shares that Mr. Edward W. Towers may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997. Beneficial ownership is disclaimed with respect to an aggregate of 1,007 Common Shares held for the benefit of his wife and son.

(21) Includes 17,512 Common Shares that Mr. Byron A. Wertz may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997. Does not include 44,008 Series A Common Shares held for the benefit of people not in Mr. Wertz's immediate family in voting trust with Mr. Wertz acting as trustee.

(22) Includes 11,593 Common Shares that Mr. Gregory J. Wilkinson may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997. Beneficial ownership is disclaimed with respect to 17 Series A Common Shares held by his wife.

(23) Includes 10,923 Common Shares that Mr. Scott H. Williamson may purchase pursuant to stock options which were exercisable on December 31, 1997 or exercisable within 60 days of December 31, 1997.

RELATED PARTY TRANSACTIONS

    COMPENSATION COMMITTEE INTERLOCKS; BOARD OF DIRECTORS INTERLOCKS; AND INSIDER PARTICIPATION. LeRoy T. Carlson, Jr., President (Chief Executive Officer) of TDS, makes annual executive compensation decisions for TDS other than for himself. The Stock Option Compensation Committee of the Board of Directors of TDS makes annual executive compensation decisions for the President of TDS and approves long-term compensation awards for the executive officers of TDS. The Stock Option Compensation Committee of TDS is composed of members of the TDS Board of Directors who are not officers or employees of TDS or any of its subsidiaries, and who are not directors of any TDS subsidiaries. LeRoy T. Carlson, Jr., is a member of the Board of Directors of TDS and the Company. LeRoy T. Carlson, Jr. is also the Chairman of the Company and, as such, approves annual compensation for the executive officers of the Company. LeRoy T. Carlson, Jr. is compensated by TDS for his services to TDS and all of its subsidiaries. However, TDS is reimbursed by the Company for a portion of Mr. Carlson's salary and bonus paid by TDS pursuant to the Intercompany Agreement described below. Such reimbursement in the aggregate was less than $100,000 for 1997, 1996 and 1995. The President of the Company, who is also a director of the Company, participates in executive compensation decisions for executive officers of the Company, other than with respect to himself.

    The Stock Option Compensation Committee of the Company consists of Edwin L. Russell and Jean Burhardt Keffeler. The principal functions of the Stock Option Compensation Committee are to consider and approve long-term compensation under the Company's 1994 Long-Term Incentive Plan. The Company's Stock Option Compensation Committee is composed of members of the Board of Directors who are not officers or employees of TDS or the Company or their subsidiaries, and who are not eligible to receive options under the Company's 1994 Long-Term Incentive Plan.

    LeRoy T. Carlson, Jr. is a trustee and beneficiary of The Voting Trust which controls TDS, which controls the Company. See "BENEFICIAL OWNERSHIP OF SECURITIES OF THE COMPANY-- Beneficial Ownership of TDS by Directors and Executive Officers of the Company." LeRoy T Carlson, Jr., Murray L. Swanson and James Barr III are directors of both TDS and the Company and Debora M. de Hoyos, a director of the Company, is the wife of Walter C.D. Carlson, a director of TDS and brother of LeRoy T. Carlson, Jr.

    AGREEMENTS BETWEEN THE COMPANY AND TDS. The Company has entered into certain agreements with TDS to provide for certain transactions and relationships. These agreements were executed while the Company was a wholly owned subsidiary of TDS and are not the result of arm's length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to the Company or will continue to provide the Company with the same level of support for the Company's financing and other needs as TDS has provided in the past. The principal arrangements that exist between the Company and TDS are summarized below.

    EXCHANGE AGREEMENT. The Company and TDS are parties to an Exchange Agreement (the "Exchange Agreement"). The Exchange Agreement grants TDS the right to purchase additional Common Shares sold by the Company to the extent necessary for TDS to maintain its proportionate interest in Common Shares. For purposes of calculating TDS's proportionate interest in Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to the Company, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be reduced.

    If TDS elects to exercise its purchase rights, it is required to pay for all Common Shares issued to it by the Company with cash, cancellation of indebtedness owed by the Company to TDS or such other consideration as is reasonably acceptable to the Company. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by the Company pursuant thereto could have a dilutive effect on other shareholders of the Company.

    The Exchange Agreement also contains provisions which contemplate that the Company may issue to TDS from time to time additional Series A Common Shares. Any such issuance could have the effect of maintaining or increasing TDS's relative ownership of capital stock and voting power in the Company.

    CORPORATE OPPORTUNITY ARRANGEMENTS. The Company's Restated Certificate of Incorporation provides that the Company may not, directly or indirectly, without the written consent of TDS, own, invest or otherwise have an interest in, lease, operate or manage any business other than a business engaged solely in the construction ownership or management of radio paging systems. However, there can be no assurance that TDS will give such consent with respect to any business opportunities. In addition, TDS could impose conditions on any such consent.

    The Restated Certificate of Incorporation also restricts the circumstances under which the Company is entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be the property of the Company or its subsidiaries. In general, so long as at least 500,000 Series A Common Shares are outstanding, the Company will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in or the management of radio paging systems other than a system that is ancillary to and integrated with another communications system.

    The Exchange Agreement provides that TDS and its subsidiaries and affiliates (other than the Company and its subsidiaries) will retain all their existing radio paging operations that have previously been offered for sale to the Company and that the Company has decided not to acquire. The Exchange Agreement also provides that TDS will give the Company the opportunity to negotiate the purchase of any radio paging operations acquired by TDS or its other subsidiaries in the future, except for such operations that are ancillary to and integrated with other communications systems, where there are restrictions on a sale of such operations or where, in the reasonable judgment of TDS, there are material adverse consequences to TDS that may result therefrom.

    REVOLVING CREDIT AGREEMENT. Pursuant to the Revolving Credit Agreement between the Company and TDS, the Company may borrow up to an aggregate of $185 million from TDS, at an interest rate equal to 1 1/2% above the prime rate announced from time to time by the LaSalle National Bank of Chicago on the unpaid principal amount, with interest payable on demand at a rate equal to 3 1/2% above such prime rate on any overdue principal or overdue installment of interest. The advances made by TDS under the Revolving Credit Agreement are unsecured. Interest on the balance due under the Revolving Credit Agreement is payable quarterly and no principal is payable until the earlier of January 1, 1999, or six months after such time that TDS's ownership of the Company falls below 70%, subject to acceleration under certain circumstances, at which time the entire principal balance due under the Revolving Credit Agreement then outstanding is scheduled to become due and payable. The Company has determined that it was in violation of a covenant under the Revolving Credit Agreement with TDS relating to maintaining a certain ratio of equity to liabilities. The Company has obtained a waiver of the covenant from TDS through January 1, 1999. In absence of such waiver, the entire amount outstanding under the Revolving Credit Agreement would have become immediately due and payable at the discretion of TDS. The Company may prepay the balance due under the Revolving Credit Agreement at any time, in whole or in part, without premium. Any principal so repaid is available for the Company to borrow during the remaining term of the Revolving Credit Agreement, subject to the satisfaction of certain conditions. Interest expense incurred by the Company to TDS totaled $7.0 million, $11.8 million and $16.1 million for the years ended December 31, 1995, 1996 and 1997, respectively. Borrowings in an aggregate amount of $94.5 million, $140.0 million and $180.0 million were outstanding as of December 31, 1995, 1996 and 1997, respectively. The greatest amount outstanding in 1995 was $94.5 million, in 1996 was $140.0 million and in 1997 was $180.0 million.

    The Revolving Credit Agreement provides that the Company will not, without the prior written consent of TDS: (i) purchase or redeem any shares of its stock or declare or pay any dividends thereon, except to the extent of one-half of the cumulative consolidated net income, if any, of the Company for the period from and after January 1, 1994, or make any other distribution to its shareholders other than normal dividends payable with respect to Preferred Stock which may be issued; (ii) permit its consolidated equity to be less than 30% of consolidated liabilities (including certain adjustments); (iii) incur or guarantee any indebtedness that is senior to the Revolving Credit Agreement; (iv) with certain exceptions, create any lien on any of the Company's assets; or (v) enter into certain contracts for the purchase of materials, supplies or other property or services.

    The Revolving Credit Agreement provides that if certain "events of default" occur, TDS may immediately declare the amount under the Revolving Credit Agreement due and payable and terminate the Revolving Credit Agreement. Events of default under the Revolving Credit Agreement include the failure to pay interest or principal, the breach of specified covenants (including the covenants specified in the immediately preceding paragraph and covenants to furnish to TDS specified financial information, permit TDS to visit and inspect the Company's properties, maintain customary levels of insurance, and pay all taxes and other liabilities of the Company), any default under certain other indebtedness, and certain judgments, defaults and events of bankruptcy or insolvency.

    TAX ALLOCATION AGREEMENT. The Company has entered into a Tax Allocation Agreement with TDS (the "Tax Allocation Agreement") under which the Company and its subsidiaries will continue to join in filing consolidated federal income tax returns with the TDS affiliated group unless TDS requests otherwise. For tax years ended prior to January 1, 1994, TDS has reimbursed or will reimburse the Company for the reduction in the provision for federal income taxes reflected in TDS's consolidated statements of income resulting from the inclusion of the Company and its subsidiaries in the TDS affiliated group. For tax years beginning after December 31, 1993, TDS no longer reimburses the Company on a current basis for losses or credits used by the TDS affiliated group. Instead, the Company will be compensated (by an offset to amounts the Company would otherwise be required to pay to TDS for federal income taxes) for TDS's use of tax benefits at such time as the Company could utilize such benefits on a separate return basis. The Company will be required to pay to TDS an amount equal to the greater of the federal income tax liability of the Company, calculated as if it were a separate affiliated group (including any minimum tax liability, notwithstanding the absence of consolidated group liability for minimum tax) or the tax calculated using the average tax rate (before taking into account tax credits) of the TDS affiliated group. Any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year that involves income, deductions or credits of the Company or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at the expense of the Company. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of the Company, such deficiency or refund will be payable by or to the Company.

    If the Company ceases to be a member of the TDS affiliated group, and for a subsequent year the Company or its subsidiaries are required to pay a greater amount of federal income tax than they would have paid if they had not been members of the TDS group after December 31, 1993, TDS will reimburse the Company for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by the Company or its subsidiaries after the Company leaves the TDS group will be disregarded. No reimbursement will be required if at any time in the future fewer than 500,000 Series A Common Shares are outstanding. Nor will reimbursement be required on account of the income of any subsidiary of the Company if more than 50% of the voting power of such subsidiary is held by a person or group other than a person or group owning more than 50% of the voting power of TDS.

    Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and the Company and its subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis. Payments under the Tax Allocation Agreement by one party to the other are required to be increased by an amount sufficient so that after deduction of any federal, state or local taxes payable in respect of the receipt of such payments, the net amount received will equal the amount that would have been payable had no deduction been made.

    CASH MANAGEMENT AGREEMENT. The Company has from time to time deposited its excess cash with TDS for investment under TDS's cash management programs pursuant to the terms of a Cash Management Agreement (the "Cash Management Agreement"). To the extent of the Company's normal working capital requirements, such cash is deposited into an account (which may include cash from other participants in TDS's cash management programs) and then invested in the name of a nominee for each participant in such account. The Company is credited with, and may withdraw on demand, its pro rata share of investment income from such account minus its pro rata share of costs attributable to such investment income. Funds in excess of the Company's normal working capital requirements that are deposited under the Cash Management Agreement are available to the Company on demand and bear interest each month at the 30-day Commercial Paper Rate reported in The Wall Street Journal on the last business day of the preceding month, plus 1/4%, or such higher rate as TDS may in its discretion offer on such demand deposits. The Company may elect to place funds for a longer period than on demand in which event, if such funds are placed with TDS, they will bear interest at the Commercial Paper Rate for investments of similar maturity plus 1/4%, or at such higher rate as TDS may in its discretion offer on such investments.

    LNTERCOMPANY AGREEMENT. In order to provide for certain transactions and relationships between the parties, the Company and TDS have agreed under an Intercompany Agreement (the "Intercompany Agreement"), among other things, as follows:

    SERVICES. The Company and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS's non-telephone company subsidiaries. Payments by the Company to TDS for such services totaled $5.8 million in 1995, $5.9 million in 1996 and $6.1 million in 1997. For services provided to TDS, the Company receives payment for the salaries of its employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to the Company for such services were nominal in 1995, 1996 and 1997.

    EQUIPMENT AND MATERIALS. The Company and its subsidiaries purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by the Company and its subsidiaries from TDS affiliates totaled $296,000 in 1995, $244,000 in 1996 and $72,000 in 1997.

    ACCOUNTANTS AND LEGAL COUNSEL. The Company has agreed to engage the firm of independent public accountants either selected by TDS or selected by the Audit Committee of the Company and acceptable to TDS for purposes of auditing the financial statements of the Company, including the financial statements of its direct and indirect subsidiaries, and for purposes of providing tax, data processing and all other accounting services and advice. The Company also has agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If TDS and the Company use the same counsel, each is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

    INDEMNIFICATION. The Company will indemnity TDS and its subsidiaries against certain losses, claims, damages or liabilities including those arising out of: (i) the conduct by the Company and its subsidiaries of their respective businesses (except where the loss, claim, damage or liability arises from TDS's gross negligence or willful misconduct); and (ii) any inaccurate representation or breach of warranty under the Intercompany Agreement. TDS will similarly indemnify the Company and its subsidiaries with respect to losses, claims, damages or liabilities arising out of (i) the conduct by TDS of its nonpaying businesses before January 1, 1994 (except where the loss, claim, damage or liability arises from the Company's gross negligence or willful misconduct); and
(ii) any inaccurate representation or breach of warranty under the Intercompany Agreement.

    DISPOSAL OF COMPANY SECURITIES. TDS will not dispose of any securities of the Company held by it if such disposition would result in the loss of any license or other authorization held by the Company and such loss would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

    TRANSFER OF ASSETS. Without the prior written consent of TDS, neither the Company nor any of its subsidiaries may transfer (by sale, merger or otherwise) more than 15% of its consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

    REGISTRATION RIGHTS AGREEMENT. Under a Registration Rights Agreement (the "Registration Rights Agreement"), the Company has agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933, as amended, or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any debt or equity securities of the Company that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that the Company will pay the fees and expenses of its counsel and accountants, and any trustees, transfer agents or other agents appointed in connection therewith. TDS has the right to select the counsel the Company retains to assist it in fulfilling any of its obligations under the Registration Rights Agreement.

    There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that the Company will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of one million shares or 1 % of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5 million. The Company has also granted TDS the right to include securities of the Company owned by TDS in certain registration statements covering offerings by the Company and will pay all costs of such offerings other than incremental costs attributable to the inclusion of securities of the Company owned by TDS in such registration statements and TDS will pay the fees and expenses of its counsel and all underwriting discounts and commissions.

    The Company will indemnify TDS, its officers and directors and each underwriter, if any, and controlling persons of TDS or any such underwriter against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. The Company has the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in the judgment of the Company, any underwritten offering by the Company for its account then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any securities of the Company owned by TDS in any registration statement of the Company which, in the judgment of the managing underwriters, would materially adversely affect any offering by the Company. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.

    INSURANCE COST SHARING AGREEMENT. Pursuant to an Insurance Cost Sharing Agreement (the "Insurance Cost Sharing Agreement"), the Company and its subsidiaries, and their officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to the Company on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with the Company before the change is made, but the decision whether to make the change will be in the reasonable discretion of TDS. Management of the Company believes that the amounts payable by the Company under the Insurance Cost Sharing Agreement are generally more favorable than the premiums the Company would pay if it were to obtain coverage under separate policies. The Company paid insurance premiums of $329,000, $604,000 and $756,000 in 1995, 1996 and 1997, respectively.

    EMPLOYEE BENEFIT PLANS AGREEMENT. Under an Employee Benefit Plans Agreement, in connection with the purchase by employees of the Company of TDS Common Shares, $1.00 par value, under the TDS Employee Stock Purchase Plan, the Company has agreed to reimburse TDS in an amount equal to the excess of the fair market value of such TDS Common Shares on the date of purchase over the amount paid for such shares plus amounts paid or to be paid by TDS for taxes, less any amounts paid by the Company's employees for withholding taxes.

    OTHER ARRANGEMENTS. Walter C. D. Carlson, a director of TDS, Michael G. Hron, Secretary of TDS, the Company and certain other subsidiaries of TDS, William S. DeCarlo, the Assistant Secretary of TDS and certain subsidiaries of TDS, Stephen P. Fitzell, the Secretary of certain subsidiaries of TDS, and Sherry S. Treston, the Assistant Secretary of certain subsidiaries of TDS, are partners of Sidley & Austin, the principal law firm of TDS and its subsidiaries. Walter C.D. Carlson is also a trustee and beneficiary of the voting trust which controls the Company and TDS. He is the husband of Debora M. de Hoyos, a director of the Company.

FEES AND EXPENSES

    The following is an estimate of expenses to be incurred in connection with the Offer and the Merger, other than: (i) the fees and expenses of PaineWebber (see "SPECIAL FACTORS--Opinion of Financial Advisor to the Special Committee and "THE TENDER OFFER--14. Fees and Expenses"); and (ii) the fees and expenses of CSFB (see "SPECIAL FACTORS--Analysis of Financial Advisor to TDS" and "THE TENDER OFFER--14. Fees and Expenses"). The Merger Agreement provides that all costs and expenses incurred in connection with the Offer and the Merger will be paid by the party incurring such costs and expenses.

    Expenses to be paid by Purchaser and its affiliates:
        Legal Fees..............................................................  $ 200,000
        Printing and Mailing....................................................  $ 250,000
        Advertising.............................................................  $  71,430
        Filing Fees.............................................................  $   1,824
        Depositary Fees.........................................................  $  10,000
        Information Agent Fees..................................................  $   5,000
        Miscellaneous...........................................................  $   6,500
                                                                                  ---------
            Total...............................................................  $ 544,754

    Expenses to be paid by the Company:

        Legal Fees and Expenses.................................................  $  40,000
        Printing and Mailing....................................................  $  30,000
        Miscellaneous...........................................................  $   2,500
                                                                                  ---------
            Total...............................................................  $  72,500

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for, (and thereby purchase) all Common Shares validly tendered prior to the Expiration Date and not withdrawn as permitted by "THE TENDER OFFER--4. Withdrawal Rights".

    Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the offer is open, including the occurrence of any of the conditions specified in "THE TENDER OFFER--12. Certain Conditions of the Offer", by giving oral or written notice of such extension to the Depositary. During any such extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Common Shares. See "THE TENDER OFFER--4. Withdrawal Rights".

    Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Common Shares were theretofore accepted for payment, payment for, any Common Shares, pending receipt of any regulatory approval specified in "THE TENDER OFFER--13. Certain Legal Matters and Regulatory Approval", (ii) to terminate the Offer and not accept for payment any Common Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER--12. Certain Conditions of the Offer" and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, Purchaser will not (i) reduce the number of Common Shares to be purchased in the Offer, (ii) reduce the price per Common Share payable pursuant to the Offer or change the form of consideration to be paid in the Offer, or (iii) modify or add conditions to the Offer in addition to those set forth in "THE TENDER OFFER--12. Certain Conditions of the Offer" (other than to waive any conditions to the extent permitted by the Merger Agreement) or (iv) except as set forth in this Section 1, extend the Offer. In the event all conditions set forth in the Merger Agreement shall have been satisfied other than the Minimum Condition, Purchaser may extend the Offer for a period or periods aggregating not more than 20 business days after the later of (i) initial Expiration Date and (ii) the date on which all other conditions set forth in the Merger Agreement shall have been satisfied, after which time Purchaser shall waive the Minimum Condition. Purchaser acknowledges that (i) Rule 14e-l(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Common Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Common Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER--12. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

    Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Common Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Common Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Common Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Common Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Common Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Common Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Common Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Common Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR COMMON SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Common Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the latest to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in "THE TENDER OFFER--12. Certain Conditions of the Offer". Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Common Shares pending receipt of any regulatory approval specified in "THE TENDER OFFER--13. Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

    In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Common Shares (the "Common Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Common Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in "THE TENDER OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and
(iii) any other documents required under the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Common Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Common Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Common Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Common Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Common Shares be paid, regardless of any delay in making such payment.

    If any tendered Common Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Common Share Certificates are submitted evidencing more Common Shares than are tendered, Common Share Certificates evidencing unpurchased Common Shares will be returned, without expense to the tendering shareholder (or, in the case of Common Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "THE TENDER OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares", such Common Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser shall increase the consideration offered to any holders of Common Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Common Shares that are purchased pursuant to the Offer, whether or not such Common Shares were tendered prior to such increase in consideration.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Common Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Common Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING COMMON SHARES. In order for a holder of Common Shares validly to tender Common Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Common Share Certificates evidencing tendered Common Shares must be received by the Depositary at such address or such Common Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Common Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    THE METHOD OF DELIVERY OF COMMON SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Common Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Common Shares by causing such Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where Common Shares are tendered (i) by a registered holder of Common Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Common Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Common Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Common Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Common Share Certificate, with the signature(s) on such Common Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Common Shares pursuant to the Offer and the Common Share Certificates evidencing such shareholder's Common Shares are not immediately available or such shareholder cannot deliver the Common Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Common Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

   (iii) the Common Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Common Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three Amex trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Common Share Certificates evidencing such Common Shares, or a Book-Entry Confirmation of the delivery of such Common Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Common Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, TDS, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Common Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Common Shares or other securities issued or issuable in respect of such Common Shares on or after February 11, 1998). All such proxies shall be considered coupled with an interest in the tendered Common Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Common Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Common Shares (and such other Common Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Common Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Common Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Common Shares, Purchaser must be able to exercise full voting rights with respect to such Common Shares.

    The acceptance for payment by Purchaser of Common Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF COMMON SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDERS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    4. WITHDRAWAL RIGHTS. Tenders of Common Shares made pursuant to the Offer are irrevocable except that such Common Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 18, 1998. If Purchaser extends the Offer, is delayed in its acceptance for payment of Common Shares or is unable to accept Common Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of

Purchaser, retain tendered Common Shares, and such Common Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the registered holder of such Common Shares, if different from that of the person who tendered such Common Shares. If Common Share Certificates evidencing Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Common Share Certificates, the serial numbers shown on such Common Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, TDS, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Common Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Common Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "THE TENDER OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares".

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Sales of Common Shares pursuant to the Offer will be taxable transactions for federal income tax purposes. A holder of Common Shares who tenders such shares will recognize gain or loss in an amount equal to the difference between the amount of cash received and such holder's tax basis in his or her shares. Any gain or loss recognized on the sale will be capital gain or loss, assuming that the tendering shareholder's Common Shares were "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") at the time of sale. The excess of long-term capital gains over net short-term capital losses is generally taxed at a lower rate than ordinary income for noncorporate taxpayers. Such taxpayers generally are subject to a maximum rate of 28% on gain realized on the disposition of a capital asset held for more than one year but not more than 18 months, and a maximum rate of 20% on gain realized on the disposition of a capital asset held for more than 18 months.

    The Merger is structured to qualify as a tax-free reorganization under the Code. Assuming the Merger so qualifies, for federal income tax purposes (i) no gain or loss will be recognized by the Purchaser or the Company as a result of the Merger, (ii) none of TDS, the Company, the Purchaser or any direct or indirect wholly owned subsidiary of TDS or the Company will recognize gain or loss as a result of the conversion of its common stock, par value $1.00 per share, of Purchaser into Company capital stock, (iii) the holding period and basis applicable to any Company capital stock received in the Merger will be the same as the holding period and basis attributable to the Common Stock of Purchaser that is converted into such Company capital stock in the Merger, (iv) each holder of Common Shares (other than TDS, the Company, the Purchaser, or any direct or indirect wholly owned subsidiary of TDS or the Company) will recognize gain or loss equal to the difference between the amount of cash such holder receives upon the Merger and such holder's tax basis in such shares, and (v) each holder of Common Shares who dissents from the Merger, and demands and perfects his or her appraisal rights under Delaware Law, will recognize gain or loss measured by the difference between the deemed "fair value" and such holder's tax basis in such shares. Assuming that the holder's Common Shares were "capital assets" within the meaning of Section 1221 of the Code, any gain or loss the holder recognizes as a result of the Merger will be capital gain or loss, and generally will be subject to tax at the rates discussed in the preceding paragraph.

    THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY, AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE OFFER OR THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS ALL OF THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR TAXPAYERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES OR TO TAXPAYERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES, TAX-EXEMPT ORGANIZATIONS, FOREIGN ENTITIES AND INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES). IT ALSO DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE OFFER OR THE MERGER.

    THE DISCUSSION SET FORTH ABOVE IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. NO RULINGS HAVE BEEN, OR WILL BE, SOUGHT FROM THE INTERNAL REVENUE SERVICE CONCERNING THE TAX CONSEQUENCES OF THE OFFER OR THE MERGER.

    EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC CONSEQUENCES OF THE OFFER OR THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

    6. PRICE RANGE OF COMMON SHARES; DIVIDENDS. The Common Shares principally are traded on Amex under the symbol "APP" and listed in the newspapers as "AmPaging." As of February 11, 1997, the Company's Common Shares were held by 111 record owners. All of the Series A Common Shares were held by TDS. No public trading market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.

    The high and low sales prices of the Common Shares as reported by the Amex were as follows:

                                                                                                 COMMON SHARES
                                                                                              --------------------
CALENDAR PERIOD                                                                                 HIGH        LOW
--------------------------------------------------------------------------------------------  ---------  ---------
1996
  First Quarter.............................................................................  $   7.375  $   6.250
  Second Quarter............................................................................     10.000      6.500
  Third Quarter.............................................................................      7.563      5.500
  Fourth Quarter............................................................................      6.125      4.625

1997
  First Quarter.............................................................................  $   5.125  $   3.438
  Second Quarter............................................................................      4.000      1.313
  Third Quarter.............................................................................      3.125      1.500
  Fourth Quarter............................................................................      2.875      1.875

  First Quarter (through February 13, 1998).................................................  $   2.500  $   2.000

    The Company has never paid any cash dividends and currently intends to retain any future earnings for use in the Company's business. In addition, the Revolving Credit Agreement with TDS prohibits the payment of dividends on the Company's Common Shares and Series A Common Shares, except to the extent of one-half of the cumulative consolidated net income, if any, of the Company for the period after December 31, 1993.

    On December 22, 1997, the last full trading day prior to the announcement of TDS's original offer to acquire the Company, the closing price per Common Share as reported Amex was $2.125. On February 10, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price per Common Share as reported on Amex was $2.375. On February 17, 1998, the last full trading day prior to the commencement of the Offer, the closing price per Common Share as reported on Amex was $2.44.

    SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor TDS assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or TDS.

    GENERAL. The Company was formed in 1980 under Delaware Law as a wholly owned subsidiary of TDS. The Company provides one-way and two-way wireless communication and messaging services in 21 states and the District of Columbia through 35 sites and service offices, with operations concentrated in Florida and in the mid-Atlantic and Midwest regions. In 1994, the Company completed an initial public offering of Common Shares and, since that time, has made no additional underwritten public offerings of Common Shares.

    FINANCIAL INFORMATION. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements for the fiscal years ended 1997 and 1996. In addition, Schedule V hereto sets forth the Company's audited financial statements for the fiscal years ended December 31, 1997 and 1996.

                             AMERICAN PAGING, INC.
                         SELECTED FINANCIAL INFORMATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                         SHARE AMOUNTS)
Service Revenue..............................................................  $   85,937  $   93,841  $   93,034
                                                                               ----------  ----------  ----------
Service Operating Expenses
  Cost of services...........................................................      27,822      26,712      22,294
  Sales and marketing........................................................      32,767      32,862      20,661
  General and administrative.................................................      29,322      37,579      34,403
  Depreciation and amortization..............................................      32,040      33,777      24,692
                                                                               ----------  ----------  ----------
                                                                                  121,951     130,930     102,050
                                                                               ----------  ----------  ----------
Service Operating Loss.......................................................     (36,014)    (37,089)     (9,016)
                                                                               ----------  ----------  ----------
Equipment Sales
  Revenue....................................................................       8,476      10,346      14,116
  Cost of equipment sold.....................................................       7,769       9,883      14,097
                                                                               ----------  ----------  ----------
Equipment Sales Income.......................................................         707         463          19
                                                                               ----------  ----------  ----------
Operating Loss...............................................................     (35,307)    (36,626)     (8,997)
                                                                               ----------  ----------  ----------
Investment and Other Income/(Expense)
  Investment loss in joint venture...........................................        (459)     (1,201)     (1,151)
  Interest income............................................................         128         259         175
  Other, net.................................................................          75          33         121
                                                                               ----------  ----------  ----------
                                                                                     (256)       (909)       (855)
                                                                               ----------  ----------  ----------
Loss Before Interest and Income Taxes........................................     (35,563)    (37,535)     (9,852)
Interest expense--affiliates.................................................      16,073       7,650       5,533
                                                                               ----------  ----------  ----------
Loss Before Income Taxes.....................................................     (51,636)    (45,185)    (15,385)
Income tax expense...........................................................      --             342         325
                                                                               ----------  ----------  ----------
Net Loss.....................................................................  $  (51,636) $  (45,527) $  (15,710)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted Average Common Shares and Series A Common Shares (000s).............      20,111      20,048      20,017
Net Loss per Common Shares and Series A Common Share.........................  $    (2.57) $    (2.27) $    (0.78)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                          CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
                                                                                            (DOLLARS IN THOUSANDS)
                                                      ASSETS
Current Assets
  Cash and cash equivalents...............................................................  $    3,058  $      557
  Temporary investments...................................................................          61         150
  Accounts receivable:
    Customers, net of reserves of $2,300 and $1,883, respectively.........................       9,051      12,639
    Other.................................................................................         224         234
  Inventory...............................................................................       6,851       8,548
  Prepaid expenses and other..............................................................       1,076       1,231
                                                                                            ----------  ----------
                                                                                                20,321      23,359
                                                                                            ----------  ----------
Investments
  Investment in joint venture.............................................................         185         193
  Marketable securities...................................................................         244         286
                                                                                            ----------  ----------
                                                                                                   429         479
                                                                                            ----------  ----------
Property, Plant and Equipment
  In service and under construction.......................................................     118,275     113,000
  Less accumulated depreciation...........................................................      75,045      61,528
                                                                                            ----------  ----------
                                                                                                43,230      51,472
                                                                                            ----------  ----------
Intangible Assets
  PCS licenses............................................................................      60,901      60,901
  Other intangibles, net of accumulated amortization of $21,227 and $17,543,
    respectively..........................................................................      10,959      14,681
                                                                                            ----------  ----------
                                                                                                71,860      75,582
                                                                                            ----------  ----------
Net Deferred Tax Asset....................................................................         313         313
                                                                                            ----------  ----------
Total Assets..............................................................................  $  136,153  $  151,205
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                   LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
Current Liabilities
  Due to affiliates
    Accounts payable......................................................................  $    1,483  $    1,486
    Accrued interest......................................................................       1,527       1,169
  Accounts payable........................................................................         942       3,401
  Unearned revenue and deposits...........................................................       6,827      10,527
  Accrued taxes...........................................................................         477         357
  Accrued compensation....................................................................       3,551       1,266
  Other current liabilities...............................................................       2,521       2,841
                                                                                            ----------  ----------
                                                                                                17,328      21,047
                                                                                            ----------  ----------
Revolving Credit Agreement--TDS...........................................................     179,990     139,960
                                                                                            ----------  ----------
Common Shareholders' Equity
  Common Shares, par value $1 per share; authorized 50,000,000 shares; issued and
    outstanding 7,645,446 shares in 1997 and 7,559,633 shares in 1996.....................       7,645       7,560
  Series A Common Shares, par value $1 per share; authorized 50,000,000 shares; issued and
    outstanding 12,500,000 shares.........................................................      12,500      12,500
  Additional paid-in capital..............................................................      72,777      72,589
  Retained deficit........................................................................    (154,087)   (102,451)
                                                                                            ----------  ----------
                                                                                               (61,165)     (9,802)
                                                                                            ----------  ----------
Total Liabilities and Common Shareholders' Equity.........................................  $  136,153  $  151,205
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    RATIO OF EARNINGS TO FIXED CHARGES; BOOK VALUE PER SHARE. The ratio of earnings to fixed charges for the two most recent fiscal years is not relevant for the Company, given that the Company has had negative earnings in the last two fiscal years. The book value per Common Share was $(3.04) at December 31, 1997 and $(0.49) per Common Share at December 31, 1996.

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D. C. 20549. The information should also be available for inspection at the principal offices of the Company located at 1300 Godward Street, N.E., Suite 3100, Minneapolis, MN 55413.

    8.  CERTAIN INFORMATION CONCERNING PURCHASER, TDS AND THE VOTING
TRUST. Purchaser is a corporation organized under the laws of Delaware and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602. Purchaser is an direct, wholly owned subsidiary of TDS and was organized by TDS for the purpose of acquiring the Common Shares pursuant to the Offer.

    Purchaser currently owns 12,500,000 Series A Common Shares which have a fifteen votes per share on all matters and are convertible on a share-for-share basis into Common Shares and 4,000,000 Common Shares, constituting 100% of the currently outstanding Series A Common Shares and approximately 52.3% of the outstanding Common Shares for a combined total of approximately 81.9% of the Company's outstanding classes of capital stock and approximately 98.1% of their combined voting power.

    TDS is a corporation organized under the laws of Iowa. Its principal office is located at 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602. TDS's principal business is that of providing diversified telecommunications services. TDS, directly and through its subsidiaries, has established local telephone, cellular telephone and radio paging operations, and is developing personal communications services.

    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Purchaser and TDS and certain other information are set forth in
Schedule I hereto.

    The Voting Trust was created under an Agreement dated June 30, 1989 ("The Voting Trust"). The principal business address of The Voting Trust is c/o TDS, 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602. The Voting Trust holds TDS's Series A Common Shares, par value $1.00 per share (the "TDS Series A Common Shares") and was created to facilitate long-standing relationships among the trusts' certificate holders. Under the terms of The Voting Trust, the trustees hold and vote the TDS Series A Common Shares held in the trust.

    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the trustees of The Voting Trust are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, (i) none of Purchaser, TDS, The Voting Trust nor, to the best knowledge of Purchaser, TDS and The Voting Trust, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, TDS, The Voting Trust or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any

Common Shares and (ii) none of Purchaser, TDS, The Voting Trust nor, to the best knowledge of Purchaser, TDS and The Voting Trust, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Common Shares during the past 60 days.

    Except as provided in the Merger Agreement, the Asset Contribution Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, TDS, The Voting Trust nor, to the best knowledge of Purchaser, TDS and The Voting Trust, any of the persons listed in Schedules I and II to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guaranties against loss, guaranties of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1996, neither Purchaser, TDS nor The Voting Trust nor, to the best knowledge of Purchaser, TDS and The Voting Trust, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contacts, negotiations or transactions between any of Purchaser, TDS, The Voting Trust or any of their subsidiaries or, to the best knowledge or Purchaser, TDS and The Voting Trust, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    9. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $10 million. TDS will ensure that Purchaser has sufficient funds to acquire all the outstanding Common Shares pursuant to the Offer and the Merger. TDS will provide such funds from its working capital or its affiliates' working capital or from existing credit facilities or new credit facilities established for this purpose or from a combination of the foregoing. No decision has been made concerning which of the foregoing sources TDS will utilize. Such decision will be made based on TDS's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as TDS may deem appropriate.

    TDS anticipates that any indebtedness incurred through borrowings under credit facilities will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by TDS and its affiliates bank refinancing, and the public or private sale of debt or equity securities. No decision has been made concerning the method TDS will employ to repay such indebtedness. Such decision will be made based on TDS's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as TDS may deem appropriate.

    10. DIVIDENDS AND DISTRIBUTIONS. If, on or after February 11, 1998, the Company should declare or pay any dividend on the Common Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Common Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Common Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under "THE TENDER OFFER--12. Certain Conditions of the Offer", (i) the purchase price per Common Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

    11. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON SHARES; AMERICAN STOCK EXCHANGE, INC. AND EXCHANGE ACT REGISTRATION. The purchase of Common Shares by Purchaser pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of holders of Common Shares, which could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

    The Common Shares are currently listed on the Amex. Depending upon the aggregate market value of Common Shares not acquired pursuant to the Offer and the number of Common Shares held by other parties, the Common Shares may no longer meet the requirements for continued listing on the Amex and may be delisted from the Amex. Amex-published guidelines indicate that the Amex normally considers delisting a security in the event that, among other things, the total number of public shareholders is less than 300, or the number of publicly held shares (exclusive of holdings of officers, directors, controlling shareholders or other family or concentrated holdings) is less than 200,000, or the aggregate market value of shares publicly held is less than $1.0 million.

    TDS intends to cause the Common Shares to be delisted for quotation by Amex following consummation of the Offer. Moveover, pursuant to the Asset Contribution Agreement, TDS is obligated to use its best efforts to cause Purchaser to complete the Merger, subject to the approval of the Merger by the Special Committee and TDS is not required to complete a Merger which does not have the recommendation of the Special Committee.

    The Common Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Common Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Common Shares could no longer be used as collateral for loans made by brokers.

    The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Common Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Common Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Common Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be "margin securities" or be eligible for Amex listing of the Common Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    12. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other term or provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or pay for any Common Shares tendered pursuant to the Offer, and may terminate or amend the Offer, at any time on or after February 11, 1998, and before the acceptance of the Common Shares for payment, if (i) the Asset Contribution Agreement Condition is not satisfied or (ii) any of the following events or facts shall have occurred:

    (a) there shall be threatened, instituted or pending any action, proceeding or application by any governmental authority, or by any other person, domestic or foreign, before any court or governmental authority (which, if brought by such other person, has a reasonable likelihood of success), (i)(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws and Delaware Law each as in effect on the date of the Offer, in connection with the making of the Offer, the acceptance for payment of, or payment for, some of or all the Common Shares by TDS, Purchaser or any other affiliate of TDS or the consummation by TDS, Purchaser or any other affiliate of TDS of the Merger, (B) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to impose or confirm limitations on the ability of TDS, Purchaser or any other affiliate of TDS effectively to exercise full rights of ownership of Common Shares, including, without limitation, the right to vote any Common Shares acquired or owned by TDS, Purchaser or any other affiliate of TDS on all matters properly presented to the Company's shareholders, (iii) seeking any material diminution in the benefits expected to be derived by TDS, Purchaser or any other affiliate of TDS as a result of the transactions contemplated by the Offer or the Merger,
(iv) otherwise directly or indirectly relating to the Offer or the Offer Documents or which otherwise, in the sole judgment of Purchaser, might materially adversely affect the Company or any of its subsidiaries or TDS, Purchaser or any other affiliate of TDS or the value of Common Shares or (v) in the sole judgment of Purchaser, materially adversely affect the business, assets, liabilities, capitalization, results of operations, shareholders' equity, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries; or

    (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, (i) TDS, Purchaser or any other affiliate of TDS or the Company or (ii) the Offer or the Merger by any government, legislative body or court, domestic, foreign or supranational, or Governmental Authority, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

    (c) there shall have occurred any material adverse change, or any condition, event or development that is reasonably likely to result in a material adverse change, in the business, assets, liabilities, capitalization, results of operations, shareholders' equity, condition (financial or otherwise) or prospects of the Company; or

    (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad, (iii) any change in the general political, market, economic or financial conditions in the United States that is reasonably likely to have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or of TDS or the trading in, or value of, Common Shares, (iv) any material change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Authority on, or other event that is reasonably likely to affect the extension of credit by banks or other lending institutions in the United States, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

    (e) any required approval, permit, authorization, favorable review or consent of any Governmental Authority shall not have been obtained on terms satisfactory to Purchaser; or

    (f) (i) it shall have been publicly disclosed or TDS shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the outstanding Common Shares has been acquired by another person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or (ii) (x) the Board of Directors of the Company or any committee thereof (including the API Special Committee) shall have withdrawn or modified in a manner adverse to TDS or Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Proposed API Acquisition Transaction (other than this Agreement), (y) the Company shall have entered into any agreement with respect to any Proposed API Acquisition Transaction (other than this Agreement) or (z) the Board of Directors of the Company or any committee (including the Special Committee) thereof shall have resolved to do any of the foregoing; or

    (g) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time; or

    (h) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

    (i) this Agreement shall have been terminated in accordance with its terms;
or

    (j) Purchaser and the Company (with the approval of the Special Committee) shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment or payment for Common Shares thereon;

which, in the judgment of Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by TDS, Purchaser, or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of Purchaser and TDS and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser concerning the events described in this Annex II will be final and binding upon all parties.

    13. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to TDS and discussions of representatives of TDS with representatives of the Company during TDS's investigation of the Company (see "SPECIAL FACTORS-- Background of the Offer and the Merger"), neither Purchaser nor TDS is aware of any license or other regulatory permit that appears to be material to the business of the Company, which might be adversely affected by the acquisition of Common Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Common Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Common Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Common Shares if any of the conditions in Section 12 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or TDS or that certain parts of the businesses of the Company, Purchaser or TDS might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Common Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 13. See "THE TENDER OFFER--12. Certain Conditions of the Offer".

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested shareholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested shareholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. TDS was the only shareholder when the Company went public and thus is exempt from the three-year limitation on a business combination between the Company and TDS is no longer in effect. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

    The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approval from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Common Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Common Shares tendered. See "THE TENDER OFFER--12. Certain Conditions of the Offer".

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The acquisition of Common Shares by Purchaser pursuant to the Offer, however, is not subject to such requirements because Purchaser currently owns in excess of 50% of the outstanding Common Shares. See "THE TENDER OFFER--2. Acceptance for Payment and Payment for Common Shares". The combination by TDS and TSR Paging of their respective paging businesses in accordance with the terms and conditions of the Asset Contribution Agreement is also not subject to these requirements because the FTC is of the view that such combinations that occur in connection with the formation of a limited liability company are not subject to the reporting requirements of the HSR Act.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Common Shares by Purchaser pursuant to the Offer and such as the proposed contributions contemplated by the Asset Contribution Agreement. At any time before or after the purchase of Common Shares pursuant to the Offer by Purchaser or before or after the contributions contemplated by the Asset Contribution Agreement, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Common Shares pursuant to the Offer, seeking the divestiture of Common Shares purchased by Purchaser or the divestiture of substantial assets of TDS, the Company or their respective subsidiaries seeking to enjoin the contributions pursuant to the Asset Contribution Agreement, or seeking the divestiture of substantial assets acquired by TSR Wireless pursuant to the Asset Contribution Agreement. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to TDS relating to the businesses in which TDS, the Company and their respective subsidiaries are engaged, TDS and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or contribution on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "THE TENDER OFFER--12. Certain Conditions of the Offer".

    FCC. Pursuant to the Asset Contribution Agreement, Purchaser is not required to accept for payment or pay for any Common Shares unless, among other things, the Asset Contribution Agreement Condition is satisfied and the Asset Contribution Agreement is in full force and effect and all of the conditions to the closing of the transactions contemplated by the Asset Contribution Agreement shall have been satisfied. It is a condition to the obligations of both TDS and TSR Paging under the Asset Contribution Agreement that all authorizations, consents and permits of the FCC necessary to effect the transfer of the assets of the Company and TSR Paging to TSR Wireless and the performance of the other obligations of the parties under the Asset Contribution Agreement shall have been obtained.

    The transactions contemplated by the Asset Contribution Agreement, including but not necessarily limited to the assignment of the FCC licenses of TSR Paging to TSR Wireless and the assignment of the FCC licenses of the Company to TSR Wireless, can only be accomplished upon receipt of prior FCC consent. TSR Paging and the Company have filed applications to obtain FCC grant by final FCC order of all required FCC consents to assignment of the FCC licenses of TSR Paging and of the FCC licenses of the Company. Under FCC rules, many of the foregoing applications may not be granted until the statutory thirty day period to permit public comment on these applications expires in early March. Assuming that no public comments are filed, grants of all required FCC consents could be obtained as early as mid-March. Under the terms of the Asset Contribution Agreement, the assignments of FCC licenses of TSR Paging and FCC licenses of the Company are not required to be consummated until these FCC consents are final, non-appealable and no longer subject to administrative or judicial reconsideration, review or appeal. Absent waiver of finality, the closing of the foregoing assignments would not take place until late-April at the earliest. This schedule could also be substantially delayed if grant of any of the required FCC consents is opposed or otherwise challenged at the FCC.

    14. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Shares pursuant to the Offer.

    CFSB is acting as Dealer Manager in connection with the Offer and as financial advisor to TDS in connection with the Merger and the TSR Transaction, for which services CSFB will receive an aggregate fee of $1,750,000. TDS also has agreed to reimburse CSFB for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify CSFB and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. CSFB has in the past provided, and is currently providing, investment banking services to TDS unrelated to the proposed TSR Transaction, Offer and Merger, for which services CSFB has received and will receive compensation.

    PaineWebber is acting as financial advisor to the Special Committee in connection with the Offer and Merger. In accordance with the engagement letter dated January 8, 1998 between the Special Committee and PaineWebber, the Special Committee will pay PaineWebber an aggregate fee of $450,000 for its services and will also reimburse PaineWebber for certain of its out-of-pocket expenses incurred in connection with its engagement. The Special Committee also agreed, under separate agreement, to indemnify PaineWebber and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

    15. MISCELLANEOUS. Purchaser is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Common Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, TDS OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, TDS and Purchaser have filed with the Commission the Schedule 14D-1 together with exhibits, furnishing additional information with respect to the Offer. Pursuant to Rule 14d-9 promulgated under the Exchange Act, the Company has filed with the Commission the Schedule 14D-9 with respect to the Offer, and may file amendments thereto. TDS, Purchaser and the Company have filed a statement on Schedule 13E-3 with respect to the Offer and may file amendments to the Schedule 13E-3. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "THE TENDER OFFER--7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          API MERGER CORP.

February 18, 1998

                                   SCHEDULE I
             DIRECTORS AND EXECUTIVE OFFICERS OF TDS AND PURCHASER
                      AND THE TRUSTEES OF THE VOTING TRUST

    DIRECTORS AND EXECUTIVE OFFICERS OF TDS. The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of TDS. Each person is a citizen of the United States.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                                       AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
James Barr III                  Director of TDS and President of TDS Telecommunications Corporation, a
                                wholly-owned subsidiary of TDS, located at TDS Telecommunications Corporation,
                                301 South Westfield Road, Madison, Wisconsin 53705-0158. James Barr III has had
                                the principal occupation listed above for more than the past five years.

Donald R. Brown                 Retired December 1997 and can be reached at the business address at 834 Ethan's
                                Glen Drive, Knoxville, Tennessee 37923. Prior to his retirement, Donald R. Brown had been President of the Wholesale Market Groups of TDS Telecommunications
                                Corporation, a subsidiary of TDS which operates local telephone companies, between 1995 and 1997. He was also Senior Vice President of TDS Telecom between
                                1992 and 1997. TDS Telecom is located at 834 Ethan's Glen Drive, Knoxville,
                                Tennessee 37923.

LeRoy T. Carlson                Director and Chairman of TDS, located at Telephone and Data Systems, Inc., 30
                                North LaSalle Street, Suite 4000, Chicago, Illinois 60602. LeRoy T. Carlson has
                                had the principal occupation listed above for more than the past five years.

LeRoy T. Carlson, Jr.           Director and President (Chief Executive Officer) of TDS, located at Telephone and
                                Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602.
                                LeRoy T. Carlson, Jr. has had the principal occupation listed above for more than the past five years.

Letitia G.C. Carlson            Director of TDS, Medical Doctor and Assistant Professor, George Washington
                                University Medical Center, located at George Washington University, Medical
                                Center, 2150 Pennsylvania Ave. N.W., Washington, D.C. 20037. Letitia G.C. Carlson
                                has had the principal occupation listed above for more than the past five years.

Walter C.D. Carlson             Director of TDS and Partner in the law firm of Sidley & Austin, located at Sidley
                                & Austin, One First National Plaza, Chicago, Illinois 60603. Walter C.D. Carlson
                                has had the principal occupation listed above for more than the past five years.

Michael K. Chesney              Vice President--Corporate Development of TDS located at 1014 South Briarcliffe
                                Circle, Maryville, Tennessee 37803. Michael K. Chesney was appointed a Vice
                                President--Corporate Development of TDS in 1994. Prior to that he was Director of
                                Corporate Development of TDS for more than five years.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                                       AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
George L. Dienes                Vice President--Corporate Development of TDS, located at Telephone and Data
                                Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602.
                                George L. Dienes has had the principal occupation listed above for more than the past five years.

C. Theodore Herbert             Vice President--Human Resources of TDS, located at Telephone and Data Systems,
                                Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602. C. Theodore
                                Herbert has had the principal occupation listed above for more than the past five years.

Rudolph E. Hornacek             Director and Vice President--Engineering of TDS, located at Telephone and Data
                                Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602.
                                Rudolph E. Hornacek has had the principal occupation listed above for more than the past five years.

Michael G. Hron                 Secretary of TDS and Partner in the law firm of Sidley & Austin, located at
                                Sidley & Austin, One First National Plaza, Chicago, Illinois 60603. Michael G.
                                Hron has been Secretary of TDS and has had the principal occupation listed above for more than the past five years.

Donald C. Nebergall             Director and Consultant to TDS and other companies, at 2919 Applewood Place,
                                N.E., Cedar Rapids, Iowa 52402. Donald C. Nebergall has had the principal occupation listed above for more than the past five years.

H. Donald Nelson                President of United States Cellular Corporation, an over 80%-owned subsidiary of
                                TDS, located at United States Cellular Corporation, 8410 West Bryn Mawr, Suite
                                700, Chicago, Illinois 60631-3415. H. Donald Nelson has had the principal occupation listed above for more than the past five years.

George W. Off                   Director of TDS and President and Chief Executive Officer of Catalina Marketing
                                Corporation, located at Catalina Marketing Corporation, 11300 Ninth Street,
                                North, St. Petersburg, Florida 33716. George W. Off became President and Chief
                                Executive Officer of the Catalina Marketing Corporation in 1994. Prior to that,
                                Mr. Off was its President and Chief Operating Officer between 1992 and 1994.

Martin L. Solomon               Private Investor, located at 2665 South Bayshore Drive, Suite 906, Coconut Grove,
                                Florida 33133. Martin L. Solomon has had the principal occupation listed above for more than the past five years.

Karen M. Stewart                Vice President--Investor Relations of TDS, located at Telephone and Data Systems,
                                Inc., 8401 Greenway Boulevard, Middleton, Wisconsin 53562. Karen M. Stewart was
                                appointed Vice President--Investor Relations of TDS in July 1995. Prior to that she was Assistant Controller--External Reporting of TDS between November 1995 and
                                July 1995. Before that, Ms. Stewart was Director--Financial Reporting of TDS between January 1991 and November 1994.

Terrence T. Sullivan            President of American Paging, Inc., an over 80%-owned subsidiary of TDS, located at American Paging, Inc., 1300 Godward Street, N.E., Suite 3100, Minneapolis,
                                Minnesota 55413-1767. Terrence T. Sullivan has been a director and President and
                                Chief Executive Officer of the

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                                       AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
                                Company since September 1996. Prior to that, Mr. Sullivan was Vice
                                President-Finance (CFO) & Treasurer of the Company from January 1996 to September
                                1996. Prior to that time, Mr. Sullivan was Vice President of Finance and
                                Administration, CFO and Treasurer of Microelectronics and Computer Technology
                                Corporation, a consortium which conducts research and development, located at
                                3500 W. Balcones Center Drive, Austin, Texas 98759, from February 1995 to January
                                1996. Before that, Mr. Sullivan was Vice President of Finance, Administration and
                                Contract Programs of Minnesota Supercomputer Center, Inc., which provides remote supercomputing services and software and is located at 1200 Washington Avenue,
                                Minneapolis, Minnesota 55413, for more than five years.

Murray L. Swanson               Director and Executive Vice President--Finance of TDS, located at Telephone and
                                Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602.
                                Murray L. Swanson has had the principal occupation listed above for more than the past five years.

Edward W. Towers                Vice President--Cellular Development of TDS, located at Telephone and Data
                                Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602.
                                Edward W. Towers was appointed Vice President--Corporate Development and
                                Operations of the Company in May 1997. Immediately prior thereto, Mr. Towers was
                                Vice President--Market and Business Development of United States Cellular
                                Corporation, an over 80%-owned subsidiary of TDS located at 8410 West Bryn Mawr,
                                Suite 700, Chicago, Illinois 60631-3415.

Herbert S. Wander               Director of TDS and Partner in the law firm of Katten, Muchin & Zavis, located at
                                Katten, Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois
                                60606-3693. Herbert S. Wander has had the principal occupation listed above for more than the past five years.

Donald W. Warkentin             President of Aerial Communications, Inc., an over 80%-owned subsidiary of TDS, located at Aerial Communications, Inc., 8410 West Bryn Mawr, Suite 1100, Chicago,
                                Illinois 60631-3415. Donald W. Warkentin was appointed President of Aerial
                                Communications, Inc. in 1995. Prior to that time Mr. Warkentin was Vice President of Multimedia Marketing for US West Communications, at P.O. Box 173754, Denver,
                                Colorado 80217-3754, from 1994 to 1995. Before that, Mr. Warkentin was Head of
                                Marketing for U.S. West Communications Mercury One-2-One in the United Kingdom,
                                the world's first major market PCS venture.

Byron A. Wertz                  Vice President--Corporate Development of TDS, located at Telephone and Data
                                Systems, Inc., 8000 West 78th Street, Suite 400, Minneapolis, Minnesota 55439.
                                Byron A. Wertz was appointed a Vice President-- Corporate Development of TDS in
                                1994. Prior to that he was Director-- Telecommunications Development of TDS for
                                more than the past five years.

Gregory J. Wilkinson            Vice President and Corporate Controller of TDS, located at TDS Corporate Madison,
                                8410 Greenway Boulevard, P.O. Box 628010,

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                                       AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
                                Madison, Wisconsin 53562-8010. Wilkinson has had the principal occupation listed above for more than five years.

Scott H. Williamson             Vice President--Acquisitions of TDS, located at Telephone and Data Systems, Inc.,
                                30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602. Scott H. Williamson
                                was appointed Vice President--Acquisitions of TDS in November 1995. Prior to that he was Vice President, Corporate Development, of FMC Corporation, a manufacturer of machinery and chemicals located at 200 East Randolph Drive, Chicago, Illinois
                                60601, between 1993 and 1995. Before that, Mr. Williamson was Vice President of
                                Acquisitions and Development of Anixter International (formerly Itel
                                Corporation), a diversified holding company located at 2 North Riverside Plaza,
                                Chicago, Illinois 60606 for more than five years.

    DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The sole director and the executive officers of Purchaser are set forth below. The table above for "Directors and Executive Officers of TDS" sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Each person is a citizen on the United States.

             NAME                                              POSITION
------------------------------  -----------------------------------------------------------------------
LeRoy T. Carlson, Jr.           Director and President of Purchaser
Murray L. Swanson               Vice President and Treasurer of Purchaser
Scott H. Williamson             Vice President of Purchaser
Michael G. Hron                 Secretary of Purchaser

                          TRUSTEES OF THE VOTING TRUST

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years for each trustee of the Voting Trust. Each person is a citizen of the United States.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                                       AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
LeRoy T. Carlson, Jr.           President (Chief Executive Officer) of TDS, located at Telephone and Data
                                Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602.
                                LeRoy T. Carlson, Jr. has had the principal occupation listed above for more than the past five years.

Letitia G.C. Carlson            Medical Doctor and Assistant Professor, George Washington University Medical
                                Center, located at George Washington University, Medical Center, 2150
                                Pennsylvania Avenue, N.W., Washington, D.C. 20037. Letitia G.C. Carlson has had
                                the principal occupation listed above for more than the past five years.

Walter C.D. Carlson             Partner in the law firm of Sidley & Austin, located at Sidley & Austin, One First
                                National Plaza, Chicago, Illinois 60603. Walter C.D. Carlson has had the
                                principal occupation listed above for more than the past five years.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                                       AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
Melanie J. Heald                Homemaker, at 7410 Longmeadow Road, Madison, Wisconsin 53717. Melanie J. Heald
                                has had the principal occupation listed above for more than the past five years.

Donald C. Nebergall             Consultant to TDS and other companies, located at 2919 Applewood Place, N.E.,
                                Cedar Rapids, Iowa 52402. Donald C. Nebergall has had the principal occupation listed above for more than the past five years.

                                  SCHEDULE II

    DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY. The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of the Company. Each person is a citizen of the United States.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                                       AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
James Barr III                  Director of the Company and President and Chief Executive Officer of TDS
                                Telecommunications Corporation, a wholly-owned subsidiary of TDS, located at TDS
                                Telecommunications Corporation, 301 South Westfield Road, Madison, Wisconsin
                                53705-0158. James Barr III has had the principal occupation listed above for more than the past five years.

Dennis M. Beste                 Vice President--Finance, Chief Financial Officer and Treasurer of the Company,
                                located at American Paging, Inc., 1300 Godward Street, N.E., Suite 3100,
                                Minneapolis, Minnesota 55413-1767. Dennis M. Beste has been the Vice
                                President--Finance, Chief Financial Officer and Treasurer of the Company since
                                January 1997. Prior to that, Mr. Beste was Chief Operating Officer of Jacobs
                                Trading Company, a wholesaler and retailer of excess and returned merchandise located at 1405 Highway 169, Plymouth, Minnesota, from October 1993 to December
                                1996. Before that, Mr. Beste was a financial and general management consultant to small businesses and served as the Principal and General Manager of Beste's,
                                Inc., a start-up manufacturer of sporting goods equipment located at 3654
                                Glenhurst, St. Louis Park, Minnesota, from February 1992 to November 1993.

LeRoy T. Carlson, Jr.           Chairman and Director of the Company and President (Chief Executive Officer) of
                                TDS, located at Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite
                                4000, Chicago, Illinois 60602. LeRoy T. Carlson, Jr. has had the principal occupation listed above for more than the past five years.

Debora M. de Hoyos              Director of the Company and Partner in the law firm of Mayer, Brown & Platt, located at Mayer, Brown & Platt, 190 S. LaSalle Street, Chicago, Illinois 60603.
                                Debora M. de Hoyos has had the principal occupation listed above for more than the past five years.

Michelle M. Haupt               Vice President and Controller of the Company, located at American Paging, Inc.,
                                1300 Godward Street, N.E., Suite 3100, Minneapolis, Minnesota 55413-1767.
                                Michelle M. Haupt has been Vice President of the Company since January 1998 and
                                Controller of the Company since September 1996. Prior to that, Ms. Haupt was
                                Financial Reporting Manager of the Company from January 1995 to September 1996.
                                Before that, Ms. Haupt was employed by Echo Bay Mines Ltd., a publicly-held gold mining company located at 705 Continental Drive, New Brighton, Minnesota, from
                                May 1989 to June 1993 as Manager, Financial Accounting and Reporting, and from
                                September 1988 to April 1989 as a Senior Internal Auditor.

Michael G. Hron                 Secretary of the Company and Partner in the law firm of Sidley & Austin, located at Sidley & Austin, One First National Plaza, Chicago,

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                                       AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
                                Illinois 60603. Michael G. Hron has been secretary of the Company and has had the principal occupation listed above for more than the past five years.

Jean Burhardt Keffeler          Director of the Company and Business and Management Consultant and President of
                                The Keffeler Company, located at The Keffeler Company, 3424 Zenith Avenue, South,
                                Minneapolis, Minnesota 55416. Jean Burhardt Keffeler has had the principal occupation listed above for more than the past five years.

Lawrence J. Larsen              Vice President--Human Resources of the Company, located at American Paging, Inc.,
                                1300 Godward Street, N.E., Suite 3100, Minneapolis, Minnesota 55413-1767.
                                Lawrence J. Larsen has been Vice President-- Human Resources of the Company since
                                September 1997. Prior to that, Mr. Larsen was employed by the Waldorf
                                Corporation, located at 2250 Wabash Avenue, St. Paul, Minnesota, for more than five years, most recently as Vice President of Human Resources.

Larry A. Piumbroeck             Vice President--Development and Engineering of the Company, located at American
                                Paging, Inc., 1300 Godward Street, N.E., Suite 3100, Minneapolis, Minnesota
                                55413-1767. Larry A. Piumbroeck has been Vice President--Development and
                                Engineering of the Company since September 1996. Prior to that, Mr. Piumbroeck was Vice President-- Business Development of the Company from April 1996 to
                                September 1996. Before that, Mr. Piumbroeck was Director of PCS Development and
                                General Manager of the Company's Minnesota operations from January 1994 to April
                                1996. Prior to that time, Mr. Piumbroeck was Vice President--Regional Manager for
                                United States Cellular Corporation, TDS's subsidiary which provides cellular service, located at Appletree Square, Bloomington, Minnesota, from September 1987 to January 1994.

Edwin L. Russell                Director of the Company and Chairman, President and Chief Executive Officer of
                                Minnesota Power, located at Minnesota Power, 30 West Superior Street, Duluth,
                                Minnesota 55802. Edwin L. Russell has been President of Minnesota Power since May
                                1995 and Chairman and Chief Executive Officer of Minnesota Power since May 1996.
                                Prior to that, Mr. Russell was employed by J.M. Huber Corporation, a privately held, broadly diversified manufacturing and natural resources company located at
                                Edison, New Jersey, between 1989 and 1994 in various capacities, including Vice
                                President of Corporate Development and Group Vice President.

Terrence T. Sullivan            Director, President and Chief Executive Officer of the Company, located at
                                American Paging, Inc., 1300 Godward Street, N.E., Suite 3100, Minneapolis,
                                Minnesota 55413-1767. Terrence T. Sullivan has been a director and President and
                                Chief Executive Officer of the Company since September 1996. Prior to that, Mr.
                                Sullivan was Vice President--Finance (CFO) & Treasurer of the Company from
                                January 1996 to September 1996. Prior to that time, Mr. Sullivan was Vice
                                President of Finance and Administration, CFO and Treasurer of Microelectronics
                                and Computer Technology Corporation, a consortium which conducts research and

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                                       AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
                                development located at 3500 W. Balcones Center Drive, Austin, Texas 98759, from
                                February 1995 to January 1996. Before that, Mr. Sullivan was Vice President of
                                Finance, Administration and Contract Programs of Minnesota Supercomputer Center,
                                Inc., which provides remote supercomputing services and software and is located at 1200 Washington Avenue, Minneapolis, Minnesota 55413, for more than five years.

Murray L. Swanson               Director of the Company and Executive Vice President--Finance of TDS, located at
                                Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago,
                                Illinois 60602. Murray L. Swanson has had the principal occupation listed above for more than the past five years.

                                  SCHEDULE III

                        OPINION OF PAINEWEBBER INCORPORATED

Investment Banking Division

PaineWebber Incorporated

1285 Avenue of the Americas

New York, New York

212 713-2000

                                                                          [LOGO]

February 10, 1998

Special Committee of the Board of Directors

American Paging, Inc.

1300 Godward Street North, Suite 3100

Minneapolis, MN 55413-1767

Members:

    American Paging, Inc. (the "Company"), Telephone and Data Systems, Inc. (the "Acquiring Company") and API Merger Corp., a wholly-owned subsidiary of the Acquiring Company (the "Purchaser"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Purchaser will commence a tender offer (the "Offer") for all shares of the Company's common stock, par value $1.00 per share (the "Shares") not owned by the Acquiring Company at a price of $2.50 per Share (the "Consideration"). The Offer is expected to commence on or prior to February 18, 1998. The Agreement also provides that, following consummation of the Offer, the Company will be merged with the Purchaser (the "Merger"). In the Merger, each Share will be converted into the right to receive the Consideration.

    You have asked us whether or not, in our opinion, the Consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to the shareholders of the Company other than the Purchaser and the Acquiring Company from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed, among other public information, the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996 and the Company's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1997;

(2) Reviewed the Company's unaudited financial information for the fiscal year ended December 31, 1997;

(3) Reviewed certain information, including a 1998 financial budget, relating to the business, earnings, cash flow, and assets of the Company, furnished to us by the Company;

(4) Conducted discussions with members of senior management of the Company concerning its businesses and prospects;

(5) Reviewed the historical market prices and trading activity for the Shares and compared them with that of certain publicly traded companies which we deemed to be relevant;

(6) Compared the results of operations of the Company with that of certain companies which we deemed to be relevant;

(7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

                                     III-1

(8) Reviewed the draft of the Agreement dated February 10, 1998; and

(9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of regulatory, economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information, publicly available, supplied or otherwise communicated to us by or on behalf of the Company, and we have not assumed any responsibility to independently verify such information. We have assumed, with your consent, that the 1998 financial budget examined by us was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We have also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information or 1998 financial budget provided to us incomplete or misleading. We have also assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) are as set forth in the financial statements of the Company. We have not been engaged to make, nor have we made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is based upon regulatory, economic, market and monetary conditions existing on the date hereof.

    This opinion is directed to the Special Committee of the Board of Directors of the Company (the "Special Committee") and does not constitute a recommendation to any shareholder of the Company as to whether or not such shareholder should tender its Shares in the Offer. This opinion does not address the relative merits of the Offer and any other transactions or business strategies discussed by the Special Committee as alternatives to the Offer or the decision of the Special Committee with respect to the Offer.

    This opinion has been prepared for the information of the Special Committee in connection with the Offer and shall not be reproduced, summarized, described or referred to or provided to any other person or otherwise made public without the prior written consent of PaineWebber Incorporated ("PaineWebber"); provided, however, that the opinion may be reproduced in full in the Schedule 14D-9 and Offer to Purchase related to the Offer.

    Paine Webber is currently acting as financial advisor to the Special Committee in connection with the Offer and will receive a fee upon the delivery of this opinion.

    In the ordinary course of our business, we may trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    On the basis of, and subject to the foregoing, we are of the opinion that the Consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to the shareholders of the Company other than the Purchaser and the Acquiring Company from a financial point of view.

                                          Very truly yours,

                                          PAINEWEBBER INCORPORATED

                                          /s/ PAINEWEBBER INCORPORATED

                                          --------------------------------------

                                     III-2

                                  SCHEDULE IV

                  SUMMARY OF STOCKHOLDER APPRAISAL RIGHTS AND
                 TEXT OF SECTION 262 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

    SUMMARY OF STOCKHOLDER APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Common Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Common Shares, as of the day prior to the date on which the shareholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Common Shares. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Common Shares. In determining the fair value of the Common Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Common Shares, including, among other things, asset values and earning capacity. In WEINBERGER v. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Common Share in the Offer or the Merger Consideration.

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling shareholder of a company involved in a merger has a fiduciary duty to other shareholders. In determining whether a merger is fair to minority shareholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the shareholders and whether there was a fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and RABKIN v. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority shareholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

262 APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a merger effected pursuant to Section 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (OR DEPOSITORY RECEIPTS IN RESPECT THEREOF) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued share of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-l-97.)

                                   SCHEDULE V

                          AUDITED FINANCIAL STATEMENTS

                      FOR THE COMPANY FOR THE YEARS ENDED

                    DECEMBER 31, 1996 AND DECEMBER 31, 1997

         REPORT OF ARTHUR ANDERSEN LLP, INDEPENDENT PUBLIC ACCOUNTANTS

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                         SHARE AMOUNTS)
Service Revenue..............................................................  $   85,937  $   93,841  $   93,034
                                                                               ----------  ----------  ----------
Service Operating Expenses
  Cost of services...........................................................      27,822      26,712      22,294
  Sales and marketing........................................................      32,767      32,862      20,661
  General and administrative.................................................      29,322      37,579      34,403
  Depreciation and amortization..............................................      32,040      33,777      24,692
                                                                               ----------  ----------  ----------
                                                                                  121,951     130,930     102,050
                                                                               ----------  ----------  ----------
Service Operating Loss.......................................................     (36,014)    (37,089)     (9,016)
                                                                               ----------  ----------  ----------
Equipment Sales
  Revenue....................................................................       8,476      10,346      14,116
  Cost of equipment sold.....................................................       7,769       9,883      14,097
                                                                               ----------  ----------  ----------
Equipment Sales Income.......................................................         707         463          19
                                                                               ----------  ----------  ----------
Operating Loss...............................................................     (35,307)    (36,626)     (8,997)
                                                                               ----------  ----------  ----------
Investment and Other Income/(Expense)
  Investment loss in joint venture...........................................        (459)     (1,201)     (1,151)
  Interest income............................................................         128         259         175
  Other, net.................................................................          75          33         121
                                                                               ----------  ----------  ----------
                                                                                     (256)       (909)       (855)
                                                                               ----------  ----------  ----------
Loss Before Interest and Income Taxes........................................     (35,563)    (37,535)     (9,852)
Interest expense--affiliates.................................................      16,073       7,650       5,533
                                                                               ----------  ----------  ----------
Loss Before Income Taxes.....................................................     (51,636)    (45,185)    (15,385)
Income tax expense...........................................................      --             342         325
                                                                               ----------  ----------  ----------
Net Loss.....................................................................  $  (51,636) $  (45,527) $  (15,710)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted Average Common and Series A Common shares (000s) (See Note 2).......      20,111      20,048      20,017
Net Loss per Common and Series A Common share................................  $    (2.57) $    (2.27) $    (0.78)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
                                                                                            (DOLLARS IN THOUSANDS)
                                                      ASSETS
Current Assets
  Cash and cash equivalents...............................................................  $    3,058  $      557
  Temporary investments...................................................................          61         150
  Accounts receivable:
    Customers, net of reserves of $2,300 and $1,883, respectively.........................       9,051      12,639
    Other.................................................................................         224         234
  Inventory...............................................................................       6,851       8,548
  Prepaid expenses and other..............................................................       1,076       1,231
                                                                                            ----------  ----------
                                                                                                20,321      23,359
                                                                                            ----------  ----------
Investments
  Investment in joint venture.............................................................         185         193
  Marketable securities...................................................................         244         286
                                                                                            ----------  ----------
                                                                                                   429         479
                                                                                            ----------  ----------
Property, Plant and Equipment
  In service and under construction.......................................................     118,275     113,000
  Less accumulated depreciation...........................................................      75,045      61,528
                                                                                            ----------  ----------
                                                                                                43,230      51,472
                                                                                            ----------  ----------
Intangible Assets
  PCS licenses............................................................................      60,901      60,901
  Other intangibles, net of accumulated amortization of $21,227 and $17,543,
    respectively..........................................................................      10,959      14,681
                                                                                            ----------  ----------
                                                                                                71,860      75,582
                                                                                            ----------  ----------
Net Deferred Tax Asset....................................................................         313         313
                                                                                            ----------  ----------
Total Assets..............................................................................  $  136,153  $  151,205
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                                   LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
Current Liabilities
  Due to affiliates
    Accounts payable......................................................................  $    1,483  $    1,486
    Accrued interest......................................................................       1,527       1,169
  Accounts payable........................................................................         942       3,401
  Unearned revenue and deposits...........................................................       6,827      10,527
  Accrued taxes...........................................................................         477         357
  Accrued compensation....................................................................       3,551       1,266
  Other current liabilities...............................................................       2,521       2,841
                                                                                            ----------  ----------
                                                                                                17,328      21,047
                                                                                            ----------  ----------
Revolving Credit Agreement--TDS...........................................................     179,990     139,960
                                                                                            ----------  ----------
Common Shareholders' Equity
  Common shares, par value $1 per share; authorized 50,000,000 shares; issued and
    outstanding 7,645,446 shares in 1997 and 7,559,633 shares in 1996.....................       7,645       7,560
  Series A Common shares, par value $1 per share; authorized 50,000,000 shares; issued and
    outstanding 12,500,000 shares.........................................................      12,500      12,500
  Additional paid-in capital..............................................................      72,777      72,589
  Retained deficit........................................................................    (154,087)   (102,451)
                                                                                            ----------  ----------
                                                                                               (61,165)     (9,802)
                                                                                            ----------  ----------
Total Liabilities and Common Shareholders' Equity.........................................  $  136,153  $  151,205
                                                                                            ----------  ----------
                                                                                            ----------  ----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1997        1996        1995
                                                                                ----------  ----------  ----------
                                                                                      (DOLLARS IN THOUSANDS)
Cash Flows from Operating Activities
  Net loss....................................................................  $  (51,636) $  (45,527) $  (15,710)
  Add (deduct) adjustments to reconcile net loss to net cash (required)
    provided by operating activities:
  Depreciation and amortization...............................................      32,040      33,777      24,692
  Deferred income taxes, net..................................................      --              (6)        263
  Investment loss.............................................................         459       1,201       1,151
  Other noncash expense.......................................................         352       4,473       4,030
  Change in accounts receivable...............................................       3,598        (975)       (998)
  Change in accounts payable..................................................      (2,461)     (2,269)        167
  Change in unearned revenue..................................................      (3,700)       (302)        788
  Change in accrued taxes.....................................................         121         262        (281)
  Change in accrued interest..................................................         359      (1,222)      1,887
  Change in employee benefit obligations......................................      --          --          (2,096)
  Change in other assets and liabilities......................................       2,116        (186)       (104)
                                                                                ----------  ----------  ----------
                                                                                   (18,752)    (10,774)     13,789
                                                                                ----------  ----------  ----------
Cash Flows from Financing Activities
  Change in Revolving Credit Agreement--TDS...................................      40,030      45,437      67,548
  Common shares issued........................................................         273         149         268
                                                                                ----------  ----------  ----------
                                                                                    40,303      45,586      67,816
                                                                                ----------  ----------  ----------
Cash Flows from Investing Activities
  Additions to property, plant and equipment, net.............................     (18,624)    (32,517)    (26,527)
  Acquisitions, excluding cash acquired.......................................      --          --          (5,539)
  Investment in PCS licenses..................................................      --          (4,285)    (45,412)
  Other investments...........................................................        (558)     (1,297)     (2,131)
  Change in temporary investments and marketable securities...................         132        (436)     --
                                                                                ----------  ----------  ----------
                                                                                   (19,050)    (38,535)    (79,609)
                                                                                ----------  ----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents..........................       2,501      (3,723)      1,996
Cash and Cash Equivalents
  Beginning of period.........................................................         557       4,280       2,284
                                                                                ----------  ----------  ----------
  End of period...............................................................  $    3,058  $      557  $    4,280
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDERS' EQUITY

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1997         1996         1995
                                                                             -----------  -----------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
Common shares
  Balance at beginning of period...........................................  $     7,560  $     7,537  $     7,500
  Add Employee stock ownership plans.......................................           85           23           37
                                                                             -----------  -----------  -----------
  Balance at end of period.................................................  $     7,645  $     7,560  $     7,537
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Series A Common shares
  Balance at beginning of period...........................................  $    12,500  $    12,500  $    12,500
  Issued during the year...................................................      --           --           --
                                                                             -----------  -----------  -----------
  Balance at end of period.................................................  $    12,500  $    12,500  $    12,500
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Additional Paid-in Capital
  Balance at beginning of period...........................................  $    72,589  $    72,463  $    72,232
  Add Employee stock ownership plans.......................................          188          126          231
                                                                             -----------  -----------  -----------
  Balance at end of period.................................................  $    72,777  $    72,589  $    72,463
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Retained Deficit
  Balance at beginning of period...........................................  $  (102,451) $   (56,924) $   (41,214)
  Add Net loss.............................................................      (51,636)     (45,527)     (15,710)
                                                                             -----------  -----------  -----------
  Balance at end of period.................................................  $  (154,087) $  (102,451) $   (56,924)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. PROPOSED COMMON STOCK BUYBACK AND MERGER

    On December 23, 1997, American Paging,Inc. ("the Company") announced that its parent company, Telephone and Data Systems, Inc. ("TDS") had made an offer to the Company to negotiate and enter into a merger agreement pursuant to which TDS would acquire all of the issued and outstanding Common shares of the Company held by persons other than TDS (the "Minority Shareholders") for cash in an amount equal to $2.25 per Common share.

    The offer by TDS was made in connection with a definitive asset contribution agreement which TDS has entered into with TRS Paging, Inc. ("TSR"). In accordance with the terms of such asset contribution agreement, subject to consummation of the proposed merger, TDS and TSR will combine their respective paging businesses. TDS will contribute substantially all of the assets and certain liabilities of the Company and its subsidiaries, and TSR will contribute all of its assets and liabilities, to a limited liability company called TSR Wireless, LLC ("TSR Wireless"). TSR Wireless will not assume the approximately $180 million of debt owed by the Company to TDS. The asset contribution agreement provides that, subject to adjustment, TDS will have a 30% interest and TSR will have a 70% interest in the new company.

    TDS's offer was considered by a special committee of the Board of Directors of the Company, which consists of two independent directors of the Company. Following review of the offer by the special committee and negotiations between TDS and the special committee, TDS increased its offer to $2.50 per Common share. On February 10, 1998, the special committee approved the revised offer and recommended that the full Board of Directors of the Company approve the revised offer. As a result, on February 10, 1998, the Board of Directors of each of the Company and TDS approved a merger agreement providing for the acquisition by TDS (through a wholly-owned subsidiary ("TDS Sub")) of all of the issued and outstanding Common shares held by the Minority Shareholders for cash in an amount equal to $2.50 per Common share.

    Pursuant to the merger agreement, on February 18, 1998, TDS Sub commenced a tender offer for each of the Common shares held by the Minority Shareholders in exchange for $2.50 in cash. If, after the consummation of such tender offer, TDS is not the owner of at least 90% of the Common shares, TDS will convert some of its Series A Common shares of the Company into Common shares such that TDS will own at least 90% of the Common shares of the Company. In such event, the Board of Directors of TDS Sub will approve a merger of the Company with a subsidiary of TDS pursuant to the short-form merger procedures permitted under Delaware law. Approval of the merger by shareholders of the Company would not be required in such event. In the event TDS does not for any reason own at least 90% of the Common shares following such tender offer, TDS will cause the Company to call a special meeting of the shareholders to approve the merger agreement. In such event, the Company will prepare and distribute a proxy statement to shareholders. However, since TDS controls over 98% of the voting power of the Company, TDS has sufficient voting power in the Company to assure approval of the merger if a special meeting of shareholders is required for any reason.

    In either event, in such merger, all Minority Shareholders will receive $2.50 in cash for each Common share. Upon the effectiveness of such merger, the Common shares will be delisted from the American Stock Exchange and American Paging will become an indirect, wholly-owned subsidiary of TDS and cease to be a reporting company under the Securities and Exchanges Act of 1934.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    American Paging, Inc. is currently an 81.9%-owned subsidiary of Telephone and Data Systems, Inc.

    The Company provides local, statewide, regional and nationwide advanced, one-way digital wireless messaging communications services in 21 states and the District of Columbia. The Company offers local and regional paging coverage throughout the Midwest, the Mid-Atlantic, and in the states of Florida, Oklahoma, Texas, Arizona and Utah. Nationwide one-way and two-way paging services are offered through the Company's alliances with non-affiliated service providers. As of December 31, 1997, the Company had 811,100 units in service through 35 sales and service offices.

    PRINCIPLES OF CONSOLIDATION

    The accounting policies of the Company conform to generally accepted accounting principles. The consolidated financial statements include the accounts of American Paging, Inc. and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

    Certain amounts reported in prior years have been reclassified to conform to current period presentation.

    USE OF ESTIMATES

    The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    SERVICE REVENUE AND EQUIPMENT SALES

    Service revenue includes all regular monthly charges to customers for subscriber device rental and dispatch services. Rental and dispatch revenues are recognized in the month in which service is provided. Equipment sales revenue includes all charges for subscriber devices sold to customers.

    UNEARNED REVENUE AND DEPOSITS

    Unearned revenue and deposits primarily represent monthly charges to customers for subscriber device rental and dispatch services billed in advance. Such revenue is recognized in the following months when service is provided and deposits are applied against the customer's final bill.

    NET LOSS PER COMMON AND SERIES A COMMON SHARE

    The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," effective December 31, 1997. The implementation of SFAS No. 128 had no effect on reported Loss per Common and Series A Common share due to the current Net Loss. In 1997, 1996 and 1995, respectively, approximately 287,000, 189,000, and 280,000 stock options were not included in computing diluted Net loss per Common and Series A Common share because their effects were antidilutive.

    Net loss per Common and Series A Common share is computed by dividing Net loss by the weighted average number of Common and Series A Common shares outstanding during the periods.

    CASH AND CASH EQUIVALENTS, TEMPORARY INVESTMENTS AND MARKETABLE SECURITIES

    Cash and cash equivalents include cash and those short term, highly-liquid investments with original maturities of three months or less. Those investments with original maturities of more than three months and less than 12 months are classified as temporary investments and are stated at cost, which approximates market. Those investments with original maturities of more than 12 months are classified as marketable securities and are stated at amortized cost.

    INVENTORY

    Inventory consists of subscriber devices on hand. Subscriber device cost is determined by the average cost method.

    INVESTMENT IN JOINT VENTURE

    The Company has invested in a joint venture, American Messaging Services, LLC ("AMS"), with Nexus Telecommunications Systems, Ltd. of Israel ("Nexus"). AMS, a development stage entity, was formed to develop a patented communications network that provides two-way paging, location and telemetry service. The Company's 50% share of the net losses of the joint venture has been stated as Investment loss in joint venture in the Consolidated Statement of Operations. The Company stopped funding AMS as of June 30, 1997. As a result, the Company's interest in AMS will become diluted as Nexus contributes additional capital to the joint venture. (See Note 8--Legal Proceedings)

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at original cost. Depreciation is provided based on the straight-line method over the estimated useful lives of the assets, which range from two to five years.

    Property, plant and equipment is composed of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Subscriber devices....................................................  $   41,059  $   39,714
Terminals and transmitters............................................      48,181      44,251
Computer equipment....................................................      16,402      16,595
Furniture and fixtures................................................      10,515      10,314
Other.................................................................       2,118       2,126
                                                                        ----------  ----------
  Subtotal............................................................     118,275     113,000
Less accumulated depreciation.........................................      75,045      61,528
                                                                        ----------  ----------
  Total...............................................................  $   43,230  $   51,472
                                                                        ----------  ----------
                                                                        ----------  ----------

    See Note 6--Commitments for a discussion of property leased by the Company.

    INTANGIBLE ASSETS

    The Company has capitalized certain start-up costs in connection with the development and acquisition of paging systems. Costs of developing new paging systems are deferred pending the outcome of license applications which grant authority to provide paging services in a particular area. Upon acceptance of the application the Company amortizes these deferred start-up costs over a period of ten years commencing with the date of commercial operation. If the application is not granted, all costs incurred are charged to expense in the current period. In the case of trades for or acquisitions of operating paging systems, certain costs are included in other intangible assets. Covenants not to compete are amortized over the term of the agreements. Goodwill is amortized over a period of 25 years. Customer lists are amortized over a period of five years.

    Other intangible assets are composed of the following:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1997       1996
                                                                         ---------  ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Customer lists.........................................................  $  15,406  $  15,411
Deferred start-up costs................................................      5,755      5,748
Goodwill...............................................................      6,559      6,599
Covenants not to compete...............................................      2,409      2,409
Other..................................................................      2,057      2,057
                                                                         ---------  ---------
  Subtotal.............................................................     32,186     32,224
Less accumulated amortization..........................................     21,227     17,543
                                                                         ---------  ---------
  Total................................................................  $  10,959  $  14,681
                                                                         ---------  ---------
                                                                         ---------  ---------

    In November 1994, the Company was the successful bidder for five regional narrowband Personal Communications Services ("PCS") licenses, providing coverage equivalent to that of a nationwide license, at auction by the Federal Communications Commission ("FCC"). The FCC granted the licenses in May 1995. The Company's cost of the licenses aggregated $53.6 million. The Company also capitalized $1.7 million of start-up costs in connection with the development of the narrowband PCS licenses.

    Pursuant to SFAS No. 34, American Paging capitalized interest on the borrowings for the purchase of these licenses while it undertook development activities. Interest capitalized for the year ended December 31, 1995 was $1.4 million. Interest capitalized for the nine months ended September 30, 1996 was $4.2 million. Effective October 1, 1996, the Company stopped capitalizing interest as the Company suspended the development of its narrowband PCS licenses pending commercial availability of the supporting infrastructure and related subscriber device equipment.

    OTHER CURRENT LIABILITIES

    Other current liabilities at December 31, 1997 and 1996 includes primarily accrued invoices for subscriber device orders as well as various accrued expenses. Other current liabilities at December 31, 1996 also includes accrued restructuring expenses of $1.3 million.

    RESTRUCTURING

    American Paging began restructuring its sales and operating areas during the third quarter of 1995 which continued throughout 1996. During 1995, the Company recorded restructuring-related expense totaling $2.9 million, primarily for employee severance payments, lease costs and consulting fees of $2.1 million included in general and administrative expense. In addition, approximately $800,000 in depreciation expense was recorded during 1995 for the reduction in the useful lives of fixed assets which were no longer required upon completion of the restructuring.

    During 1996, the Company recorded restructuring-related expense totaling $9.3 million, primarily for additional depreciation related to obsolete inventory of $2.8 million and the write-off of the customer management and billing system of $2.2 million. Also recorded were accruals for other restructuring costs included in general and administrative expense of $4.0 million.

    SUPPLEMENTAL CASH FLOW DISCLOSURES

    The Company acquired three paging companies in 1995. In conjunction with these acquisitions, the following assets were acquired and liabilities assumed:

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
                                                                                (DOLLARS IN
                                                                                THOUSANDS)
Goodwill...................................................................      $   2,193
Customer lists.............................................................          2,022
Licenses...................................................................            775
Covenants not to compete...................................................            500
Property, plant and equipment..............................................            216
Accounts receivable........................................................            181
Inventory..................................................................            103
Advance billings and customer deposits.....................................           (123)
Unearned revenue...........................................................           (330)
Other assets and liabilities, excluding cash acquired......................              2
                                                                                    ------
Decrease in cash due to acquisitions.......................................      $   5,539
                                                                                    ------
                                                                                    ------

    The following table summarizes interest and income taxes paid.

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1997       1996       1995
                                                                ---------  ---------  ---------
                                                                    (DOLLARS IN THOUSANDS)
Interest paid to affiliates...................................  $  15,715  $  13,039  $   3,645
Income taxes paid.............................................  $  --      $      96  $     205
                                                                ---------  ---------  ---------

    Other noncash expenses included in the statements of cash flows consist primarily of lost pager expense of $350,000, $2.9 million and $2.4 million for the years ended December 31, 1997, 1996 and 1995, respectively, and restructuring expense of $1.5 million and $1.7 million for the years ended December 31, 1996 and 1995, respectively.

3. INCOME TAXES

    The Company is included in a consolidated federal income tax return with other members of the TDS consolidated group.

    TDS and American Paging entered into a Tax Allocation Agreement (the "Agreement") which provides that American Paging and its subsidiaries be included in a consolidated federal income tax return and in state income or franchise tax returns in certain situations with the TDS affiliated group. American Paging and its subsidiaries calculate their losses and credits as if they comprised a separate affiliated group. Under the Agreement, American Paging is able to carry forward its losses and credits and use them to offset any future income tax liabilities to TDS. The amount of federal net operating loss carry forward available to offset future taxable income aggregated $106.1 million at December 31, 1997 and expires between 2010 and 2012. The amount of state net operating loss carry forward available to offset future taxable income aggregated $111.1 million at December 31, 1997 and expires between 1998 and 2012.

    Income tax expense is summarized as follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                                     -------------------------------
                                                                       1997       1996       1995
                                                                     ---------  ---------  ---------
                                                                         (DOLLARS IN THOUSANDS)
Federal income taxes:
  Current..........................................................  $  --      $  --      $     (39)
  Deferred.........................................................     --         --             60
State income taxes:
  Current..........................................................     --            348        101
  Deferred.........................................................     --             (6)       203
                                                                     ---------  ---------  ---------
Income tax expense.................................................  $  --      $     342  $     325
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    The components of the Company's noncurrent deferred tax assets and liabilities are summarized as follows:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1997       1996
                                                                         ---------  ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Deferred tax asset:
  Net operating loss carryforwards.....................................  $  45,248  $  24,797
  Property, plant and equipment........................................      4,549        831
  Deferred charges.....................................................      4,399      3,295
  Unearned revenue.....................................................      1,448      2,482
  AMT credit carryforward..............................................        313        313
  Other................................................................        202        417
                                                                         ---------  ---------
                                                                            56,159     32,135
  Less: valuation allowance............................................    (49,090)   (26,683)
                                                                         ---------  ---------
    Total deferred tax asset...........................................      7,069      5,452
                                                                         ---------  ---------
Deferred tax liability:
  Licenses.............................................................      6,756      5,139
                                                                         ---------  ---------
    Net deferred tax asset.............................................  $     313  $     313
                                                                         ---------  ---------
                                                                         ---------  ---------

    A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance primarily for the federal and state net operating loss carryforwards that may expire before they are utilized. The valuation allowance increased by $22.4 million and $17.3 million in 1997 and 1996, respectively. At December 31, 1997, the Company had $313,000 of federal alternative minimum tax ("AMT") credit carryforwards available to offset regular income tax payable in future years.

    The statutory federal income tax rate is reconciled to the Company's effective income tax rate from net loss before the cumulative effect of a change in accounting principle below:

                                                                            YEAR ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
Statutory federal income tax rate.....................................       35.0%      35.0%      35.0%
State income taxes, net of federal benefit............................     --           (0.8)      (2.0)
Federal deferred tax asset adjustment.................................      (35.7)     (36.6)     (36.0)
Other, net............................................................        0.7        1.6        0.9
                                                                        ---------  ---------  ---------
Effective tax rate....................................................        0.0%      (0.8)%      (2.1)%
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

4. REVOLVING CREDIT AGREEMENT

    The Company has unsecured notes payable to TDS and Telecommunications Technologies Fund, Inc., a wholly owned subsidiary of TDS, pursuant to a Revolving Credit Agreement.

    The Company entered into the Revolving Credit Agreement with TDS effective January 1, 1994, at which date all of the outstanding obligations of the Company to TDS were incorporated thereunder. Pursuant to the Revolving Credit Agreement, as amended effective January 13, 1998, the Company may borrow up to an aggregate of $185 million from TDS, at an interest rate equal to 1 1/2% above the prime rate announced from time to time by the LaSalle National Bank of Chicago (for a rate of 10.0% at December 31, 1997) on the unpaid principal amount. Interest is payable on demand on any overdue principal or overdue installment of interest at a rate equal to 3 1/2% above such prime rate. Interest on the balance due under the Revolving Credit Agreement is payable quarterly and no principal is payable until the earlier of January 1, 1999, or six months after such time as TDS's ownership of the Company falls below 70%, subject to acceleration under certain circumstances, at which time the entire principal balance due under the Revolving Credit Agreement then outstanding is scheduled to become due and payable.

    During 1996, the Company determined that it was in violation of a covenant under the Revolving Credit Agreement with TDS relating to maintaining a certain ratio of equity to liabilities. The Company obtained a waiver of the covenant from TDS through January 1, 1999. In absence of such waiver, the entire amount outstanding under the Revolving Credit Agreement would have become immediately due and payable at the discretion of TDS.

    Subject to provisions of the asset contribution agreement between TDS and TSR, TDS agreed to fund the Company's construction and operating resource needs through the closing of the agreement which is expected to occur in the first half of 1998.

5. RELATED PARTY TRANSACTIONS

    The Company is billed for all services it receives from TDS and its affiliates, consisting primarily of information processing and general management services. Such billings are based on expenses specifically identified to the Company and on allocations of common expenses. Such allocations are based on the relationship of the Company's assets, employees, investment in plant and expenses to the total assets, employees, investment in plant and expenses of TDS. Management believes the method used to allocate common expenses is reasonable.

    TDS and certain of its affiliates provided the Company with centralized management, accounting, engineering, billing and data processing services aggregating $6.1 million, $5.9 million and $5.8 million in 1997, 1996 and 1995, respectively.

    The Company has a Cash Management Agreement with TDS under which the Company may from time to time deposit its excess cash with TDS for investment under TDS's Cash Management program. Deposits made under the agreement are generally available to the Company on demand and bear interest each month equal to the daily weighted average rate earned on all securities held on behalf of the participants in the program. For financial reporting purposes, the Company reports its proportionate amount of cash, temporary investments and marketable securities invested in the program.

6. COMMITMENTS

    According to provisions of the asset contribution agreement between TDS and TSR, TDS agreed to fund capital expenditures of the Company up to $20.5 million for 1998. The capital expenditures are for purchases of subscriber devices, enhancements to existing systems and construction of new systems. Upon completion of the merger between TDS and TSR, which is expected to occur in the first half of 1998, TSR may, at its discretion, reduce the level of capital expenditures.

    The Company and its subsidiaries lease office and transmitter sites at various locations in the United States under operating leases. Future minimum rental payments required under operating leases that have noncancelable lease terms in excess of one year, as of December 31, 1997, are as follows:

                                                                          MINIMUM FUTURE RENTAL
                                                                                PAYMENTS
                                                                          ---------------------
                                                                               (DOLLARS IN
                                                                               THOUSANDS)
1998....................................................................        $   2,836
1999....................................................................            2,403
2000....................................................................            1,705
2001....................................................................            1,148
2002....................................................................              768
Thereafter..............................................................            1,759

    Rent expense totaled $7.0 million, $6.7 million and $5.7 million in 1997, 1996 and 1995, respectively.

7. COMMON STOCK

    EMPLOYEE BENEFIT PLANS

    The following table summarizes Common shares issued for the year ended December 31, 1997, 1996 and 1995 for the employee benefit plans described below:

                                                                       YEAR ENDED DECEMBER 31
                                                                   -------------------------------
                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Common shares:
Tax deferred savings plan........................................     72,698     18,970     31,453
Employee stock purchase plan.....................................     13,115      3,732      5,478
                                                                   ---------  ---------  ---------
                                                                      85,813     22,702     36,931
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    TAX-DEFERRED SAVINGS PLAN

    The Company has reserved 150,000 Common shares for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions in American Paging Common shares, TDS Common shares, United States Cellular Corporation (an 81.1%-owned subsidiary of
TDS) Common shares, Aerial Communications, Inc. (an 82.5%-owned subsidiary of
TDS) Common shares or five non-affiliated funds. During 1997, 1996 and 1995, the Company issued 72,698, 18,970 and 31,453 Common shares under this plan, respectively.

    EMPLOYEE STOCK PURCHASE PLAN

    During 1996 and 1995, the Company issued 3,732 and 5,478 Common shares, respectively, to employees under the 1994 Employee Stock Purchase Plan ("1994 ESPP"). The termination date of this plan was December 31, 1996. During 1996, the 1997 Employee Stock Purchase Plan ("1997 ESPP") was approved which became effective January 1, 1997. The Company reserved 100,000 Common shares for sale to employees of American Paging and its subsidiaries under the 1997 ESPP. During 1997, the Company issued 13,115 Common shares under the 1997 ESPP.

    EMPLOYEE STOCK OPTION PLAN

    The Company has reserved 700,000 Common shares for sale to officers and employees through stock options in connection with the 1994 Long-Term Incentive Plan (the "1994 Plan"), as amended and restated as of April 1, 1996. As of December 31, 1997, no shares had been issued under the 1994 Plan. The options are exercisable over a specified period not in excess of ten years. The options expire from 2000 to 2006, or the date of the employee's termination of employment, if earlier.

    The Company accounts for stock options and employee stock purchase plans under Accounting Principles Board Opinion No. 25. No compensation costs have been recognized for these plans. Had compensation cost for all plans been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation," the Company's Net loss and Net loss per Common and Series A Common share would have been the following pro forma amounts:

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                            1997        1996        1995
                                                         ----------  ----------  ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                   SHARE AMOUNTS)
Net loss...............................  As reported     $  (51,636) $  (45,527) $  (15,710)
                                         Pro forma          (51,767)    (45,639)    (15,746)
Net loss per
  Common and Series A Common share.....  As reported     $    (2.57) $    (2.27) $    (0.78)
                                         Pro forma            (2.57)      (2.28)      (0.79)
                                                         ----------  ----------  ----------

    Because the method of accounting prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    A summary of the status of the Company's stock option plan as of December 31, 1997, 1996 and 1995, and changes during the years then ended is presented in the following table:

                                                                        WEIGHTED      WEIGHTED
                                                          NUMBER OF      AVERAGE       AVERAGE
                                                           SHARES     OPTION PRICES  FAIR VALUES
                                                         -----------  -------------  -----------
STOCK OPTIONS:
Outstanding--January 1, 1995 ..........................     282,500     $   14.00
  (no shares exercisable)
    Granted............................................      85,500     $    7.58     $    4.02
    Cancelled..........................................     (88,500)    $   14.00
Outstanding--December 31, 1995 ........................     279,500     $   12.04
  (42,000 shares exercisable)
    Granted............................................      33,000     $    6.73     $    3.43
    Cancelled..........................................    (123,875)    $   11.43
Outstanding--December 31, 1996 ........................     188,625     $   11.49
  (88,400 shares exercisable)
    Granted............................................     226,022     $    5.06     $    1.87
    Cancelled..........................................    (127,575)    $    8.83
Outstanding--December 31, 1997 ........................     287,072     $    7.35
  (104,322 shares exercisable)

    The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rates of 6.1%, 5.6% and 7.6%; expected dividend yield of 0.0% for all three years; expected lives of 3.6 years, 7.4 years and 5.5 years; and expected volatility of 39.2%, 38.6% and 38.6%.

    In accordance with provisions of the 1994 ESPP, shares issued in 1996 and 1995 under the 1994 ESPP were issued at 100% of the fair market value as this was below the offering price as of the grant date on October 1, 1994. In accordance with provisions of the 1997 ESPP, shares issued in 1997 under the 1997 ESPP were issued at 100% of the fair market value as this was below the offering price of the grant date on January 1, 1997. As a result, there is no compensation cost to be recognized under SFAS No. 123 for these shares.

    SERIES A COMMON SHARES

    The holders of Common shares are entitled to one vote per share. The holders of Series A Common shares are entitled to fifteen votes per share. Series A Common shares are convertible on a share-for-share basis into Common shares. As of December 31, 1997, all of the Company's Series A Common shares were held by TDS.

8. LEGAL PROCEEDINGS

    On February 3, 1998, Nexus Telecommunications Systems, Ltd. ("Nexus") filed a claim for arbitration with the American Arbitration Association in New York, New York. The statement of claim alleges that the Company has damaged Nexus' business and has breached fiduciary duties to Nexus related to American Messaging Services, LLC joint venture agreement between Nexus and the Company. The statement of claim seeks (i) an award declaring that the joint venture agreement has been terminated; (ii) an award in the amount of at least $41,850,000 in gross profit on lost equipment sales and $50,872,500 in usage fees (prior to discounting to present value); (iii) an award reimbursing Nexus for one-half of an unspecified amount of royalties claimed to have been paid by Nexus; (iv) an award for unspecified amount of joint venture costs from December 31, 1996 through June 30, 1997; (v) punitive damages in amount to be determined by the arbitration panel; (vi) interest, costs and attorneys' fees; and (vii) such other relief as the arbitration panel may deem to be warranted. The Company intends to vigorously defend against this claim.

                   SELECTED CONSOLIDATED FINANCIAL STATEMENTS

                                                                     YEAR ENDED OR AT DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1997        1996        1995        1994        1993
                                                       ----------  ----------  ----------  ----------  ----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE, PER UNIT AND PER
                                                                           EMPLOYEE AMOUNTS)
Operating Data
  Service revenue....................................  $   85,937  $   93,841  $   93,034  $   77,520  $   64,384
  Equipment sales revenue............................       8,476      10,346      14,116      14,545      10,979
  Operating loss.....................................     (35,307)    (36,626)     (8,997)       (169)       (721)
  Net loss before cumulative effect of a change in
    accounting principle.............................     (51,636)    (45,527)    (15,710)     (1,332)     (3,058)
  Cumulative effect of a change in accounting
    principle........................................      --          --          --          --            (178)
  Net loss...........................................  $  (51,636) $  (45,527) $  (15,710) $   (1,332) $   (3,236)
  Weighted average Common and Series A Common shares
    (000s)(1)........................................      20,111      20,048      20,017      19,621      16,500
  Loss per Common and Series A Common share:
    Before cumulative effect of a change in
      accounting principle...........................  $    (2.57) $    (2.27) $    (0.78) $    (0.07) $    (0.19)
    Cumulative effect of a change in accounting
      principle......................................      --          --          --          --           (0.01)
    Net loss.........................................  $    (2.57) $    (2.27) $    (0.78) $    (0.07) $    (0.20)
  Effective tax rate.................................         0.0%       (0.8)%       (2.1)%       37.0%       31.8%
Other Data
  Operating cash flow (Earnings before interest,
    taxes, depreciation and amortization) (2)........  $   (3,267) $   (2,849) $   15,695  $   17,009  $   12,671
  Operating cash flow margin (2).....................      (3.8)%      (3.0)%       16.9%       21.9%       19.7%
Balance Sheet Data
  Working capital (3)................................  $    2,993  $    2,312  $   (3,949) $  (42,008) $  (41,811)
  Property, plant and equipment, net.................      43,230      51,472      59,452      53,661      43,083
  Intangible assets, net.............................      71,860      75,582      76,220      71,258       9,862
  Total assets.......................................     136,153     151,205     159,149     147,056      75,225
  Revolving Credit Agreement--TDS....................     179,990     139,960      94,523      28,113      --
  Common shareholders' equity........................  $  (61,165) $   (9,802) $   35,576  $   51,018  $    7,769
Other Company Statistics
  Customer units in service..........................     811,100     777,400     784,500     652,800     460,900
  Average monthly service revenue per unit
    ("ARPU").........................................  $     9.17  $     9.88  $    10.57  $    11.92  $    13.65
  Average monthly operating cost per unit............  $     6.09  $     6.77  $     6.44  $     7.27  $     8.61
  Subscriber devices in service per employee.........       1,305         893       1,007         853         685
  Average monthly service revenue per employee.......  $   11,166  $    8,980  $   12,457  $   10,171  $    9,388
  Transmitters in service............................       1,049       1,048       1,018         943         685
  Capital expenditures...............................  $   18,624  $   28,940  $   35,107  $   27,403  $   24,813
  Average monthly disconnect rate ("churn")..........        2.6%        3.1%        2.5%        2.6%        2.9%
  Current ratio......................................         1.2         1.2         0.9         0.3         0.3

------------------------

(1) Weighted average Common and Series A Common shares outstanding give retroactive effect to the recapitalization in conjunction with the Company's 1994 initial public offering, as if this transaction had occurred at January 1, 1993.

(2) Although operating cash flow and operating cash flow margin are commonly used as measures of performance in the paging industry and by financial analysts and others who follow the industry, they should not be considered in isolation or used as performance and liquidity measures pursuant to generally accepted accounting principles.

(3) Working capital includes Due to FCC--PCS licenses of $42.9 million at December 31, 1994. Working capital includes Notes payable--affiliates of $44.4 million at December 31, 1993.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of
Directors of American Paging, Inc.:

    We have audited the accompanying consolidated balance sheets of American Paging, Inc. (a Delaware corporation) and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Paging, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois

January 28, 1998 (except with respect to the matters discussed in paragraphs three, four and five of Note 1;
and in Note 8, as to which the date is February 18, 1998)

                   CONSOLIDATED QUARTERLY INCOME INFORMATION
                                  (UNAUDITED)

                                                                                    QUARTER ENDED
                                                                    ----------------------------------------------
                                                                     MARCH 31    JUNE 30     SEPT. 30    DEC. 31
                                                                    ----------  ----------  ----------  ----------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                       AMOUNTS)
1997
  Service revenue.................................................  $   22,310  $   21,684  $   21,118  $   20,825
  Operating loss..................................................      (8,411)     (7,129)     (9,305)    (10,462)
  Net loss........................................................  $  (12,129) $  (11,260) $  (13,395) $  (14,852)
  Weighted average Common and Series A Common shares (000s).......      20,080      20,100      20,119      20,139
  Loss per Common and Series A Common share.......................  $    (0.60) $    (0.56) $    (0.67) $    (0.74)

1996
  Service revenue.................................................  $   23,708  $   23,493  $   23,766  $   22,784
  Restructuring charges...........................................         778       1,465       7,087      --
  Operating loss..................................................      (4,086)     (6,567)    (16,694)     (9,279)
  Net loss........................................................  $   (5,344) $   (8,340) $  (18,636) $  (13,207)
  Weighted average Common and Series A Common shares (000s).......      20,041      20,047      20,050      20,053
  Loss per Common and Series A Common share.......................  $    (0.27) $    (0.42) $    (0.93) $    (0.66)

                           SHAREHOLDER'S INFORMATION

AMERICAN PAGING STOCK AND DIVIDEND INFORMATION

    The Company's Common shares are listed on the American Stock Exchange under the symbol "APP" and in the newspapers as "AmPaging." As of February 11, 1998, the Company's Common shares were held by 111 record owners. All of the Series A Common shares were held by TDS. No public trading market exists for the Series A Common shares, but the Series A Common shares are convertible on a share-for-share basis into Common shares.

    The high and low sales prices of the Common shares as reported by the American Stock Exchange were as follows:

                                                                                                 COMMON SHARES
                                                                                              --------------------
CALENDAR PERIOD                                                                                 HIGH        LOW
--------------------------------------------------------------------------------------------  ---------  ---------
1997
First Quarter...............................................................................  $   5.125  $   3.438
Second Quarter..............................................................................      4.000      1.313
Third Quarter...............................................................................      3.125      1.500
Fourth Quarter..............................................................................      2.875      1.875

1996
First Quarter...............................................................................  $   7.375  $   6.250
Second Quarter..............................................................................     10.000      6.500
Third Quarter...............................................................................      7.563      5.500
Fourth Quarter..............................................................................      6.125      4.625

    The Company has never paid any cash dividends and currently intends to retain any future earnings for use in the Company's business. In addition, the Revolving Credit Agreement with TDS prohibits the payment of dividends on the Company's Common shares and Series A Common shares, except to the extent of one-half of the cumulative consolidated net income, if any, of the Company for the period after December 31, 1993.

    Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Common Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                         HARRIS TRUST AND SAVINGS BANK

       BY MAIL:                BY FACSIMILE            BY HAND/BY OVERNIGHT
   c/o Harris Trust           TRANSMISSION:                  DELIVERY:
        Company               (212) 701-7636         c/o Harris Trust Company
      of New York         CONFIRM BY TELEPHONE:             of New York
  Wall Street Station         (212) 701-7624              Receive Window
     P.O. Box 1023                                       Wall Street Plaza
New York, NY 10268-1023                             88 Pine Street, 19th Floor
                                                        New York, NY 10005

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                      The Information Agent for the Offer is:

                                     [LOGO]

                                156 Fifth Avenue
                               New York, NY 10010
                        Banks and Brokers Call Collect:
                                 (212) 929-5500
                           All Others Call Toll Free:
                                 (800) 322-2885

                      The Dealer Manager for the Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION
                             Eleven Madison Avenue
                            New York, NY 10010-3629
                         Call Toll Free (800) 881-8320